Exhibit 10.4
Execution Copy

CREDIT AGREEMENT
among
FAIRPOINT COMMUNICATIONS, INC.,
NORTHERN NEW ENGLAND SPINCO INC.,
VARIOUS LENDING INSTITUTIONS,
BANK OF AMERICA, N.A.,
as SYNDICATION AGENT,
MORGAN STANLEY SENIOR FUNDING, INC.
and
DEUTSCHE BANK SECURITIES INC.,
as CO-DOCUMENTATION AGENTS,
and
LEHMAN COMMERCIAL PAPER INC.,
as ADMINISTRATIVE AGENT

Dated as of March 31, 2008

LEHMAN BROTHERS INC.
and
BANC OF AMERICA SECURITIES LLC,
as JOINT LEAD ARRANGERS,
and
LEHMAN BROTHERS INC.,
BANC OF AMERICA SECURITIES LLC,
and
MORGAN STANLEY SENIOR FUNDING, INC.,
as JOINT BOOK RUNNING MANAGERS

(i)

(ii)

(iii)

(iv)

Page

11.09 Counterparts	119
11.10 Headings Descriptive	119
11.11 Amendment or Waiver	119
11.12 Survival	121
11.13 Domicile of Loans	121
11.14 Confidentiality	121
11.15 Lender Register	122
11.16 Patriot Act Notice	1

(v)

          CREDIT AGREEMENT, dated as of March 31, 2008, among FAIRPOINT COMMUNICATIONS, INC., a Delaware corporation (“FairPoint”), NORTHERN NEW ENGLAND SPINCO INC., a Delaware corporation (“Spinco”), the Lenders from time to time party hereto, BANK OF AMERICA, N.A., as Syndication Agent (in such capacity, the “Syndication Agent”), MORGAN STANLEY SENIOR FUNDING, INC. and DEUTSCHE BANK SECURITIES INC., as Co-Documentation Agents (in such capacity, each, a “Co-Documentation Agent” and, collectively, the “Co-Documentation Agents”), and LEHMAN COMMERCIAL PAPER INC., as Administrative Agent (in such capacity, the “Administrative Agent” and, together with the Syndication Agent and the Co-Documentation Agents, collectively, the “Agents”). As used herein, the term “Borrower” shall mean (i) prior to the Merger, each of FairPoint and Spinco and (ii) from and after the Merger, FairPoint.
WITNESSETH:
          WHEREAS, subject to and upon the terms and conditions set forth herein, the Lenders are willing to make available to the Borrower the respective credit facilities provided for herein;
          NOW, THEREFORE, IT IS AGREED:
          SECTION 1. Amount and Terms of Credit.
          1.01 Commitments. Subject to and upon the terms and conditions set forth in this Agreement, each Lender severally agrees to make and/or continue a loan or loans (each, a “Loan” and, collectively, the “Loans”) to the Borrower, as set forth below:
          (a) Loans under the A Term Facility (each, an “A Term Loan” and, collectively, the “A Term Loans”) (i) shall be made by each Lender with an A Term Commitment pursuant to two separate drawings on the Closing Date, consisting of (A) a drawing by Spinco of A Term Loans in an amount not to exceed the Initial Term Loan Draw less any amounts made available to Spinco pursuant to Section 1.01(b)(i)(A) and (B) a drawing by FairPoint of A Term Loans in an amount not to exceed the amount of the A Term Facility less any amounts made available to Spinco pursuant to Section 1.01(a)(i)(A), and (ii) except as hereinafter provided, may, at the option of the Borrower, be incurred and maintained as, and/or converted into or continued as, Base Rate Loans or Eurodollar Loans; provided that all A Term Loans made as part of the same Borrowing shall, unless specifically provided herein, consist of A Term Loans of the same Type and (y) unless the Administrative Agent has determined that the Syndication Date has occurred (at which time this clause (y) shall no longer be applicable), no more than three Borrowings of A Term Loans to be maintained as Eurodollar Loans may be incurred prior to the 90th day after the Closing Date (or, if later, the last day of the Interest Period applicable to the third Borrowing of Eurodollar Loans referred to below), each of which Borrowings of Eurodollar Loans may only have an Interest Period of one month. Once prepaid or repaid, A Term Loans may not be reborrowed.
          (b) Loans under the Initial B Term Facility (each, an “Initial B Term Loan” and, collectively, the “Initial B Term Loans”) (i) shall be made by each Lender with an Initial B Term Commitment pursuant to two separate drawings on the Closing Date, consisting of (A) a drawing by Spinco of Initial B Term Loans in an amount not to exceed the Initial Term Loan Draw less any amounts made available to Spinco pursuant to Section 1.01(a)(i)(A) and (B) a drawing by FairPoint of Initial B Term Loans in an amount not to exceed the amount of the Initial B Term Loan Facility less any amounts made available to Spinco pursuant to Section 1.01(b)(i)(A), and (ii) except as hereinafter provided, may, at the option of the Borrower, be incurred and maintained as, and/or converted into or continued as, Base Rate Loans or Eurodollar Loans; provided that all Initial B Term Loans made as part of the same Borrowing shall, unless specifically provided herein, consist of Initial B Term Loans of the same Type and (y) unless the Administrative Agent has determined that the Syndication Date has occurred (at which time this clause (y) shall no longer be applicable), no more than three Borrowings of Initial B Term Loans to be maintained as Eurodollar Loans may be incurred prior to the 90th day after the Closing Date (or, if later, the last day of the Interest Period applicable to the third Borrowing of Eurodollar Loans referred to below), each of which Borrowings of Eurodollar Loans may only have an Interest Period of one month. Once prepaid or repaid, Initial B Term Loans may not be reborrowed.
          (c) Loans under the Delayed-Draw B Term Facility (each, a “Delayed-Draw B Term Loan” and, collectively, the “Delayed-Draw B Term Loans”) (i) shall be made to the Borrower by each Lender with a Delayed-Draw B Term Commitment pursuant to one or more drawings during the period commencing on the Closing Date and ending on the first anniversary of the Closing Date for the purposes described in Section 5.05(d), (ii) except as hereinafter provided, shall, at the option of the Borrower, be initially incurred as Eurodollar Loans or Base Rate Loans and, immediately after such incurrence, be converted into, continued as and included within the definition of Initial B Term Loans under this Agreement in accordance with the requirements of Section 1.06(b) and subject to the provisions of Section 1.01(b)(ii) and (iii) shall not exceed in aggregate principal amount for any Lender in respect of any incurrence of Delayed-Draw B Term Loans the Delayed-Draw B Term Commitment, if any, of such Lender as in effect immediately prior to such incurrence. Once prepaid or repaid, Delayed-Draw B Term Loans may not be reborrowed.
          (d) Loans under the Revolving Facility (each, an “RF Loan” and, collectively, the “RF Loans”) (i) shall be made to the Borrower at any time and from time to time on and after the Closing Date and prior to the RF Maturity Date, (ii) except as hereinafter provided, may, at the option of the Borrower, be incurred and maintained as, and/or converted into or continued as, Base Rate Loans or Eurodollar Loans; provided that (x) all RF Loans made as part of the same Borrowing shall, unless otherwise specifically provided herein, consist of RF Loans of the same Type and (y) unless the Administrative Agent has determined that the Syndication Date has occurred (at which time this clause (y) shall no longer be applicable), no more than three Borrowings of RF Loans to be maintained as Eurodollar Loans may be incurred prior to the 90th day after the Closing Date (or, if later, the last day of the Interest Period applicable to the third Borrowing of Eurodollar Loans referred to below), each of which Borrowings of Eurodollar Loans may only have an Interest Period of one month, (iii) may be repaid and reborrowed in accordance with the provisions hereof, and (iv) shall not exceed (giving effect to any incurrence thereof and the use of the proceeds of such incurrence) for any Lender in aggregate principal amount at any time outstanding that amount which, when added to such Lender’s Percentage of the sum of (x) the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of RF Loans) at such time and (y) the outstanding principal amount of Swingline Loans (exclusive of Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of RF Loans) at such time, equals the Available Revolving Commitment, if any, of such Lender at such time.
          (e) Subject to and upon the terms and conditions herein set forth, the Swingline Lender agrees to make at any time and from time to time after the Closing Date and prior to the Swingline Expiry Date, a loan or loans to the Borrower (each, a “Swingline Loan,” and, collectively the “Swingline Loans”), which Swingline Loans (i) shall be made and maintained as Base Rate Loans, (ii) may be repaid and reborrowed in accordance with the provisions hereof, (iii) shall not exceed in aggregate principal amount at any time outstanding, when combined with the aggregate principal amount of all RF Loans then outstanding (exclusive of RF Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Swingline Loans) and the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Swingline Loans) at such time, an amount equal to the Total Revolving Commitment then in effect and (iv) shall not exceed in aggregate principal amount at any time outstanding the Maximum Swingline Amount. Notwithstanding anything to the contrary contained in this Section 1.01(e), (i) the Swingline Lender shall not be obligated to make or maintain any Swingline Loans at a time when a Lender Default exists with respect to an RF Lender unless the Swingline Lender has entered into arrangements satisfactory to it and the Borrower to eliminate the Swingline Lender’s risk with respect to the Defaulting Lender’s or Defaulting Lenders’ participation in such Swingline Loans, including by cash collateralizing such Defaulting Lender’s or Defaulting Lenders’ Percentage of the outstanding Swingline Loans, and (ii) the Swingline Lender shall not make any Swingline Loan after it has received written notice from the Borrower, any other Credit Party or the Required Lenders stating that a Default or an Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice (A) of rescission of all such notices from the party or parties originally delivering such notice or notices or (B) of the waiver of such Default or Event of Default by the Required Lenders.
          (f) On any Business Day, the Swingline Lender may, in its sole discretion, give notice to the RF Lenders that its outstanding Swingline Loans shall be funded with a Borrowing of RF Loans (provided that each such notice shall be deemed to have been automatically given upon the occurrence of an Event of Default under Section 8.05 or upon the exercise of any of the remedies provided in the last paragraph of Section 8), in which case a Borrowing of RF Loans constituting Base Rate Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all RF Lenders pro rata based on each RF Lender’s Percentage, and the proceeds thereof shall be applied directly to repay the Swingline Lender for such outstanding Swingline Loans. Each RF Lender hereby irrevocably agrees to make Base Rate Loans upon one Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the Swingline Lender notwithstanding: (i) that the amount of the Mandatory Borrowing may not comply with the Minimum Borrowing Amount otherwise required hereunder, (ii) whether any conditions specified in Section 4.02 are then satisfied, (iii)

whether a Default or an Event of Default has occurred and is continuing, (iv) the date of such Mandatory Borrowing and (v) the amount of the Total Revolving Commitment at such time. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code in respect of the Borrower), each RF Lender (other than the Swingline Lender) hereby agrees that it shall forthwith purchase from the Swingline Lender (without recourse or warranty) such assignment of the outstanding Swingline Loans as shall be necessary to cause the RF Lenders to share in such Swingline Loans ratably based upon their respective Percentages; provided that (x) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the RF Lender purchasing same from and after such date and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing RF Lender shall be required to pay the Swingline Lender interest on the principal amount of participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the overnight Federal Funds Effective Rate for the first three days and at the interest rate otherwise applicable to RF Loans maintained as Base Rate Loans hereunder for each day thereafter.
          1.02 Minimum Borrowing Amounts, etc. The aggregate principal amount of each Borrowing shall not be less than the Minimum Borrowing Amount. More than one Borrowing may be incurred on any day; provided that at no time shall there be outstanding more than twelve Borrowings of Eurodollar Loans.
          1.03 Notice of Borrowing. (a) Whenever a Borrower desires to incur Loans under any Facility (excluding Swingline Loans and RF Loans made pursuant to a Mandatory Borrowing), it shall give the Administrative Agent at its Notice Office, (x) prior to 12:00 Noon (New York time), at least three (or with respect to Borrowings made on the Closing Date, one) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each proposed incurrence of Eurodollar Loans and (y) prior to 12:00 Noon (New York time) on the proposed date thereof, written notice (or telephonic notice promptly confirmed in writing) of each proposed incurrence of Base Rate Loans. Each such notice (each, a “Notice of Borrowing”) shall be in the form of Exhibit A-1 and shall be irrevocable and shall specify (i) the Facility pursuant to which such incurrence is being made, (ii) the aggregate principal amount of the Loans to be made pursuant to such incurrence, (iii) the date of incurrence (which shall be a Business Day) and (iv) whether the respective Borrowing shall consist of Base Rate Loans or Eurodollar Loans and, if Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed incurrence of Loans of such Lender’s proportionate share thereof and of the other matters covered by the Notice of Borrowing.
          (b) (i) Whenever the Borrower desires to make a Borrowing of Swingline Loans hereunder, it shall give the Swingline Lender, prior to 12:00 Noon (New York time) on the day such Swingline Loan is requested, written notice (or telephonic notice promptly confirmed in writing) of each Swingline Loan requested to be made hereunder. Each such notice shall be irrevocable and shall specify in each case (x) the date of such Borrowing (which shall be a Business Day) and (y) the aggregate principal amount of the Swingline Loan to be made pursuant to such Borrowing.
          (ii) Mandatory Borrowings shall be made upon the notice specified in Section 1.01(f), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of Mandatory Borrowings as set forth in such Section 1.01(f).
          (c) Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent, the Swingline Lender and any Letter of Credit Issuer, prior to receipt of written confirmation may act without liability upon the basis of and consistent with such telephonic notice, believed by the Administrative Agent, the Swingline Lender or such Letter of Credit Issuer, as the case may be, in good faith to be from an Authorized Officer. In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s, the Swingline Lender’s or such Letter of Credit Issuer’s record of the terms of such telephonic notice, unless such record reflects gross negligence or willful misconduct on the part of the Administrative Agent, the Swingline Lender or such Letter of Credit Issuer, as the case may be (as determined by a court of competent jurisdiction in a final and nonappealable decision).
          1.04 Disbursement of Funds. (a) No later than 1:00 P.M. (New York time) (3:00 P.M. (New York time) in the case of Base Rate Loans made pursuant to same day notice) on the date specified in each Notice of Borrowing (or, where applicable, each notice described in Section 1.03(b)(i) or (ii)), each Lender with a Commitment under the respective Facility will make available its pro rata share of each Borrowing requested to be made on such date (or in the case of Swingline Loans, the Swingline Lender will make available the full amount thereof); provided that on the Closing Date, Borrowings shall be made available for immediate funding or funded no later than 9:00 A.M. (New York time). All such amounts shall be made available to the Administrative Agent in Dollars and immediately available funds at the Payment Office and, except in the case of RF Loans made pursuant to a Mandatory Borrowing, the Administrative Agent promptly will make available to the Borrower by depositing to its account at the Payment Office or as otherwise directed in the applicable Notice of Borrowing the aggregate of the amounts so made available in the type of funds received. Unless the Administrative Agent shall have been notified by any Lender prior to the date of the proposed incurrence that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available same to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may notify the Borrower, and, upon receipt of such notice, the Borrower shall promptly pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover on demand from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (x) if paid by such Lender, the overnight Federal Funds Effective Rate or (y) if paid by the Borrower, the then applicable rate of interest, calculated in accordance with Section 1.08, for the respective Loans.
          (b) Nothing in this Section 1.04 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.
          1.05 Notes. (a) The Borrower’s obligation to pay the principal of, and interest on, the Loans made by each Lender shall be set forth in the Lender Register maintained by the Administrative Agent pursuant to Section 11.15 and, subject to the provisions of Section 1.05(g), shall be evidenced (if requested by Lenders) (i) if A Term Loans, by a promissory note substantially in the form of Exhibit B-1 with blanks appropriately completed in conformity herewith (each, a “A Term Note” and, collectively, the “A Term Notes”), (ii) if B Term Loans, by a promissory note substantially in the form of Exhibit B-2 with blanks appropriately completed in conformity herewith (each, a “B Term Note” and, collectively, the “B Term Notes”), (iii) if RF Loans, by a promissory note substantially in the form of Exhibit B-3 with blanks appropriately completed in conformity herewith (each, an “RF Note” and, collectively, the “RF Notes”) and (iv) if Swingline Loans, by a promissory note substantially in the form of Exhibit B-4 with blanks appropriately completed in conformity herewith (the “Swingline Note”).
          (b) Each A Term Note, if any, issued to a Lender that makes an A Term Loan shall (i) be executed by the Borrower, (ii) be payable to the order of such Lender and be dated as of the Closing Date (or, if issued after the Closing Date, be dated as of the date of the issuance thereof), (iii) be in a stated principal amount equal to the A Term Commitment of such Lender on the Closing Date and be payable in the principal amount of A Term Loans evidenced thereby, (iv) mature on the A Term Loan Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to mandatory repayment as provided in Section 3.03 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.
          (c) Each B Term Note, if any, issued to a Lender that makes a B Term Loan shall (i) be executed by the Borrower, (ii) be payable to the order of such Lender and be dated as of the Closing Date (or, if issued after the Closing Date, be dated as of the date of the issuance thereof), (iii) be in a stated principal amount equal to the Initial B Term Commitment of such Lender on the Closing Date (or, if issued after the Closing Date, be in a stated principal amount equal to the outstanding principal amount of B Term Loans of such Lender at such time) and be payable in the principal amount of B Term Loans evidenced thereby, (iv) mature on the B Term Loan Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to mandatory repayment as provided in Section 3.03 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.
          (d) Each RF Note, if any, issued to an RF Lender shall (i) be executed by the Borrower, (ii) be payable to the order of such RF Lender and be dated the Closing Date (or, in the case of any RF Note issued after the Closing Date, the date of issuance thereof), (iii) be in a stated principal amount equal to the Revolving Commitment of such RF Lender and be payable in the principal amount of the RF Loans evidenced thereby, (iv) mature on the RF Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to mandatory repayment as provided in Section 3.03 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.
          (e) Each Swingline Note, if any, issued to the Swingline Lender shall (i) be executed by the Borrower, (ii) be payable to the order of the Swingline Lender and be dated the Closing Date (or, in the case of any Swingline Note issued after the Closing Date, the date of issuance thereof), (iii) be in a stated principal amount equal to the Maximum Swingline Amount and be payable in the principal amount of Swingline Loans evidenced thereby, (iv) mature on the Swingline Expiry Date, (v) bear interest as provided in Section 1.08 in respect of the Base Rate Loans evidenced thereby, (vi) be subject to mandatory prepayment as provided in Section 3.03 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.
          (f) Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will, prior to any transfer of any of its Notes, endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make (or any error in making) any such notation shall not affect the Borrower’s obligations in respect of such Loans.
          (g) Notwithstanding anything to the contrary contained above or elsewhere in this Agreement, Notes shall only be delivered to Lenders that at any time specifically request the delivery of such Notes. No failure of any Lender to request or obtain a Note evidencing its Loans to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Loans (and all related Obligations) which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Credit Documents. Any Lender that does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (f). At any time when any Lender requests the delivery of a Note to evidence any of its Loans, the Borrower shall promptly execute and deliver to the respective Lender the requested Note or Notes in the appropriate amount or amounts to evidence such Loans.
          1.06 Conversions. (a) The Borrower shall have the option to convert on any Business Day all or a portion at least equal to the applicable Minimum Borrowing Amount of the outstanding principal amount of the Loans (other than Swingline Loans, which at all times shall be maintained as Base Rate Loans) owing pursuant to a single Facility into a Borrowing or Borrowings pursuant to such Facility of another Type of Loan; provided that (i) no partial conversion of a Borrowing of Eurodollar Loans shall reduce the outstanding principal amount of the Eurodollar Loans made pursuant to such Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) Base Rate Loans may not be converted into Eurodollar Loans when a Default under Section 8.01 or an Event of Default is in existence on the date of the proposed conversion if the Administrative Agent or the Required Lenders shall have determined in its or their sole discretion not to permit such conversion, (iii) unless the Administrative Agent has determined that the Syndication Date has occurred (at which time this clause (iii) shall no longer be applicable), prior to the 90th day after the Closing Date, conversions of Base Rate Loans into Eurodollar Loans may only be made if any such conversion is effective on the first day of the first, second or third Interest Period referred to in clause (y) of the proviso appearing in each of Sections 1.01(a)(ii) and 1.01(b)(ii) and so long as such conversion does not result in a greater number of Borrowings of Eurodollar Loans prior to the 90th day after the Closing Date as are permitted under Sections 1.01(a)(ii) and 1.01(b)(ii) and (iv) Borrowings of Eurodollar Loans resulting from this Section 1.06 shall be limited in number as provided in Section 1.02. Each such conversion shall be effected by the Borrower giving the Administrative Agent at its Notice Office, prior to 12:00 Noon (New York time), at least three Business Days’ (or one Business Day’s, in the case of a conversion into Base Rate Loans) prior written notice (or telephonic notice promptly confirmed in writing) (each, a “Notice of Conversion/Continuation”) in the form of Exhibit A-3, appropriately completed to specify the Loans to be so converted (including the relevant Facility), the Type of Loans to be converted into and, if to be converted into a Borrowing of Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Loans.
          (b) On the date (each, a “DDTL Conversion Date”) of each incurrence of Delayed-Draw B Term Loans (immediately after giving effect thereto), all Delayed-Draw B Term Loans outstanding on such date shall be automatically (and without further action) converted into, and thereafter constitute, Initial B Term Loans for all purposes of this Agreement and the other Credit Documents (other than for purposes of Sections 1.01(b)(i) and 5.05(b)), with such conversion to be effected in accordance with the following rules (each, a “DDTL Conversion”):
          (i) the Delayed-Draw B Term Loans incurred on a given DDTL Conversion Date (immediately prior to giving effect to the DDTL Conversion on such date) shall, upon the occurrence of the DDTL Conversion, be proportionately added to (and thereafter be deemed to constitute a part of) each then existing Borrowing of Initial B Term Loans, even though as a result thereof such newly-converted Initial B Term Loans may (x) if initially incurred as Eurodollar Loans, effectively have a shorter Interest Period than the then existing Borrowings of outstanding Initial B Term Loans to which they are added and (y) if initially incurred as Base Rate Loans, bear interest at a different rate than the existing Borrowing or Borrowings of Initial B Term Loans to which they are added;
          (ii) if requested by any Lender, the Borrower shall pay to such Lender (x) if the Delayed-Draw B Term Loans incurred pursuant to a given DDTL Conversion were initially incurred as Eurodollar Loans, such amounts necessary, as reasonably determined by such Lender, to compensate such Lender for “making” (by way of conversion) such Initial B Term Loans during an existing Interest Period (rather than at the beginning of the respective Interest Period applicable to the existing Borrowings of Initial B Term Loans, based upon the rates then applicable thereto) and (y) if the Delayed-Draw B Term Loans incurred pursuant to a given DDTL Conversion were incurred as Base Rate Loans, such amounts necessary, as reasonably determined by such Lender, to equalize the interest rate applicable to the existing Borrowings of

Initial B Term Loans of such Lender and the interest rate applicable to the newly-converted Initial B Term Loans converted pursuant to such DDTL Conversion; and
          (iii) the Administrative Agent shall (and is hereby authorized to) take all appropriate actions in connection with the DDTL Conversion to ensure that all Lenders with outstanding Initial B Term Loans (after giving effect to the DDTL Conversion) participate in each Borrowing of Initial B Term Loans on a pro rata basis.
          1.07 Pro Rata Borrowings. All A Term Loans, Initial B Term Loans, Delayed-Draw B Term Loans and RF Loans under this Agreement shall be made by the Lenders pro rata on the basis of their A Term Commitments, Initial B Term Commitments, Delayed-Draw B Term Commitments or Revolving Commitments, as the case may be, if any. It is understood that no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder.
          1.08 Interest. (a) The unpaid principal amount of each Base Rate Loan shall bear interest from the date of the Borrowing thereof until the earlier of repayment or conversion thereof and maturity (whether by acceleration or otherwise) at a rate per annum which shall at all times be the Applicable Base Rate Margin plus the Base Rate in effect from time to time.
          (b) The unpaid principal amount of each Eurodollar Loan shall bear interest from the date of the Borrowing thereof until the earlier of repayment or conversion thereof and maturity (whether by acceleration or otherwise) at a rate per annum which shall at all times be the Applicable Eurodollar Margin plus the relevant Eurodollar Rate.
          (c) Interest in respect of any overdue amount payable hereunder shall accrue at a rate per annum equal to the Base Rate in effect from time to time plus the sum of (i) 2% and (ii) the Applicable Base Rate Margin; provided that principal in respect of Eurodollar Loans shall bear interest from the date the same becomes due (whether by acceleration or otherwise) until the end of the Interest Period then applicable to such Eurodollar Loan at a rate per annum no less than one which is equal to 2% in excess of the rate of interest applicable thereto on such date.
          (d) Interest shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable (i) in respect of each Base Rate Loan, quarterly in arrears on the last Business Day of each March, June, September and December, (ii) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period, and (iii) in respect of each such Loan, on any prepayment or conversion (on the amount prepaid or converted), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.
          (e) All computations of interest hereunder shall be made in accordance with Section 11.07(b).

          (f) The Administrative Agent, upon determining the interest rate for any Borrowing of Eurodollar Loans for any Interest Period shall promptly notify the Borrower and, upon their written request, the Lenders thereof; provided that a failure to give such notice shall not result in any liability to the Administrative Agent.
          1.09 Interest Periods. (a) At the time the Borrower gives a Notice of Borrowing or Notice of Conversion/Continuation in respect of the making of, or conversion into, a Borrowing of Eurodollar Loans (in the case of the initial Interest Period applicable thereto) or prior to 12:00 Noon (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of Eurodollar Loans, it shall have the right to elect by giving the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower (but otherwise subject to clause (y) of the provisos appearing in Sections 1.01(a)(ii) and 1.01(b)(ii) and clause (iii) of the proviso appearing in Section 1.06(a)), be a one, two, three, six or, to the extent available to, or agreed to by, all applicable Lenders with a Commitment and/or outstanding Loans under the respective Facility, nine or twelve month period (or, in the case of the initial Interest Period for Delayed-Draw B Term Loans, such other period (not to exceed one-month) acceptable to the Administrative Agent). Notwithstanding anything to the contrary contained above:
          (i) the initial Interest Period for any Borrowing of Eurodollar Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of Base Rate Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the immediately preceding Interest Period expires;
          (ii) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;
          (iii) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;
          (iv) no Interest Period with respect to a Borrowing of A Term Loans, RF Loans, B Term Loans or Delayed-Draw B Term Loans shall extend beyond the Maturity Date for the respective Facility of Loans; and
          (v) no Eurodollar Loans may be elected at any time when a Default under Section 8.01 or an Event of Default is then in existence if the Administrative Agent or the Required Lenders shall have determined in its or their sole discretion not to permit such election.
          (b) If upon the expiration of any Interest Period, the Borrower has failed to (or may not) elect a new Interest Period to be applicable to the respective Borrowing of Eurodollar

Loans as provided above, the Borrower shall be deemed to have elected to convert such Borrowing into a Borrowing of Base Rate Loans effective as of such expiration.
          1.10 Increased Costs, Illegality, etc. (a) In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):
          (i) on any date for determining the Eurodollar Rate for any Interest Period that, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate or the making or continuance of any Eurodollar Loan has become impracticable as a result of a contingency occurring after the Closing Date;
          (ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loans because of (x) any change since the Closing Date in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order) (including, but not limited to, a change in the basis of taxation of payments to a Lender of the principal of or interest on the Loans or any other amounts payable hereunder (except for (i) changes in the rate of tax on, or determined by reference to, the net income or net profits of such Lender imposed by the jurisdiction in which its principal office or applicable lending office is located and (ii) any taxes for which the Borrower is not liable to pay under Section 3.05) or a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate) and/or (y) other circumstances affecting the interbank Eurodollar market or the position of such Lender in such market; or
          (iii) at any time, that the making or continuance of any Eurodollar Loan has become unlawful by compliance by such Lender in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law but with which such Lender customarily complies even though the failure to comply therewith would not be unlawful);
then, and in any such event, such Lender (or the Administrative Agent in the case of clause (i) above) shall (x) on such date and (y) within ten Business Days of the date on which such event no longer exists give notice (by telephone confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion/Continuation given by the Borrower with respect to Eurodollar Loans which have not yet been incurred shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Lender, within 10 Business Days after the Borrower’s receipt of written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine after consultation with the Borrower) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (a written notice as to the additional amounts owed to such Lender, describing the basis for such increased costs and showing the calculation thereof, submitted to the Borrower by such Lender shall, absent manifest error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 1.10(b) as promptly as possible and, in any event, within the time period required by law.
          (b) At any time that any Eurodollar Loan is affected by the circumstances described in Section 1.10(a)(ii), the Borrower may (and in the case of a Eurodollar Loan affected pursuant to Section 1.10(a)(iii), the Borrower shall within the time period required by law) either (x) if the affected Eurodollar Loan is then being made pursuant to a Borrowing, cancel said Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Lender pursuant to Section 1.10(a)(ii) or (iii), or (y) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such Eurodollar Loan into a Base Rate Loan (which conversion, in the case of the circumstances described in Section 1.10(a)(iii), shall occur no later than the last day of the Interest Period then applicable to such Eurodollar Loan (or such earlier date as shall be required by applicable law)); provided, that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 1.10(b).
          (c) If any Lender shall have determined that the adoption or effectiveness of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, in each case after the Closing Date, or compliance by such Lender or its parent corporation with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency first made after the Closing Date, has or would have the effect of reducing the rate of return on such Lender’s or its parent corporation’s capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Lender or its parent corporation could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or its parent corporation’s policies with respect to capital adequacy), then from time to time, within 10 Business Days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent corporation for such reduction. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 1.10(c), will give prompt written notice thereof to the Borrower, which notice shall describe the basis for such claim and set forth in reasonable detail the calculation of such additional amounts, although the failure to give any such notice shall not release or diminish any of the Borrower’s obligations to pay additional amounts pursuant to this Section 1.10(c) upon the subsequent receipt of such notice.
          1.11 Compensation. (a) The Borrower shall, without duplication, compensate each Lender, upon its written request (which request shall set forth the basis for requesting such compensation and reasonably detailed calculations thereof), for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans but excluding in any event the loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by any Lender or the Administrative Agent) a Borrowing of Eurodollar Loans by the Borrower does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 1.10(a)); (ii) if any prepayment, repayment or conversion of any of its Eurodollar Loans occurs on a date which is not the last day of an Interest Period applicable thereto; (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of (w) a DDTL Conversion, (x) any other default by the Borrower to repay its Eurodollar Loans when required by the terms of this Agreement or(y) an election made pursuant to Section 1.10(b).
          (b) Notwithstanding anything in this Agreement to the contrary, to the extent any notice or request required by Section 1.10, 1.11, 1A.06 or 3.05 of this Agreement is given by any Lender more than 120 days after such Lender obtained, or reasonably should have obtained, knowledge of the occurrence of the event giving rise to the additional costs, reductions in amounts, losses, taxes or other additional amounts of the type described in such Section, such Lender shall not be entitled to compensation under Section 1.10, 1.11, 1A.06 or 3.05 of this Agreement for any amounts incurred or accruing prior to the giving of such notice to the Borrower.
          1.12 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 1.10(a)(ii) or (iii), 1.10(c), 1A.06 or 3.05 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 1.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 1.10, 1A.06 or 3.05.
          1.13 Replacement of Lenders. (x) Upon the occurrence of any event giving rise to the operation of Section 1.10(a)(ii) or (iii), Section 1.10(c), Section 1A.06 or Section 3.05 with respect to any Lender which results in such Lender charging to the Borrower increased costs in a material amount in excess of those being generally charged by the other Lenders, (y) if any Lender becomes a Defaulting Lender, or (z) in the case of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement as contemplated by clauses (i) through (vii), inclusive, of the first proviso to Section 11.11(a) of this Agreement or clause (1) or (2) of the second proviso to Section 11.11(a) of this Agreement which has been approved by the Super-Majority Lenders as provided in Section 11.11(b), the Borrower shall have the right in accordance with Section 11.04(b), if no Default under Section 8.01 or Event of Default then exists or would exist after giving effect to such replacement, to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferee or Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of which shall be reasonably acceptable to the Administrative Agent or, at the option of the Borrower, and subject to the consent of the Administrative Agent, not to be unreasonably withheld, to replace only (a) the Revolving Commitment (and outstandings pursuant thereto) of the Replaced Lender with an identical Revolving Commitment provided by the Replacement Lender or (b) in the case of a replacement as provided in Section 11.11(b) where the consent of the respective Lender is required with respect to less than all Facilities, the Commitments and/or outstanding Loans of such Lender in respect of each Facility where the consent of such Lender would otherwise be individually required, with identical Commitments and/or Loans of the respective Facility provided by the Replacement Lender; provided that:
          (i) at the time of any replacement pursuant to this Section 1.13, the Replacement Lender shall enter into one or more Assignment Agreements pursuant to Section 11.04(b) (and with all fees payable pursuant to said Section 11.04(b) to be paid by the Replacement Lender and/or the Replaced Lender (as agreed between them)) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans (or, in the case of the replacement of only (a) the Revolving Commitment, the Revolving Commitment and outstanding Revolving Loans and participations in Letter of Credit Outstandings and/or (b) the Commitments and/or outstanding Term Loans under a given Facility of Term Loans, the Commitment and outstanding Term Loans under the Facility with respect to which such Lender is being replaced) of, and in each case (except for the replacement of only the outstanding Commitments and/or Term Loans of any or all of the Facilities of Term Loans of the respective Lender) participations in Letters of Credit by, the Replaced Lender and, in connection therewith, shall pay to (x) the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans (or of the Loans of the respective Facility being replaced) of the Replaced Lender, (B) an amount equal to all Unpaid Drawings (unless there are no Unpaid Drawings with respect to the Facility being replaced) that have been funded by (and not reimbursed to) such Replaced Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender (but only with respect to the relevant Facility, in the case of the replacement of less than all Facilities of Loans then held by the respective Replaced Lender) pursuant to Section 2.01, (y) except in the case of the replacement of only the Commitments and/or outstanding Term Loans of one or more Facilities of Term Loans of a Replaced Lender, each Letter of Credit Issuer an amount equal to such Replaced Lender’s Percentage of any Unpaid Drawing relating to Letters of Credit issued by such Letter of Credit Issuer (which at such time remains an Unpaid Drawing) to the extent such amount was not theretofore funded by such Replaced Lender and (z) in the case of any replacement of Revolving Commitments, the Swingline Lender an amount equal to such Replaced Lender’s Percentage of any Mandatory Borrowing to the extent such amount was not theretofore funded by such Replaced Lender; and
          (ii) all obligations of the Borrower then owing to the Replaced Lender (other than those (a) specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid, but including all amounts, if any, owing under Section 1.11 or (b) relating to any Facility of Loans and/or Commitments of the respective

Replaced Lender which will remain outstanding after giving effect to the respective replacement) shall be paid in full to such Replaced Lender concurrently with such replacement.
          Upon the execution of the respective Assignment Agreements, the payment of amounts referred to in clauses (i) and (ii) above, recordation of the assignment on the Lender Register by the Administrative Agent pursuant to Section 11.15 and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrower, (x) the Replacement Lender shall become a Lender hereunder and, unless the respective Replaced Lender continues to have outstanding Term Loans and/or a Commitment hereunder, the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 1.10, 1.11, 1A.06, 3.05, 11.01 and 11.06), which shall survive as to such Replaced Lender and (y) except in the case of the replacement of only Commitments and/or outstanding Term Loans under one or more Facilities of Term Loans, the Percentages of the RF Lenders shall be automatically adjusted at such time to give effect to such replacement.
          SECTION 1A. Letters of Credit.
          1A.01 Letters of Credit. (a) Subject to and upon the terms and conditions herein set forth, the Borrower may request that a Letter of Credit Issuer, at any time and from time to time on or after the Closing Date and prior to the date which is thirty Business Days prior to the RF Maturity Date, issue, for the account of the Borrower and in support of such obligations of the Borrower and/or its Subsidiaries that are incurred in the ordinary course of business or are acceptable to the Administrative Agent and, subject to and upon the terms and conditions herein set forth, such Letter of Credit Issuer agrees to issue from time to time, irrevocable standby letters of credit (each such letter of credit, a “Letter of Credit” and, collectively, the “Letters of Credit”) denominated in Dollars and issued on a sight basis, in such form as may be approved by such Letter of Credit Issuer and the Administrative Agent.
          (b) Notwithstanding the foregoing, (i) no Letter of Credit shall be issued if after giving effect thereto (x) the Letter of Credit Outstandings would exceed $30,000,000 or (y) the sum of all Letter of Credit Outstandings (less any portion thereof subject to Section 1A.01(c) Arrangements) and the aggregate principal amount of all RF Loans and all Swingline Loans then outstanding would exceed the Total Revolving Commitment at such time, (ii) each Letter of Credit shall by its terms terminate on or before the earlier of (A) the date which occurs 12 months after the date of the issuance thereof (although any such standby Letter of Credit may be automatically extendable for successive periods of up to 12 months, but, in each case, not beyond the tenth Business Day prior to the RF Maturity Date, so long as such Letter of Credit provides that the respective Letter of Credit Issuer retains an option, reasonably satisfactory to such Letter of Credit Issuer, to terminate such Letter of Credit within a specified period of time prior to each scheduled extension date) and (B) ten Business Days prior to the RF Maturity Date and (iii) no Letter of Credit Issuer shall be under any obligation to issue any Letter of Credit of the types described above if at the time of such issuance:
     (w) any order, judgment or decree of any governmental authority or arbitrator shall purport by its terms to enjoin or restrain such Letter of Credit Issuer from issuing such Letter of Credit or any requirement of law applicable to such Letter of Credit Issuer or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over such Letter of Credit Issuer shall prohibit, or request that such Letter of Credit Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Letter of Credit Issuer is not otherwise compensated under Section 1A.06) not in effect with respect to such Letter of Credit Issuer on the Closing Date, or any unreimbursed loss, cost or expense which was not applicable or in effect with respect to such Letter of Credit Issuer as of the date hereof and which such Letter of Credit Issuer in good faith deems material to it;
     (x) the issuance of such Letter of Credit would violate one or more policies of the Letter of Credit Issuer applicable to letters of credit generally;
     (y) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or
     (z) such Letter of Credit Issuer shall have received from the Borrower, any other Credit Party, the Administrative Agent or the Required Lenders prior to the issuance of such Letter of Credit notice of the type described in the second sentence of Section 1A.03(c).
          (c) Notwithstanding the foregoing, in the event a Lender Default exists, the respective Letter of Credit Issuer shall not be required to issue any Letter of Credit unless such Letter of Credit Issuer has entered into arrangements satisfactory to it and the Borrower (“Section 1A.01(c) Arrangements”) to eliminate such Letter of Credit Issuer’s risk with respect to the participation in Letters of Credit of the Defaulting Lender or Lenders, which may include requiring that the Borrower cash collateralize such Defaulting Lender’s or Lenders’ Percentage of the Letter of Credit Outstandings.
          (d) Annex VII hereto contains a description of certain letters of credit issued pursuant to the Existing Credit Agreement and outstanding on the Closing Date. Each such letter of credit, including any extension thereof (each, as amended from time to time in accordance with the terms hereof and thereof, an “Existing Letter of Credit”) shall constitute a “Letter of Credit” for all purposes of this Agreement, issued, for purposes of Sections 1A.04(a) and 1A.05, on the Closing Date.
          1A.02 Minimum Stated Amount. The initial Stated Amount of each Letter of Credit shall be not less than $100,000 or such lesser amount as is acceptable to the respective Letter of Credit Issuer.
          1A.03 Letter of Credit Requests; Notices of Issuance. (a) Whenever it desires that a Letter of Credit be issued, the Borrower shall give the Administrative Agent and the respective Letter of Credit Issuer written notice (which may include by way of facsimile transmission) in the form of Exhibit A-2 hereto prior to 1:00 P.M. (New York time) at least three Business Days (or such shorter period as may be acceptable to such Letter of Credit Issuer in any given case) prior to the proposed date of issuance (which shall be a Business Day) (each, a

“Letter of Credit Request”), which Letter of Credit Request shall include any documents that such Letter of Credit Issuer customarily requires in connection therewith.
          (b) Each Letter of Credit Issuer shall, promptly after the issuance of, or amendment to, a Letter of Credit, give the Administrative Agent and the Borrower written notice of such issuance or amendment, as the case may be, and such notice shall be accompanied by a copy of such Letter of Credit or such amendment, as the case may be. The Administrative Agent shall notify each Participant, including by posting such information on the Approved Electronic Platform, of such issuance or amendment and if any Participant shall so request, the Administrative Agent shall furnish said Participant with a copy of such Letter of Credit or such amendment, as the case may be.
          (c) The making and amendment of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower to the respective Letter of Credit Issuer and the Lenders that such Letter of Credit may be issued or amended in accordance with, and will not violate the requirements of, Section 1A.01(a) or (b). Unless the respective Letter of Credit Issuer has received notice from the Borrower, any other Credit Party, the Administrative Agent or the Required Lenders before it issues or amends a Letter of Credit that one or more of the conditions specified in Section 4 are not then satisfied, or that the issuance or amendment of such Letter of Credit would violate Section 1A.01(a) or (b), then such Letter of Credit Issuer shall, subject to the terms and conditions of this Agreement, issue or amend the requested Letter of Credit for the account of the Borrower in accordance with such Letter of Credit Issuer’s usual and customary practices.
          1A.04 Agreement to Repay Letter of Credit Drawings. (a) The Borrower hereby agrees to reimburse the respective Letter of Credit Issuer, by making payment to the Administrative Agent at the Payment Office, for any payment or disbursement made by such Letter of Credit Issuer under any Letter of Credit (each such amount so paid or disbursed until reimbursed, an “Unpaid Drawing”) immediately after, and in any event within two Business Days of the date on which the Borrower is notified by such Letter of Credit Issuer of, such payment or disbursement with interest on the amount so paid or disbursed by such Letter of Credit Issuer, to the extent not reimbursed prior to 3:00 P.M. (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but not including the date such Letter of Credit Issuer is reimbursed therefor at a rate per annum which shall be the Applicable Base Rate Margin plus the Base Rate as in effect from time to time (plus an additional 2% per annum if not reimbursed by the third Business Day after the date of such notice of payment or disbursement), such interest also to be payable on demand.
          (b) The Borrower’s obligation under this Section 1A.04 to reimburse the respective Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against any Letter of Credit Issuer, the Administrative Agent or any Lender, including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing; provided, however, that the Borrower shall not be obligated to reimburse such Letter of Credit Issuer for any wrongful payment made by such

Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Letter of Credit Issuer as determined by a final judgment issued by a court of competent jurisdiction.
          1A.05 Letter of Credit Participations. (a) Immediately upon the issuance by any Letter of Credit Issuer of any Letter of Credit, such Letter of Credit Issuer shall be deemed to have sold and transferred to each other RF Lender, and each such RF Lender (each, a “Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Participant’s Percentage, in such Letter of Credit, each substitute letter of credit, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto (although the Letter of Credit Fee shall be payable directly to the Administrative Agent for the account of the RF Lenders as provided in Section 2.01(c) and the Participants shall have no right to receive any portion of any Facing Fees) and any security therefor or guaranty pertaining thereto. Upon any change in the Revolving Commitments pursuant to Section 1.13 or 11.04(b), it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings, there shall be an automatic adjustment to the participations pursuant to this Section 1A.05 to reflect the new Percentages of the RF Lenders.
          (b) In determining whether to pay under any Letter of Credit, the applicable Letter of Credit Issuer shall not have any obligation relative to the Participants other than to determine that any documents required to be delivered under such Letter of Credit have been delivered and that they substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by any Letter of Credit Issuer under or in connection with any Letter of Credit if taken or omitted in the absence of gross negligence or willful misconduct as determined by a final judgment issued by a court of competent jurisdiction shall not create for such Letter of Credit Issuer any resulting liability.
          (c) In the event that any Letter of Credit Issuer makes any payment under any Letter of Credit and the Borrower shall not have reimbursed such amount in full to such Letter of Credit Issuer pursuant to Section 1A.04(a), such Letter of Credit Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to the Administrative Agent for the account of such Letter of Credit Issuer, the amount of such Participant’s Percentage of such payment in Dollars and in same day funds; provided, however, that no Participant shall be obligated to pay to the Administrative Agent its Percentage of such unreimbursed amount for any wrongful payment made by such Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Letter of Credit Issuer as determined by a final judgment issued by a court of competent jurisdiction. If the Administrative Agent so notifies any Participant required to fund an Unpaid Drawing under a Letter of Credit prior to 1:00 P.M. (New York time) on any Business Day, such Participant shall make available to the Administrative Agent for the account of the respective Letter of Credit Issuer such Participant’s Percentage of the amount of such payment on such Business Day in same day funds. If and to the extent such Participant shall not have so made its Percentage of the amount of such Unpaid Drawing available to the Administrative Agent for the account of the respective Letter of Credit Issuer, such Participant agrees to pay to the Administrative Agent for the account of such Letter of Credit Issuer, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of such Letter of Credit Issuer at the overnight Federal Funds Effective Rate. The failure of any Participant to make available to the Administrative Agent for the account of the respective Letter of Credit Issuer its Percentage of any Unpaid Drawing under any Letter of Credit shall not relieve any other Participant of its obligation hereunder to make available to the Administrative Agent for the account of such Letter of Credit Issuer its Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to the Administrative Agent for the account of such Letter of Credit Issuer such other Participant’s Percentage of any such payment.
          (d) Whenever any Letter of Credit Issuer receives a payment of a reimbursement obligation (including interest on Unpaid Drawings) as to which the Administrative Agent has received for the account of such Letter of Credit Issuer any payments from any Participant pursuant to clause (c) above, such Letter of Credit Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Participant which has paid its Percentage thereof, in Dollars and in same day funds, an amount equal to such Participant’s Percentage of the amount of the payment of such reimbursement obligation, including interest paid thereon to the extent accruing after the purchase of the respective participations.
          (e) The obligations of the Participants to make payments to the Administrative Agent for the account of the respective Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever (provided that no Participant shall be required to make payments resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a final judgment issued by a court of competent jurisdiction) and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:
          (i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;
          (ii) the existence of any claim, set-off, defense or other right which the Borrower or any of its Subsidiaries (or the Participant or any of its Subsidiaries) may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Letter of Credit Issuer, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);
          (iii) any draft, certificate or other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

          (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or
          (v) the occurrence of any Default or Event of Default.
          (f) To the extent the respective Letter of Credit Issuer is not indemnified by the Borrower, the Participants will reimburse and indemnify such Letter of Credit Issuer, in proportion to their respective Percentages, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by such Letter of Credit Issuer in performing its respective duties in any way relating to or arising out of its issuance of Letters of Credit; provided that no Participants shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Letter of Credit Issuer’s gross negligence or willful misconduct.
          (g) The Letter of Credit Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Letter of Credit Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Section 10 with respect to any acts taken or omissions suffered by the Letter of Credit Issuer in connection with Letters of Credit issued by it or proposed to be issued by it as fully as if the term “Administrative Agent” as used in Section 10 included the Letter of Credit Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Letter of Credit Issuer.
          (h) Unless otherwise expressly agreed by the Letter of Credit Issuer and the Borrower, when a Letter of Credit is issued (including any such agreement applicable to an existing Letter of Credit), (i) the rules of the International Standby Practices, as promulgated by the Institute for International Banking Law and Practice and the International Chamber of Commerce at the time of issuance, shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.
          (i) Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the Letter of Credit Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.
          1A.06 Increased Costs. If at any time after the Closing Date, the adoption or effectiveness of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central lender or comparable agency charged with the interpretation or administration thereof, or compliance by any Letter of Credit Issuer or any Participant with any request or directive (whether or not having the force of law) by any such authority, central lender or comparable agency shall either (i)

impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by any Letter of Credit Issuer or such Participant’s participation therein, or (ii) impose on any Letter of Credit Issuer or any Participant any other conditions affecting this Agreement, any Letter of Credit or such Participant’s participation therein; and the result of any of the foregoing is to increase the cost to any Letter of Credit Issuer or such Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by any Letter of Credit Issuer or such Participant hereunder (other than, in the case of a change in the basis of taxation of payments to a Letter of Credit Issuer or Participant of the principal of or interest on the Loans or any other amounts payable hereunder, changes in the rate of tax on, or determined by reference to, the net income or net profits of such Letter of Credit Issuer or Participant imposed by the jurisdiction in which its principal office or applicable lending office is located), then, upon demand to the Borrower by any Letter of Credit Issuer or such Participant (a copy of which notice shall be sent by such Letter of Credit Issuer or such Participant to the Administrative Agent), the Borrower shall pay to such Letter of Credit Issuer or such Participant such additional amount or amounts as will compensate such Letter of Credit Issuer or such Participant for such increased cost or reduction. A certificate submitted to the Borrower by such Letter of Credit Issuer or such Participant, as the case may be (a copy of which certificate shall be sent by such Letter of Credit Issuer or such Participant to the Administrative Agent), setting forth the basis for the determination of such additional amount or amounts necessary to compensate such Letter of Credit Issuer or such Participant as aforesaid shall be conclusive and binding on the Borrower absent manifest error, although the failure to deliver any such certificate shall not release or diminish any of the Borrower’s obligations to pay additional amounts pursuant to this Section 1A.06 upon the subsequent receipt thereof.
          SECTION 2. Fees; Voluntary Reduction of Commitments and Mandatory Adjustments of Commitments, etc.
          2.01 Fees. (a) The Borrower agrees to pay to the Administrative Agent a commitment commission (the “RF Commitment Commission”) for the account of each RF Lender that is a Non-Defaulting Lender for the period from and including the Closing Date to but not including the date upon which the Total Revolving Commitment has been terminated, computed for each day at the rate per annum equal to (a) through the date on which financial statements are delivered for the first full fiscal quarter following the Closing Date, 0.375% and (b) thereafter the RF Commitment Commission Rate, in each case for such day on the Unutilized Revolving Commitment of such Lender on such day. Such Commitment Commission shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter and on the date upon which the Total Revolving Commitment is terminated.
          (b) The Borrower agrees to pay to the Administrative Agent a commitment commission (the “DDTF Commitment Commission” and, together with the RF Commitment Commission, the “Commitment Commission”) for the account of each Lender with a Delayed- Draw B Term Commitment that is a Non-Defaulting Lender for the period from and including the Closing Date to but not including the date upon which the Total Delayed-Draw B Term Commitment has been terminated, computed for each day at the rate per annum equal to (a) for the period beginning on the Closing Date to and including the six-month anniversary of the

Closing Date, 0.75% and (b) thereafter, 1.25% for such day on the undrawn portion of the Delayed-Draw B Term Commitment of such Lender on such day. Such DDTF Commitment Commission shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter and on the date upon which the Total Delayed-Draw B Term Commitment is terminated.
          (c) So long as any Letter of Credit is outstanding and has not been fully collateralized pursuant to Section 3.03(A)(a) and/or Section 8, the Borrower agrees to pay to the Administrative Agent, for the account of each Non-Defaulting Lender, pro rata on the basis of their respective Percentages, a fee in respect of each Letter of Credit (the “Letter of Credit Fee”) computed for each day at a per annum rate equal to (i) for all standby Letters of Credit, the Applicable Eurodollar Margin for RF Loans on such day multiplied by the Stated Amount of all standby Letters of Credit outstanding on such day (less any amount thereof as to which Section 1A.01(c) Arrangements are in place) or (ii) for all trade Letters of Credit, one-half of the Applicable Eurodollar Margin for RF Loans on such day multiplied by the Stated Amount of all trade Letters of Credit outstanding on such day (less any amount thereof as to which Section 1A.01(c) Arrangements are in place), in each case less any Facing Fees paid pursuant to clause (d) below. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter.
          (d) So long as any Letter of Credit is outstanding and has not been fully collateralized pursuant to Section 3.03(A)(a) and/or Section 8, the Borrower agrees to pay to the respective Letter of Credit Issuer a fee in respect of each Letter of Credit issued by it (the “Facing Fee”) computed for each day at the rate of 0.125% per annum on the Stated Amount of all such Letters of Credit outstanding on such day; provided that there will be a minimum Facing Fee per year for each Letter of Credit of $500 (which is not an additional fee). Accrued Facing Fees shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter.
          (e) The Borrower agrees to pay directly to the respective Letter of Credit Issuer upon each issuance, renewal or extension of, payment under, and/or amendment of, a Letter of Credit such amount, if any, as shall at the time of such issuance, renewal, extension, payment or amendment be the sum of all administrative charges, fees and expenses which such Letter of Credit Issuer then customarily charges for issuances of, payments under or amendments of, letters of credit issued by it.
          (f) The Borrower shall pay to (x) each Agent on the Closing Date, for its own account and/or for distribution to the Lenders, such fees as heretofore agreed by the Borrower and the Agents and (y) the Administrative Agent, for its own account, such other fees as agreed to between the Borrower and the Administrative Agent, when and as due.
          (g) All computations of Fees shall be made in accordance with Section 11.07(b).
          2.02 Voluntary Reduction of Commitments. (a) Upon at least three Business Days’ prior written notice (or telephonic notice confirmed in writing) to the Administrative Agent at its Notice Office (which notice shall be deemed to be given on a certain day only if given before 2:00 P.M. (New York time) on such day and shall be promptly transmitted by the Administrative Agent to each of the Lenders), the Borrower shall have the right, without premium or penalty, to reduce, in whole or in part, the Total Unutilized Revolving Commitment or the Total Delayed-Draw B Term Commitment; provided that (w) any such partial reduction shall apply to proportionately and permanently reduce the Revolving Commitments or Delayed- Draw B Term Commitments, as the case may be, of each Lender with such a Commitment, (x) in the case of any reduction to the Total Unutilized Revolving Commitment, no such reduction shall reduce any Lender’s Revolving Commitment by an amount greater than the then Unutilized Revolving Commitment of such Lender, and (y) any partial reduction pursuant to this Section 2.02 shall be in integral multiples of $1,000,000.
          (b) In the event of refusals by a Lender to consent to proposed changes, waivers, discharges or terminations of or to any of the provisions of this Agreement as contemplated by clauses (i) through (vii), inclusive, of the first proviso to Section 11.11(a) of this Agreement or clause (1) or (2) of the second proviso to Section 11.11(a) which have been approved by the Super-Majority Lenders as provided in Section 11.11(b), the Borrower shall have the right, subject to obtaining the consents required by Section 11.11(b), upon two Business Days’ prior written notice to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), to terminate the entire Delayed-Draw B Term Commitment and/or Revolving Commitment of such Lender, so long as all Loans, together with accrued and unpaid interest, Fees and all other amounts, owing to such Lender (including all amounts, if any, owing pursuant to Section 1.11 but excluding amounts owing in respect of Loans of any Facility maintained by such Lender, if such Loans are not being repaid pursuant to Section 11.11(b)) are repaid concurrently with the effectiveness of such termination (at which time Annex I shall be deemed modified to reflect such changed amounts) and at such time, unless the respective Lender continues to have outstanding Commitments and/or Loans hereunder, such Lender shall no longer constitute a “Lender” for purposes of this Agreement, except with respect to indemnifications under this Agreement (including, without limitation, Sections 1.10, 1.11, 1A.06, 3.05, 11.01 and 11.06), which shall survive as to such repaid Lender.
          2.03 Mandatory Adjustments of Commitments, etc. (a) The Total A Term Commitment (and the A Term Commitment of each A Term Lender) shall terminate in its entirety on the Closing Date (after giving effect to the making of A Term Loans on such date).
          (b) The Total Initial B Term Commitment (and the Initial B Term Commitment of each Initial B Term Lender) shall terminate in its entirety on the Closing Date (after giving effect to the making of Initial B Term Loans on such date).
          (c) The Total Delayed-Draw B Term Commitment (and the Delayed-Draw B Term Commitment of each Lender with such a Commitment) shall terminate in its entirety (to the extent not theretofore reduced to zero or terminated) on the Delayed-Draw B Term Commitment Termination Date (after giving effect to any incurrence of Delayed-Draw B Term Loans on such date).
          (d) The Total Delayed-Draw B Term Commitment shall (i) be reduced on each date on which Delayed-Draw B Term Loans are incurred (after giving effect to the making of Delayed-Draw B Term Loans on such date) in an amount equal to the aggregate principal amount of the Delayed-Draw B Term Loans incurred on such date and (ii) prior to the termination of the Total Delayed-Draw B Term Commitment as provided in Section 2.03(c) and the immediately preceding clause (i) of this Section 2.03(d), be reduced on each date on which both (x) no B Term Loans are outstanding (after giving effect to the application on or prior to such date of the provisions of Section 3.03(A)) and (y) B Term Loans, had there been any still outstanding, would have been required to be repaid pursuant to any of Sections 3.03(A)(b), (c), (d), (e) or (f), by the amount, if any, by which the amount required to be applied pursuant to said Sections as a result of the events described therein (determined as if an unlimited amount of B Term Loans were actually outstanding) exceeds the aggregate principal amount of B Term Loans being repaid as a result of such events.
          (e) The Total Revolving Commitment (to the extent outstanding) shall be reduced on each date on which both (x) no Term Loans are outstanding (after giving effect to the application on or prior to such date of the provisions of Sections 3.03(A)) and the Total Delayed-Draw B Term Commitment has terminated (after giving effect to the application on or prior to such date of the provisions of Sections 2.03(b) and (c)) and (y) Term Loans, had there been any still outstanding, would have been required to be repaid pursuant to any of Sections 3.03(A)(b), (c), (d), (e) or (f), by the amount, if any, by which the amount required to be applied pursuant to said Sections as a result of the events described therein (determined as if an unlimited amount of Term Loans were actually outstanding) equals or exceeds the sum of the Delayed-Draw B Term Commitments being terminated and the aggregate principal amount of Term Loans being repaid, in either case as a result of such events; provided, however, that in no event shall the Total Revolving Commitment be reduced below $100,000,000 as a result of the application of this Section 2.03(e).
          (f) The Total Revolving Commitment shall terminate in its entirety on the earlier of (x) the RF Maturity Date and (y) the date on which a Change of Control occurs.
          (g) Each partial reduction of the Commitments under a Facility pursuant to this Section 2.03 shall apply proportionately to reduce the Commitment of each Lender under such Facility.
          SECTION 3. Payments.
          3.01 Repayment of Term Loans.
          (a) The Borrower promises to repay the A Term Loans on the dates and in the amounts set forth below:

DATE	AMOUNT
March 31, 2008 through March 31, 2009, inclusive	$0
June 30, 2009	$6,250,000
September 30, 2009	$6,250,000
December 31, 2009	$6,250,000
March 31, 2010	$6,250,000
June 30, 2010	$6,250,000

DATE	AMOUNT
September 30, 2010	$6,250,000
December 31, 2010	$6,250,000
March 31, 2011	$6,250,000
June 30, 2011	$12,500,000
September 30, 2011	$12,500,000
December 31, 2011	$12,500,000
March 31, 2012	$12,500,000
June 30, 2012	$12,500,000
September 30, 2012	$12,500,000
December 31, 2012	$12,500,000
March 31, 2013	$12,500,000
June 30, 2013	$87,500,000
September 30, 2013	$87,500,000
December 31, 2013	$87,500,000
A TERM LOAN MATURITY DATE	100% of amount of outstanding A Term Loans
          (b) The Borrower promises to repay the Initial B Term Loans on the dates and in the amounts set forth below:

DATE	AMOUNT
March 31, 2008 through March 31, 2009, inclusive	$0
June 30, 2009	$2,825,000
September 30, 2009	$2,825,000
December 31, 2009	$2,825,000
March 31, 2010	$2,825,000
June 30, 2010	$2,825,000
September 30, 2010	$2,825,000
December 31, 2010	$2,825,000
March 31, 2011	$2,825,000
June 30, 2011	$2,825,000
September 30, 2011	$2,825,000
December 31, 2011	$2,825,000
March 31, 2012	$2,825,000
June 30, 2012	$2,825,000
September 30, 2012	$2,825,000
December 31, 2012	$2,825,000
March 31, 2013	$2,825,000
June 30, 2013	$2,825,000
September 30, 2013	$2,825,000
December 31, 2013	$2,825,000
March 31, 2014	$2,825,000
June 30, 2014	$2,825,000
September 30, 2014	$2,825,000
December 31, 2014	$2,825,000
B TERM LOAN MATURITY DATE	100% of amount of outstanding Initial Term Loans

          (c) The Borrower promises to repay the Delayed-Draw B Term Loans (i) in an annual amount equal to 0.00% of the amount drawn in the first year after the Closing Date, (ii) in an annual amount equal to 1.00% of the amount drawn, thereafter, payable quarterly in arrears on the last Business Day of each quarter, and (iii) in an amount equal to 100% of the amount of the outstanding Delayed-Draw B Term Loans at the B Term Loan Maturity Date.
          3.02 Voluntary Prepayments. The Borrower shall have the right to prepay Loans, in whole or in part, upon payment of the Applicable Payment Fee, from time to time on the following terms and conditions: (i) the Borrower shall give the Administrative Agent at the Payment Office written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay the Loans, whether such Loans are A Term Loans under the A Term Facility, B Term Loans under the B Term Facility, RF Loans or Swingline Loans each under the Revolving Facility, the amount of such prepayment and (in the case of Eurodollar Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrower prior to 12:00 Noon (New York time) at least one Business Day prior to the date of such prepayment with respect to Base Rate Loans (other than Swingline Loans, with respect to which notice shall be given by the Borrower on the date of prepayment) and at least three Business Days prior to the date of such prepayment with respect to Eurodollar Loans, and which notice (except in the case of a prepayment of Swingline Loans) shall promptly be transmitted by the Administrative Agent to each of the Lenders; (ii) each partial prepayment of any Borrowing shall be in an aggregate principal amount of at least $1,000,000 (or $100,000, in the case of a partial prepayment of any Borrowing of Swingline Loans); provided that no partial prepayment of Eurodollar Loans made pursuant to a Borrowing shall reduce the aggregate principal amount of the Loans outstanding pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto; (iii) except as provided in clause (v) below, the Borrower may designate the Types of Loans which are to be prepaid, the specific Borrowing(s) under the affected Facility pursuant to which made and the maturities under Section 3.01 to which applied; provided that at the Borrower’s election in connection with any prepayment of RF Loans pursuant to this Section 3.02, such prepayment shall not be applied to any RF Loans of a Defaulting Lender; (iv) at the time of any prepayment of Eurodollar Loans pursuant to this Section 3.02 on any date other than the last day of the Interest Period applicable thereto, the Borrower shall pay the amounts required pursuant to Section 1.11; and (v) in the event of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations of or to any of the provisions of this Agreement as contemplated by clauses (i) through (vii), inclusive, of the first proviso to Section 11.11(a) of this Agreement or clause (1) or (2) of the second proviso to Section 11.11(a) of this Agreement which have been approved by the Super-Majority Lenders as provided in Section 11.11(b), the Borrower may, upon two Business Days’ prior written notice to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), repay all Loans of such Lender (including all amounts, if any, owing pursuant to Section 1.11), together with accrued and unpaid interest, Fees and all other amounts then owing to such Lender (or owing to such Lender with respect to each Facility which gave rise to the need to obtain such Lender’s individual consent) in accordance with said Section 11.11(b), so long as (A) in the case of the repayment of RF Loans of any Lender pursuant to this clause (v), the Revolving Commitment of such Lender is terminated concurrently with such repayment (at which time Annex I shall be deemed modified to reflect the changed Revolving Commitments) and (B) the consents required by Section 11.11(b) in connection with the repayment pursuant to this clause (v) shall have been obtained.
          3.03 Mandatory Prepayments.
          (A) Requirements:
          (a) (i) If on any date (and after giving effect to all other repayments on such date) the sum of (I) the aggregate outstanding principal amount of RF Loans made by Non-Defaulting Lenders, (II) the aggregate outstanding principal amount of all Swingline Loans and (III) the Letter of Credit Outstandings (less any amount thereof as to which Section 1A.01(c) Arrangements are in place) exceeds the Adjusted Total Available Revolving Commitment as then in effect, the Borrower shall repay on such date the principal of outstanding Swingline Loans and, after all Swingline Loans have been repaid in full or if no Swingline Loans are outstanding, the principal of outstanding RF Loans of Non-Defaulting Lenders in an aggregate amount equal to such excess. If, after giving effect to such repayment or repayments, the Letter of Credit Outstandings (less any amount thereof as to which Section 1A.01(c) Arrangements are in place) exceeds the Adjusted Total Available Revolving Commitment then in effect, the Borrower shall pay to the Collateral Agent an amount in cash and/or Cash Equivalents equal to such excess and the Collateral Agent shall hold such payment as security for the obligations of the Borrower in respect of Letters of Credit owing to Non-Defaulting Lenders pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Collateral Agent (which shall permit certain investments in Cash Equivalents reasonably satisfactory to the Collateral Agent, until all proceeds are applied to such secured obligations or until all Letters of Credit so secured expire undrawn, at which time such amount shall be returned to the Borrower).
          (ii) On any date on which the aggregate outstanding principal amount of the RF Loans made by any Defaulting Lender exceeds the Available Revolving Commitment of such Defaulting Lender, the Borrower shall prepay on such date principal of outstanding RF Loans of such Defaulting Lender in an amount equal to such excess.
          (b) On the fifth Business Day following the date of receipt thereof on or after the Closing Date by the Borrower and/or any of its Subsidiaries of the Net Cash Proceeds from any Asset Sale (excluding Excluded Asset Sales for purposes of this Section 3.03(A)(b)), an amount equal to 100% of the Net Cash Proceeds shall be paid by the Borrower as a mandatory repayment of principal of the then outstanding Term Loans, unless to the extent any such funds are utilized pursuant to a Reinvestment Election (defined below). The Borrower may elect, by delivering, within 10 days of the receipt of such Net Cash Proceeds a notice of such election (a “Reinvestment Election”), as hereinafter provided, to designate up to 100% of the Net Cash Proceeds from Asset Sales that would otherwise be required to repay the Term Loans pursuant to the immediately preceding sentence as financing for Consolidated Capital Expenditures or Permitted Acquisitions acquired within the 120 days preceding the receipt of such Net Cash Proceeds or to be applied within the 360 days following receipt of such Net Cash Proceeds (provided that such 360-day period shall be extended to 540 days if the Borrower delivers a

Reinvestment Notice to the Administrative Agent prior to the end of such 360-day period) and the Borrower does so apply such Net Cash Proceeds as set forth in the Reinvestment Election within such 360 day or 540 day period, as applicable. An amount equal to 100% of the Net Cash Proceeds not reinvested in accordance with a Reinvestment Election within such 360 day or 540 day period, as applicable, shall be paid by the Borrower as a mandatory repayment of principal of the then outstanding Term Loans on or prior to the fifth Business Day following the last day of such 360 day or 540 day period, as applicable. Notwithstanding the foregoing provisions of this Section 3.03(A)(b), in no event shall the Borrower or any of its Subsidiaries use any proceeds from any Asset Sale to make any voluntary or mandatory repayment or prepayment of Permitted Junior Capital and, in each case, before any such obligation to use such proceeds to make such repayment shall arise, the Borrower or the respective Subsidiary shall reinvest the respective amounts pursuant to a Reinvestment Election as, and to the extent, permitted above in this Section 3.03(A)(b) or apply such proceeds as a mandatory prepayment and/or commitment reduction in accordance with the requirements of Section 3.03(B) or 2.03(d) or (e), as applicable.
          (c) On the Business Day following the receipt thereof by the Borrower, an amount equal to 100% of the Net Cash Proceeds from the issuance of Permitted Junior Capital shall be applied as a mandatory repayment of principal of the then outstanding Term Loans; provided, that, notwithstanding the foregoing, the Net Cash Proceeds from any issuance of Permitted Junior Capital by the Borrower after the Closing Date shall not be required to be applied to repay principal of outstanding Term Loans as otherwise required above, so long as (i) no Default or Event of Default then exists or would result from the respective issuance of such Permitted Junior Capital, (ii) calculations are made by the Borrower demonstrating compliance with the covenants contained in Sections 7.11 and 7.12 for the Calculation Period most recently ended prior to the date of such issuance of Permitted Junior Capital on a Pro Forma Basis (as if the Permitted Junior Capital had been issued on the first day of such Calculation Period), (iii) in the case of any issuance of Permitted Junior Capital consisting of Disqualified Preferred Stock or Permitted Unsecured Debt, calculations are made by the Borrower demonstrating compliance with a Senior Secured Leverage Ratio of less than 4.00:1.00 for the Calculation Period most recently ended prior to the date of such issuance of Permitted Junior Capital on a Pro Forma Basis (as if the respective Permitted Junior Capital had been issued on the first day of such Calculation Period), (iv) all of the Net Cash Proceeds from such issuance of Permitted Junior Capital shall have been used (except to the extent of any portion thereof applied to make a concurrent prepayment of Term Loans pursuant to, and in accordance with the requirements of, Section 3.03) to (x) effect a Permitted Acquisition in accordance with the requirements of Section 6.10 and/or concurrently utilized by the Borrower (I) to make a voluntary prepayment of RF Loans pursuant to, and in accordance with the requirements of, Section 3.02 in an aggregate principal amount equal to the aggregate principal amount of RF Loans actually incurred by the Borrower to finance a Permitted Acquisition and/or (II) to redeem and/or refinance Permitted Junior Capital in an amount equal to the principal amount or aggregate liquidation preference of or the Net Cash Proceeds from the Permitted Junior Capital actually issued to finance Permitted Acquisition(s) or Permitted Acquisitions (and pay related accrued interest and dividends thereon, if any), in any such case within the 364-day period prior to such issuance of Permitted Junior Capital and/or (y) redeem shares of Qualified Preferred Stock or Disqualified Preferred Stock and/or repurchase or refinance any Permitted Unsecured Debt pursuant to Section 7.09(a)(xiv), and (v) the Borrower shall have furnished to the Administrative Agent a certificate from an

Authorized Officer certifying as to compliance with the requirements of preceding clauses (i), (ii), (iii), and (iv) and containing the calculations required by preceding clauses (ii) and (iii), as applicable.
          (d) On the Reinvestment Prepayment Date with respect to a Reinvestment Election, an amount equal to the Reinvestment Prepayment Amount, if any, for such Reinvestment Election shall be applied as a repayment of the principal amount of the then outstanding Term Loans.
          (e) By 5:00 P.M. (New York time) on the day of any drawing of any amount of A Term Loans or Initial B Term Loans by Spinco pursuant to Sections 1.01(a)(i)(A) or 1.01(b)(i)(A), respectively, if the Merger shall not have been consummated by such time, each Borrower shall immediately repay the then outstanding Term Loans borrowed by it in full and Spinco and its Subsidiaries shall not thereafter have any further obligations hereunder or under any other Credit Documents.
          (f) On the date of delivery of each Compliance Certificate pursuant to Section 6.01(d), beginning with the Compliance Certificate for the fiscal quarter ended June 30, 2009, demonstrating that the Leverage Ratio as at the last day of the preceding fiscal quarter of the Borrower covered by such Compliance Certificate is greater than 3.50:1.00 (or if the Borrower shall have failed to deliver a Compliance Certificate as required by Section 6.01(d) with respect to any fiscal quarter of the Borrower, on the date of the required delivery of such Compliance Certificate for such fiscal quarter pursuant to said Section), an amount equal to the greater of (i) $11,250,000 and (ii) 90% of Excess Cash Flow (calculated after the payment of any Dividends by the Borrower on the Borrower Common Stock during such fiscal quarter as otherwise permitted by this Credit Agreement), if any, during the preceding fiscal quarter, in each case less the amount of any scheduled amortization payments made pursuant to Section 3.01 (but the result of such calculation shall in no event be less than $0), shall be applied as a mandatory repayment of principal of the then outstanding Term Loans.
          (g) To the extent not theretofore repaid pursuant to the provisions of this Agreement, (i) all outstanding RF Loans and Swingline Loans shall be repaid in full upon the termination of the Total Revolving Commitment, (ii) all outstanding Term Loans and RF Loans shall be repaid in full on the relevant Maturity Date therefor, (iii) all outstanding Swingline Loans shall be repaid in full on the Swingline Expiry Date and (iv) all outstanding B Term Loans shall be repaid in full on the date a Change of Control occurs.
          (B) Application:
          With respect to each prepayment of Loans required by Section 3.03(A), (1) payments shall first be applied to prepay the A Term Loans in full, including any applicable fees, interest and expenses therefor and, to the extent that no A Term Loans remain outstanding, including any applicable fees, interest and expenses therefor, payments shall second be applied to prepay the B Term Loans, (2) notwithstanding clause (1) hereof, the Borrower may designate the Types of Loans which are to be prepaid and the specific Borrowing(s) under the affected Facility pursuant to which made and (3) any amounts repaid pursuant to Section 3.03(A) shall be applied in forward order of maturity to payments required to be made under Section 3.01;

provided that (i) if any prepayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for such Borrowing, such Borrowing shall be immediately converted into Base Rate Loans; (ii) except for the differing treatments of Defaulting Lenders and Non-Defaulting Lenders as expressly provided in Section 3.03(A)(a), each prepayment of any Loans under a Facility made pursuant to a given Borrowing shall be applied pro rata among such Loans; (iii) repayments of Eurodollar Loans pursuant to this Section 3.03 may only be made on the last day of an Interest Period applicable thereto unless (x) all Eurodollar Loans of the respective Facility with Interest Periods ending on such date of required repayment and all Base Rate Loans of the respective Facility have been paid in full and/or (y) concurrently with such repayment, the Borrower pays all breakage costs and other amounts owing to each Lender pursuant to Section 1.11. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion with a view, but no obligation, to minimize breakage costs owing under Section 1.11. Notwithstanding the foregoing provisions of this Section 3.03, if at any time the mandatory repayment of Loans pursuant to this Section 3.03 would result, after giving effect to the procedures set forth in clause (iii) of the second preceding sentence, in the Borrower incurring breakage costs under Section 1.11 as a result of Eurodollar Loans being repaid other than on the last day of an Interest Period applicable thereto (any such Eurodollar Loans, “Affected Loans”), the Borrower may (in lieu of making such payment) elect, by written notice to the Administrative Agent, to have the provisions of the following sentence be applicable. At the time any Affected Loans are otherwise required to be prepaid, the Borrower may elect to deposit 100% (or such lesser percentage elected by the Borrower as not being repaid) of the principal amounts that otherwise would have been paid in respect of the Affected Loans with the Administrative Agent to be held as security for the obligations of the Borrower hereunder pursuant to a cash collateral agreement to be entered into in form and substance satisfactory to the Administrative Agent, with such cash collateral to be released from such cash collateral account (and applied to repay the principal amount of such Eurodollar Loans) upon each occurrence thereafter of the last day of an Interest Period applicable to Eurodollar Loans (or such earlier date or dates as shall be requested by the Borrower), with the amount to be so released and applied on the last day of each Interest Period to be the amount of such Eurodollar Loans to which such Interest Period applies (or, if less, the amount remaining in such cash collateral account).
          3.04 Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement shall be made to the Administrative Agent for the ratable account of the Lenders entitled thereto, not later than 1:00 P.M. (New York time) on the date when due and shall be made in immediately available funds and in Dollars at the Payment Office, it being understood that written notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Payment Office shall constitute the making of such payment to the extent of such funds held in such account. Any payments under this Agreement which are made later than 1:00 P.M. (New York time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.
          3.05 Net Payments. (a) All payments made by the Borrower hereunder and/or under any Note will be made without setoff, counterclaim or other defense. Except as provided in Section 3.05(b) and Section 3.05(c), and provided Section 3.05(b) and Section 3.05(c) are complied with, all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, (i) any tax imposed on or measured by the net income or net profits or franchise taxes (in lieu of net income taxes or net profit taxes) of a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein and (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located) and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, the Borrower agrees to (i) pay the full amount of such Taxes to the applicable governmental authority, and (ii) pay such additional amounts to the Lenders as may be necessary so that every payment of all amounts due under this Agreement and/or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or therein, provided this clause (ii) in this Section 3.05(a) shall apply if Section 3.05(b) and Section 3.05(c) are complied with. The Borrower will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the Borrower. The Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender (other than penalties and interest attributable to the gross negligence or willful misconduct of the Administrative Agent or Lender).
          (b) Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes agrees to deliver to the Borrower and the Administrative Agent on or prior to the Closing Date, or in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 1.13 or 11.04 (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, or in the case of New Lending Office by a Lender, the date such New Lending Office is designated (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or W-8BEN (with respect to a complete exemption under an income tax treaty) (or successor form)) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) if the Lender or beneficial owner is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a 10-percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and cannot deliver either Internal Revenue Service Form W-

8ECI or W-8BEN (with respect to a complete exemption under an income tax treaty) pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit C (any such certificate, a “Section 3.05 Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (with respect to the portfolio interest exemption) (or successor form) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note. In addition, each Lender agrees that from time to time after the Closing Date, when a lapse of time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or W-8BEN (with respect to the benefits of any income tax treaty), or Form W-8BEN (with respect to the portfolio interest exemption) and a Section 3.05 Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note, or it shall immediately notify the Borrower and the Administrative Agent of its inability to deliver any such Form or Certificate, in which case such Lender shall not be required to deliver any such Form or Certificate pursuant to this Section 3.05(b). Notwithstanding anything to the contrary contained in Section 3.05(a), but subject to Section 11.04(b) and the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, Fees or other amounts payable by it hereunder for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Lender has not provided to the Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 3.05(a) hereof to gross-up payments to be made by it to a Lender in respect of income or similar taxes imposed by the United States (I) if such Lender has not provided to the Borrower the Internal Revenue Service Forms required to be provided to the Borrower pursuant to this Section 3.05(b) or Section 3.05(c) or (II) in the case of a payment, other than interest, to a Lender described in clause (ii) above, to the extent that such Forms do not establish a complete exemption from withholding of such taxes. If the Borrower is required to pay any additional amounts to a Lender or indemnify a Lender pursuant to this Section 3.05 (prior to the application of this sentence), notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 3.05 and except as set forth in Section 11.04(b), the Borrower agrees to pay any additional amounts and to indemnify each Lender in the manner set forth in Section 3.05(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Closing Date (or the date a person becomes a Lender under this Agreement, as applicable) in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of such income or similar taxes.
          (c) Any Lender that is a United States person and that may not be treated as an exempt recipient based on the indicators described in Treasury Regulation Section 1.6049-4(c)(1)(ii) shall deliver to the Borrower on or prior to the date on which such Lender becomes a

Lender under this Agreement (and from time to time thereafter as prescribed by applicable law or upon the request of the Borrower), two duly executed and properly completed copies of U.S. Internal Revenue Service Form W-9, or any successor form that such Lender is entitled to provide at such time in order to comply with United States back-up withholding requirements. Notwithstanding any other provision in this Section 3.05, no amount shall be required to be paid to any Lender under this Section 3.05 with respect to backup withholding if there has been a notified underreporting pursuant to Section 3406(a)(1)(C) of the Code (or similar provision or successor provision).
          (d) If the Borrower pays any additional amount under this Section 3.05 to a Lender and such Lender determines in its sole discretion (but acting in good faith) that it has actually received or realized in connection therewith any refund or any reduction of, or credit against, its Tax liabilities in or with respect to the taxable year in which the additional amount is paid (or would have been paid but for the fact that such refund was netted against any additional Tax liability of the Lender), such Lender shall pay to the Borrower an amount that the Lender shall, in its sole discretion (but acting in good faith), determine is equal to such net benefit, after tax, which was obtained by the Lender in such year as a consequence of such refund, reduction or credit.
          SECTION 4. Conditions Precedent.
          4.01 Conditions Precedent to Closing Date and the Initial Incurrence of Loans. The obligation of the Lenders to make Loans hereunder and the obligation of each Letter of Credit Issuer to issue Letters of Credit hereunder, in each case on the Closing Date, are subject to the satisfaction of each of the following conditions at such time (provided that the condition contained in Section 4.01(h) below shall not be a condition precedent to any drawing by Spinco of Term Loans pursuant to Sections 1.01(a)(i)(A) or 1.01(b)(i)(A)):
          (a) Certain Documents. The Administrative Agent shall have received (and, to the extent any Borrowing of any Eurodollar Loans is requested to be made on the Closing Date, in respect of the Notice of Borrowing for such Eurodollar Loans, at least one Business Day prior to the Closing Date) each of the following, each dated the Closing Date unless otherwise indicated or agreed to by the Administrative Agent in its reasonable discretion, in form and substance reasonably satisfactory to the Administrative Agent:
          (i) this Agreement, duly executed and delivered by the Borrower and, for the account of each Lender requesting the same, a Note of the Borrower conforming to the requirements set forth herein;
          (ii) the Pledge Agreement, in the form of Exhibit G (as modified, amended, restated and/or supplemented from time to time in accordance with the terms thereof and hereof, the “Pledge Agreement”) duly executed and delivered by the Borrower, each First-Tier Subsidiary (other than Northern New England Telephone Operations LLC), and each Parent Company that is a Subsidiary on the Closing Date, together with each of the following:
          (A) all of the Collateral, if any, referred to therein and then owned by such Persons, (x) endorsed in blank in the case of promissory notes constituting Collateral and (y)

together with executed and undated transfer powers in the case of certificated equity interests constituting Collateral; provided that with respect to any such Collateral the security interest in which may not be perfected by filing of a UCC financing statement, if perfection of the Collateral Agent’s security interest in such collateral may not be accomplished on or before the Closing Date after the Borrower and each of its Subsidiaries have used commercially reasonable efforts to do so, then delivery of documents and instruments for perfection of such security interest shall not constitute a condition precedent to the initial borrowings hereunder; and shall be subject in each case to clause (iv) of this Section 4.01(a);
          (B) the Financing Statements (Form UCC-1 or the equivalent) listed on Annex F to the Pledge Agreement, fully executed (where required) for filing under the UCC or other appropriate filing offices set forth in such schedule;
          (C) certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports, each of a recent date, listing all effective financing statements that name any Pledge Party or any of its Subsidiaries as debtor and that are filed in the jurisdictions referred to in clause (B) above, together with copies of such other financing statements that name any Pledge Party or any of its Subsidiaries as debtor (none of which shall cover any of the Collateral, except to the extent evidencing Permitted Liens or in respect of which the Collateral Agent shall have received termination statements (Form UCC-3) or such other termination statements as shall be required by local law fully executed (where required) for filing); and
          (D) subject to clause (iv) below, evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable to create, maintain, effect, perfect, preserve, and protect the security interests purported to be created by the Pledge Agreement have been taken;
and the Pledge Agreement shall be in full force and effect (subject to clause (iv) below); provided, in no event shall any grant of a security interest by Spinco or any of its Subsidiaries, or any document executed by Spinco or any of its Subsidiaries with respect to the grant or perfection of a security interest in connection therewith, become effective prior to the consummation of the distribution of all shares of Spinco common stock to a third party distribution agent to be held for the benefit of the shareholders of Verizon Communications Inc., as described in the Rule 424(b) Prospectus filed with the SEC in connection with the Merger (the “Spin”);
          (iii) the Subsidiary Guaranty, in the form of Exhibit F hereto (as modified, amended, restated and/or supplemented from time to time in accordance with the terms hereof and thereof, the “Subsidiary Guaranty”) duly authorized and executed by each First-Tier Subsidiary of the Borrower; and
          (iv) clause (a)(ii) of this Section 4.01 notwithstanding, to the extent any Collateral is not provided on the Closing Date after the Borrower and each of its Subsidiaries have used commercially reasonable efforts to do so (it being understood that UCC financing statements shall have been provided), the provisions of clause (a)(ii) shall be deemed to have been satisfied and the Credit Parties shall be required to provide such Collateral in accordance with the provisions set forth in Section 6.18.

          (b) Opinions of Counsel. The Administrative Agent shall have received (i) from Paul, Hastings, Janofsky & Walker LLP, special counsel to the Credit Parties, an opinion addressed to each Agent, the Collateral Agent and each of the Lenders and dated the Closing Date substantially in the form of Exhibit D-1 and (ii) from local and special FCC counsel to the Pledge Parties, opinions, each dated the Closing Date, substantially in the form of Exhibit D-2.
          (c) Company Proceedings. The Administrative Agent shall have received a certificate, dated the Closing Date, signed by an Authorized Officer in the form of Exhibit E with appropriate insertions and deletions, together with (x) copies of the certificate of incorporation, by-laws or other organizational documents of each Pledge Party and (y) the resolutions of each Pledge Party referred to in such certificate and all of the foregoing (including each such organizational document) shall be reasonably satisfactory to the Administrative Agent and (z) a statement that all of the applicable conditions set forth in Sections 4.01(d), (f) and (i) have been satisfied as of such date.
          (d) Closing Material Adverse Effect. Since September 30, 2006, there shall not have occurred a Closing Material Adverse Effect.
          (e) Solvency. FairPoint shall have delivered to the Administrative Agent a solvency certificate, dated the Closing Date, after giving effect to the Transaction, and in the form of Exhibit H hereto.
          (f) Refinancing. (i) On the Closing Date and substantially concurrently with the incurrence of Loans on such date, all outstanding Indebtedness of the Borrower and its Subsidiaries (other than the Obligations owed to the Lenders hereunder, the Spinco Senior Notes and other Indebtedness permitted hereunder after the Closing Date) (collectively referred to herein as the “Refinanced Indebtedness”) shall have been repaid in full, together with all fees, accrued interest and other amounts owing thereon, all commitments under the documents evidencing Refinanced Indebtedness shall have been terminated, all letters of credit issued pursuant to the documents evidencing the Refinanced Indebtedness shall have been terminated, cash collateralized, back-stopped, or incorporated hereunder as Letters of Credit as contemplated by Section 1A.01(d) and all guaranties issued in support of such Refinanced Indebtedness shall have been terminated (the “Refinancing”).
          (ii) On the Closing Date and substantially concurrently with the incurrence of Loans on such date, all security interests in respect of, and Liens securing, the Refinanced Indebtedness shall have been terminated and released, and the Administrative Agent shall have received all such releases as may have been reasonably requested by the Administrative Agent. Without limiting the foregoing, there shall have been delivered to the Administrative Agent proper termination statements (Form UCC-3 or the appropriate equivalent) for filing under the UCC of each jurisdiction where a financing statement (Form UCC-1 or the appropriate equivalent) was filed with respect to the Borrower or any of its Subsidiaries in connection with the security interests created with respect to the Refinanced Indebtedness and the documentation related thereto.
          (g) Intercompany Subordination Agreement. FairPoint and each of its Subsidiaries shall have duly authorized, executed and delivered a Subordination Agreement substantially in the form of Exhibit J hereto (as amended, restated, modified and/or supplemented from time to time in accordance with the terms hereof and thereof, the “Intercompany Subordination Agreement”), and the Intercompany Subordination Agreement shall be in full force and effect.
          (h) Fees. FairPoint shall have paid to the Agents and the Lenders all Fees and expenses agreed upon to be paid on or prior to the Closing Date (for which, in the case of legal fees and expenses, the Borrower shall have received in advance a written invoice in reasonable detail). For the avoidance of doubt, the initial Borrowing by Spinco shall not be reduced by the amount of any fees or expenses payable to the Agents, the Lenders or their respective Affiliates or representatives. Any such fees or expenses shall be for the account of FairPoint as a condition precedent to its initial Borrowing.
          (i) Specified Representations. The Specified Representations shall be true and correct in all material respects.
          (j) Financial Statements. (i) The Administrative Agent and the Lenders shall have received audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of FairPoint and the Northern New England Business, as applicable, for the three fiscal years ended December 31, 2005, December 31, 2006 and December 31, 2007 and such financial statements shall be prepared in accordance with GAAP or, in the case of the financial statements for fiscal years ended 2006 and 2007, prepared in accordance with the Merger Agreement; and
          (ii) The Administrative Agent, the Lead Arrangers and the Lenders shall have received (A) a pro forma consolidated balance sheet of the Borrower as at December 31, 2007 and (B) a pro forma statement of operations of the Borrower for the year ended December 31, 2007, in each case adjusted to give effect to the Transaction and the other transactions related thereto and such other adjustments as have been agreed between the Borrower and the Lead Arrangers.
          (k) Merger and Distribution. The Lenders shall be satisfied that the Merger and the Distribution will be consummated substantially concurrently with the initial funding hereunder (it being understood that any condition to be satisfied substantially concurrently with such borrowing may be satisfied after such borrowing is made in accordance with the order of the Transaction Timeline described in the Rule 424(b) Prospectus filed with the SEC in connection with the Merger), substantially in accordance with the Merger Agreement and Distribution Agreement (and no provision of the Merger Agreement or Distribution Agreement shall have been waived, amended, supplemented or otherwise modified in a manner material and adverse to the Lenders without the prior written consent of the Lenders).
          (l) Patriot Act. The Administrative Agent shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act.

          (m) Insurance. The Administrative Agent shall have received evidence that all insurance policies required to be maintained pursuant to Section 6.03 are in full force and effect.
          (n) FairPoint Borrowing. With respect to the initial Borrowing by FairPoint, the initial Borrowing by Spinco shall have been funded.
          4.02 Conditions Precedent to All Loans. The obligation of each Lender to make Loans (excluding Loans made on the Closing Date and Mandatory Borrowings made after the Closing Date, which shall be made as provided in Section 1.01(f)), and of each Letter of Credit Issuer to issue Letters of Credit, is subject, at the time of the making of each such Loan and the issuance of each such Letter of Credit, to the satisfaction of the following conditions:
          (a) Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 1.03 (or, in the case of a Swingline Loan, the notice referred to in Section 1.03(b)(i)) or a Letter of Credit Request meeting the requirements of Section 1A.03.
          (b) Representations and Warranties; No Default. At the time of each making of Loans and each issuance of a Letter of Credit and also after giving effect thereto, (i) each of the representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects, in each case on and as of such date as if made on and as of such date, except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date and (ii) there shall exist no Default or Event of Default.
          (c) Regulation U. If at any time any Margin Stock is pledged or required to be pledged pursuant to the Pledge Agreement, all actions required to be taken pursuant to Section 6.11 shall have been taken to the reasonable satisfaction of the Administrative Agent.
          The occurrence of the Closing Date and the acceptance of the benefits or proceeds of each Borrowing by and issuance of a Letter of Credit on behalf of the Borrower shall constitute a representation and warranty by FairPoint to each Agent, each Letter of Credit Issuer, the Swingline Lender and each of the Lenders that all the conditions specified in Section 4 and applicable to such Borrowing or issuance of such Letter of Credit have been satisfied as of that time, subject to the next succeeding sentence. The funding of each Borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute an acknowledgement by the Agents and Lenders that as of the date of such Borrowing or issuance of such Letter of Credit the conditions contained in Sections 4.01 and 4.02 that must be satisfied to the satisfaction of the Agents or the Lenders have been so satisfied (or waived). All of the certificates, legal opinions and other documents and papers referred to in Sections 4.01 and 4.02, unless otherwise specified, shall be delivered to the Administrative Agent for the benefit of each of the Lenders and shall, to the extent provided therein, be reasonably satisfactory in form and substance to the Agents.
          SECTION 5. Representations, Warranties and Agreements. In order to induce the Lenders to enter into this Agreement, to make the Loans and to issue and/or participate in

Letters of Credit, FairPoint makes the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement, the making of the Loans and the issuance of the Letters of Credit:
          5.01 Company Status. Each of the Borrower and each of its Subsidiaries (i) is a duly organized and validly existing Company and is in good standing, in each case under the laws of the jurisdiction of its organization and has the Company power and authority to own its property and assets and to transact the business in which it is engaged and (ii) is duly qualified and is authorized to do business and, to the extent relevant, is in good standing in all jurisdictions where it is required to be so qualified except where the failure to be so qualified, authorized or in good standing would not be reasonably likely to have a Material Adverse Effect.
          5.02 Company Power and Authority. Each Credit Party has the Company power and authority to execute, deliver and carry out the terms and provisions of the Documents to which it is a party and has taken all necessary action to authorize the execution, delivery and performance of the Documents to which it is a party. Each Credit Party has duly executed and delivered each Document to which it is a party and each such Document constitutes the legal, valid and binding obligation of such Person enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (regardless of whether enforcement is sought in equity or at law).
          5.03 No Violation. Neither the execution, delivery or performance by any Credit Party of the Documents to which it is a party nor compliance with the terms and provisions thereof, (i) will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will violate, conflict or be inconsistent with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or (other than pursuant to the Pledge Agreement) result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust or other material agreement or instrument to which the Borrower or any of its Subsidiaries is a party or by which it or any of its property or assets are bound or to which it may be subject or (iii) will violate any provision of the organizational documents (including by-laws) of the Borrower or any of its Subsidiaries.
          5.04 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened (i) with respect to any Credit Document, (ii) with respect to the Transaction or any other Document or (iii) with respect to the Borrower or any of its Subsidiaries that have had, or that are reasonably likely to have, a Material Adverse Effect. Additionally, there does not exist any judgment, order or injunction prohibiting or imposing material adverse conditions upon the incurrence of any Credit Event.
          5.05 Use of Proceeds; Margin Regulations. (a) The proceeds of all A Term Loans shall be utilized to (i) finance in part the Transaction, including, without limitation, the cash portion of the Distribution and the Refinancing and (ii) pay related fees and expenses.

          (b) The proceeds of all Initial B Term Loans shall be utilized to (i) finance in part the Transaction, including, without limitation, the cash portion of the Distribution and the Refinancing and (ii) pay related fees and expenses.
          (c) The proceeds of the RF Loans may be used for working capital and other general corporate purposes of the Borrower and its Subsidiaries, including payments under the Transition Services Agreement and financing of Permitted Acquisitions.
          (d) The proceeds of the Delayed-Draw B Term Loans shall be used for capital expenditures incurred in connection with the Transaction (including, but not limited to, any capital expenditures incurred in anticipation thereof) or in the operations of the Borrower and its Subsidiaries from and after the Closing Date, including, but not limited to, capital expenditures referred to in Sections 7.05(a)(ii) and (iii) and capital expenditures referenced under subsection (A)(i) of the definition of Acquisition Adjustment set forth herein.
          (e) The proceeds of Swingline Loans may be used for the general corporate and working capital purposes of the Borrower and its Subsidiaries; provided that no proceeds from Swingline Loans may be used to finance the Refinancing or to pay fees and expenses incurred in connection with the Transaction.
          (f) The Letters of Credit shall be issued for financing arising out of the general corporate needs and purposes of the Borrower and its Subsidiaries.
          (g) Neither the making of any Loan hereunder, nor the use of the proceeds thereof, nor the occurrence of any other Credit Event, will violate the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System. No part of any Credit Event (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock; provided that proceeds of RF Loans may be utilized to purchase Margin Stock (A) if such purchase (x) is pursuant to a Permitted Acquisition of the Person issuing such Margin Stock and (y) is effected pursuant to a friendly transaction (as determined by the Agents) not in violation of such Regulations T, U or X and (B) to the extent otherwise permitted by Sections 7.09(a)(ii) or (iii), subject, in each case, to the qualifying proviso at the end of Section 7.09(a).
          (h) The fair market value of all Margin Stock owned by the Borrower and its Subsidiaries (other than the capital stock of the Borrower held in treasury) on the Closing Date does not exceed $5,000,000. At the time of each Credit Event, not more than 25% of the value of the assets of the Borrower and its Subsidiaries taken as a whole (including all capital stock of the Borrower held in treasury) will constitute Margin Stock.
          5.06 Governmental Approvals. Except for such consents, approvals and filings as have been obtained or made on or prior to the Closing Date and remain in full force and effect, no order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any foreign or domestic governmental or public body or authority (including, without limitation, the FCC and applicable PUCs), or any subdivision thereof, is required to authorize or is required in connection with (i) the execution, delivery and performance of any Document or (ii) the legality, validity, binding effect or enforceability of any Document.
          5.07 Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
          5.08 True and Complete Disclosure. All factual information (taken as a whole), other than the projections, any budgets, forecasts, estimates and other forward-looking statements and any information of a general economic or industry nature, when furnished by or on behalf of the Borrower in writing to the Lenders for purposes of or in connection with this Agreement or any transaction contemplated herein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of any Credit Party in writing to the Lenders hereunder does not or will not contain any untrue statement of material fact or omit to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided. The projections and pro forma financial information contained in such materials are based on good faith estimates and assumptions believed by the Borrower to be reasonable at the time made (it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and that such assumptions and estimates may prove to be inaccurate).
          5.09 Financial Condition; Financial Statements. (a) On and as of the Closing Date, on a pro forma basis after giving effect to the Transaction and all Indebtedness incurred, and to be incurred (including, without limitation, the Loans and the application of the proceeds thereof), and Liens created, and to be created, by each Credit Party in connection therewith, with respect to the Borrower (on a stand-alone basis) and the Borrower and its Subsidiaries (on a consolidated basis), (x) the fair valuation of all of the tangible and intangible assets of the Borrower (on a stand-alone basis) and the Borrower and its Subsidiaries (on a consolidated basis) will exceed its or their debts, (y) it has or they have not incurred nor intended to, nor believes or believe that it or they will, incur debts beyond its or their ability to pay such debts as such debts mature and (z) it or they will not have unreasonably small capital with which to conduct its or their business. For purposes of this Section 5.09, “debt” means any liability on a claim, and “claim” means (i) the right to payment whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (ii) the right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.
          (b) The audited consolidated statements of financial condition of FairPoint and its Subsidiaries at December 31, 2005, December 31, 2006 and December 31, 2007 and the related consolidated statements of income and cash flows and changes in shareholders’ equity of FairPoint and its Subsidiaries for the fiscal years of FairPoint ended on such dates, in each case furnished to the Lenders prior to the Closing Date, present fairly in all material respects the consolidated financial position of FairPoint and its Subsidiaries at the date of said financial statements and the results for the respective periods covered thereby. All such financial statements have been prepared in accordance with GAAP and practices consistently applied except to the extent provided in the notes to said financial statements. The pro forma consolidated balance sheet of FairPoint as at December 31, 2007, a copy of which has been delivered to the Lenders, presents a good faith estimate of the consolidated pro forma financial condition of FairPoint (after giving effect to the Transaction and all Indebtedness incurred or to be incurred in connection therewith) as at the date thereof. Nothing has occurred since December 31, 2006 that has had, or is reasonably likely to have, a Material Adverse Effect, it being understood that no representation is made with respect to the consummation of the Transaction on the Closing Date.
          (c) Except as reflected in the financial statements described in Section 5.09(b) or in the footnotes thereto, there are as of the Closing Date no liabilities or obligations with respect to FairPoint or any of its Subsidiaries of a nature (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in aggregate, are reasonably likely to be material to FairPoint and its Subsidiaries taken as a whole, except as incurred in the ordinary course of business consistent with past practices or as shown on the pro forma balance sheet of the Borrower delivered pursuant to Section 4.01(j)(ii).
          (d) The audited combined statements of financial condition of the Northern New England Business at December 31, 2005, December 31, 2006 and December 31, 2007 and the related combined statements of income and cash flows and changes in shareholders’ equity of the Northern New England Business for the fiscal years of such business ended on such dates, in each case furnished to the Lenders prior to the Closing Date, present fairly in all material respects the combined financial position of the Northern New England Business at the date of said financial statements and the results for the respective periods covered thereby. All such financial statements have been prepared in accordance with GAAP and practices consistently applied except to the extent provided in the notes to said financial statements.
          (e) Except as reflected in the financial statements described in Section 5.09(d) or in the footnotes thereto, there are as of the Closing Date no liabilities or obligations with respect to the Northern New England Business of a nature (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in aggregate, are reasonably likely to be material to the Northern New England Business taken as a whole, except as incurred in the ordinary course of business consistent with past practices or as shown on the pro forma balance sheet of the Borrower delivered pursuant to Section 4.01(j)(ii).
          (f) On and as of the Closing Date, the detailed projected consolidated financial statements of FairPoint and its Subsidiaries on a consolidated basis for the period from the Closing Date through the B Term Loan Maturity Date, which projections shall reflect the forecasted consolidated financial condition of FairPoint and its Subsidiaries on a consolidated basis after giving effect to the Transaction (the “Projections”), delivered to the Agents prior to the Closing Date, shall have been prepared on a basis consistent with the financial statements referred to in Section 5.09(b) for the fiscal year of FairPoint ended December 31, 2006 (other than with respect to GAAP assumptions that are based on GAAP as applicable to the financial statements of Spinco), and are based on good faith estimates and assumptions made by the management of FairPoint. On the Closing Date, such management believed that the Projections were reasonable and attainable (it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results).
          5.10 Security Interests. At any time on or after the Merger, the Pledge Agreement creates, as security for the obligations purported to be secured thereby, a valid and enforceable Lien on all of the Collateral subject thereto at such time, superior to and prior to the rights of all third Persons and subject to no other Liens (except for Liens permitted under Section 7.03(a)), in favor of the Collateral Agent for the benefit of the Secured Creditors, which Lien has been perfected under applicable law. No filings or recordings are required in order to perfect the Lien on the Collateral created under the Pledge Agreement, except for filings or recordings required in connection with the Pledge Agreement which shall have been made on or prior to the Closing Date or as otherwise required in accordance with the terms of the Pledge Agreement.
          5.11 Compliance With Statutes. Each of the Borrower and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such non-compliance as has not had, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.
          5.12 Tax Returns and Payments. Each of the Borrower and its Subsidiaries has filed all U.S. federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all material taxes and assessments payable by it which have become due, except for those contested in good faith and adequately disclosed and fully provided for on the financial statements of the Borrower and its Subsidiaries if and to the extent required by GAAP. Each of the Borrower and its Subsidiaries has at all times paid, or has provided adequate reserves (in the good faith judgment of the management of the Borrower) for the payment of, all U.S. federal, state and foreign income taxes applicable for all prior fiscal years which are still open for audit and for the current fiscal year to date. There is no action, suit, proceeding, investigation, audit, or claim now pending and the Borrower has not received any notice by a taxing authority of any future proceeding, investigation, audit or claim, regarding any taxes relating to the Borrower or any of its Subsidiaries which is reasonably likely to have a Material Adverse Effect.
          5.13 Compliance with ERISA. (i) Annex IV sets forth each Plan and Multiemployer Plan; (ii) except as set forth on Annex IV, each Plan (and each related trust, insurance contract or fund) is in substantial compliance with its terms and with all applicable laws, including without limitation ERISA and the Code; each Plan which is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Section 401(a) of the Code; except as set forth on Annex IV, no Reportable Event has occurred with respect to a Plan; to the knowledge of the Borrower, no Multiemployer Plan is insolvent or in reorganization; except as set forth on Annex IV, no Plan has an Unfunded Current Liability which, when added to the aggregate amount of Unfunded Current Liabilities with respect to all other Plans, would be reasonably likely to have a Material Adverse Effect; no Plan which is subject to Section 412 of the Code or Section 302 of ERISA has an accumulated funding deficiency, within the meaning of such sections of the Code or ERISA, or has applied for or received a waiver of an accumulated funding deficiency or an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA; all contributions required to be made with respect to a Plan or a Multiemployer Plan have been timely made; neither the Borrower nor any Subsidiary nor any ERISA Affiliate has incurred any material liability (including any indirect, contingent or secondary liability) to or on account of a Plan or a Multiemployer Plan pursuant to Section 409, 502(i), 502(1), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971 or 4975 of the Code or reasonably expects to incur any such liability under any of the foregoing sections with respect to any Plan or any Multiemployer Plan; no condition exists which presents a material risk to the Borrower or any Subsidiary or any ERISA Affiliate of incurring a material liability to or on account of a Plan or, to the knowledge of the Borrower, of any Multiemployer Plan pursuant to the foregoing provisions of ERISA and the Code; no proceedings have been instituted to terminate or appoint a trustee to administer any Plan which is subject to Title IV of ERISA; except as would not result in any material liability, no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) is pending, or to the best knowledge of the Borrower expected or threatened; using actuarial assumptions and computation methods consistent with Part 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of the Borrower and its Subsidiaries and its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Plan ended prior to the date of the most recent Loan incurrence, would not exceed $500,000; except as would not result in a material liability, each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of the Borrower, any Subsidiary or any ERISA Affiliate has at all times been operated in compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code; no Lien imposed under the Code or ERISA on the assets of the Borrower or any Subsidiary or any ERISA Affiliate exists or is reasonably likely to arise on account of any Plan; and the Borrower and its Subsidiaries do not maintain or contribute to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan the obligations with respect to which could reasonably be expected to have a Material Adverse Effect.
          5.14 Subsidiaries. On and as of the Closing Date and after giving effect to the consummation of the Transaction, the Borrower has no Subsidiaries other than those Subsidiaries listed on Annex III, which correctly sets forth, as of the Closing Date, the percentage ownership (direct and indirect) of the Borrower in each class of capital stock or other equity interests of each of its Subsidiaries and also identifies the direct owner thereof. All outstanding shares of capital stock or other equity interests of each Subsidiary of the Borrower have been duly and validly issued, are fully paid and non-assessable and are free of preemptive rights. No Subsidiary of the Borrower has outstanding any securities convertible into or exchangeable for its capital stock or other equity interests or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, its capital stock or other equity interests or any stock appreciation or similar rights.

          5.15 Intellectual Property. Each of the Borrower and its Subsidiaries owns or holds a valid transferable license to use all the patents, trademarks, service marks, trade names, domain names, technology, know-how, copyrights, licenses, franchises and formulas or rights with respect to the foregoing, that are used in the operation of the business of the Borrower or such Subsidiary as presently conducted and are material to such business where the failure to own or hold a valid license is reasonably likely to have a Material Adverse Effect.
          5.16 Environmental Matters. Each of the Borrower and its Subsidiaries is in material compliance with all applicable Environmental Laws governing its business for which failure to comply is reasonably likely to have a Material Adverse Effect, and neither the Borrower nor any of its Subsidiaries is liable for any material penalties, fines or forfeitures for failure to comply with any of the foregoing in the manner set forth above. All licenses, permits, registrations or approvals required for the business of the Borrower and each of its Subsidiaries under any Environmental Law have been secured and each of the Borrower and its Subsidiaries is in substantial compliance therewith, except where the failure to secure or comply with such licenses, permits, registrations or approvals the failure to secure or to comply therewith is not reasonably likely to have a Material Adverse Effect. There are no Environmental Claims pending or, to the knowledge of the Borrower threatened, against the Borrower or any of its Subsidiaries with respect to which any decision, ruling or finding is reasonably likely to have a Material Adverse Effect.
          5.17 Labor Relations. No Credit Party is engaged in any unfair labor practice that is reasonably likely to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries or, to the Borrower’s knowledge, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Subsidiaries or, to the Borrower’s knowledge, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Subsidiaries or, to the Borrower’s knowledge, threatened against the Borrower or any of its Subsidiaries and (iii) no union representation question, to the Borrower’s knowledge, existing with respect to the employees of the Borrower or any of its Subsidiaries and no union organizing activities, to the Borrower’s knowledge, are taking place, except with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate, such as is not reasonably likely to have a Material Adverse Effect.
          5.18 Subordination. The subordination provisions contained in, on and after the execution, delivery and/or incurrence thereof, any agreements or instruments relating to any Permitted Unsecured Debt, and any Refinancing Indebtedness in respect of the foregoing, are enforceable against the Borrower, the Subsidiary Guarantors party thereto and the holders of such Indebtedness, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law), and all Obligations hereunder and the obligations of the Borrower and each Subsidiary Guarantor under the other Credit Documents are within the definitions of “Senior Debt” (or relevant similar term) and “Designated Senior Debt” or “Designated Guarantor Senior Debt”, as applicable, included in such subordination provisions.

          5.19 Capitalization. On the Closing Date, after giving effect to the Transaction, the authorized capital stock of the Borrower shall consist of (i) 200,000,000 shares of common stock, $.01 par value per share (such authorized shares of common stock, together with any subsequently authorized shares of such common stock, the “Borrower Common Stock”), of which 89,025,568 shares are issued and outstanding on the Closing Date (including 429,474 shares of restricted stock awarded under the Borrower’s 2005 Stock Incentive Plan on the Closing Date, which are deemed outstanding for purposes of GAAP) and (ii) 100,000,000 shares of preferred stock, $.01 per share, none of which is issued and outstanding on the Closing Date. All such outstanding shares have been duly and validly issued, are fully paid and nonassessable and are free of preemptive rights. On the Closing Date, after giving effect to the Transaction, the Borrower does not have outstanding any securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or any stock appreciation or similar rights (other than those agreements listed on Annex VIII).
          SECTION 6. Affirmative Covenants. The Borrower hereby covenants and agrees that until the Commitments have terminated, no Notes or Letters of Credit are outstanding and the Loans, together with interest, Fees and all other Obligations (other than any indemnities described in Section 11.12 which are not then owing) incurred hereunder, are paid in full:
          6.01 Information Covenants. The Borrower will furnish to each Lender:
          (a) Annual Financial Statements. As soon as available and in any event within 60 days after the close of each fiscal year of the Borrower, commencing with the first fiscal year of the Borrower ending after the Closing Date (provided that such 60 day period shall be extended to 75 days if the Borrower is not subject to the SEC’s large accelerated filer filing requirements and shall be extended to 90 days if the Borrower is not subject to the SEC’s large accelerated filer or accelerated filer filing requirements and such 60, 75 or 90 day period, as applicable, shall be extended an additional 15 days if the Borrower has filed a Form 12b-25 with the SEC extending the date of the filing of the Annual Report on Form 10-K due on such 60th, 75th or 90th day, as applicable), the consolidated balance sheet of the Borrower and the consolidated balance sheet of the Intermediary Holding Companies, as at the end of such fiscal year and the related consolidated statements of operations and of cash flows for such fiscal year, and in each case setting forth comparative consolidated figures for the preceding fiscal year, and examined by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit and as to the status of the Borrower as a going concern, together with a certificate of such accounting firm stating that in the course of its regular audit of the business of the Borrower and the Intermediary Holding Companies, which audit was conducted in accordance with generally accepted auditing standards, no Default or Event of Default which has occurred and is continuing has come to their attention or, if such a Default or Event of Default has come to their attention a statement as to the nature thereof.
          (b) Quarterly Financial Statements. As soon as available and in any event within 40 days after the close of each of the first three quarterly accounting periods in each fiscal year of the Borrower (provided that such 40 day period shall be extended to 45 days if the Borrower is not subject to the SEC’s large accelerated filer filing requirements and such 40 or 45 day period, as applicable, shall be extended an additional 5 days if the Borrower has filed a Form 12b-25 with the SEC extending the date of the filing of the Quarterly Report on Form 10-Q due on such 40th or 45th day, as applicable), the consolidated balance sheet of the Borrower and the consolidated balance sheet of the Intermediary Holding Companies, as at the end of such quarterly period and the related consolidated statements of operations and of cash flows for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and in each case setting forth comparative consolidated figures for the related periods in the prior fiscal year, all of which shall be in reasonable detail and certified by the chief financial officer or controller of the Borrower, subject to changes resulting from audit and normal year-end audit adjustments.
          (c) Budgets; etc. Not more than 30 days after the commencement of each fiscal year of the Borrower ending after the Closing Date, commencing with the budget to be delivered on January 30, 2009, consolidated budgets of the Borrower and its Subsidiaries in reasonable detail for each of the twelve months of such fiscal year as customarily prepared by management for its internal use setting forth, with appropriate discussion, the principal assumptions upon which such budgets are based.
          (d) Compliance Certificates. Other than with respect to the delivery of the financial statements for the first full fiscal quarter ending after the Closing Date, at the time of the delivery of the financial statements provided for in Sections 6.01(a) or (b), a certificate (“Compliance Certificate”) of the chief financial officer or other Authorized Officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate (i) if delivered with the financial statements required by Sections 6.01(a) and (b), shall set forth the calculations required to establish (I) the Interest Coverage Ratio and the Leverage Ratio as at the last day of the fiscal year or fiscal quarter, as the case may be, covered by such financial statements and (II) whether the Borrower and its Subsidiaries were in compliance with the provisions of Sections 7.11 and 7.12 as at the end of such fiscal period, and (ii) if delivered with the financial statements required by Section 6.01(b), shall set forth (I) Available Cash, Cumulative Distributable Cash and, to the extent that the Leverage Ratio for any quarter, commencing with the fiscal quarter ended June 30, 2009, is greater than 3.50:1.00, Excess Cash Flow, in each case determined as at the last day of the fiscal quarter of the Borrower covered by such financial statements and (II) the amount of Dividends, if any, that the Borrower intends to pay on the immediately succeeding date on which the Borrower’s dividend policy provides for Dividends to be paid by the Borrower on the Borrower Common Stock.
          (e) Notice of Default or Litigation. Promptly, and in any event within five Business Days after any officer of the Borrower obtains knowledge thereof, notice of (x) the occurrence of any event which constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto, and (y) the commencement of, or any significant adverse development in, any litigation or governmental proceeding pending against the Borrower or any of its Subsidiaries or their assets or business (i) with respect to any Document or (ii) which has had, or is reasonably likely to have, a Material Adverse Effect and (iii) any other event which has had, or is reasonably likely to have, a Material Adverse Effect.

          (f) Other Information. Promptly upon transmission thereof, copies of any filings and registrations with, and reports to, the Securities and Exchange Commission or any successor thereto (the “SEC”) or holders (or any trustee, agent or other representative therefor) of any Permitted Junior Capital by the Borrower or any of its Subsidiaries, and with reasonable promptness, such other information or documents (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request from time to time.
          6.02 Books, Records and Inspections. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in conformity with, and as required by, GAAP and all material requirements of law shall be made of all dealings and transactions in relation to such Person’s business and activities. The Borrower will, and will cause its Subsidiaries to, permit, upon reasonable notice to the chief financial officer, controller or any other Authorized Officer of the Borrower, officers and designated representatives of the Administrative Agent or the Required Lenders to visit and inspect any of the properties or assets of the Borrower and any of its Subsidiaries in their possession and to examine the books of account of the Borrower and any of its Subsidiaries and discuss the affairs, finances and accounts of the Borrower and of any of its Subsidiaries with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals during normal business hours (with reasonable notice) and to such reasonable extent as the Administrative Agent or the Required Lenders may desire.
          6.03 Insurance. The Borrower will, and will cause each of its Subsidiaries to, at all times maintain in full force and effect insurance with reputable and solvent insurers in such amounts, covering such risks and liabilities and with such deductibles or self-insured retentions as are in accordance with normal industry practice. The Borrower will, and will cause each of its Subsidiaries to, furnish to the Administrative Agent on the Closing Date and thereafter annually, upon request of the Administrative Agent, a summary of the insurance carried.
          6.04 Payment of Taxes. The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, would become a Lien or charge upon any material properties of the Borrower or any of its Subsidiaries; provided that neither the Borrower nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of the management of the Borrower) with respect thereto in accordance with GAAP.
          6.05 Company Franchises. The Borrower will do, and will cause each Subsidiary to do, or cause to be done, all things reasonably necessary to preserve and keep in full force and effect its existence and to preserve its material rights and franchises, other than those the failure to preserve which could not reasonably be expected to have a Material Adverse Effect; provided that any transaction permitted by Section 7.02 will not constitute a breach of this Section 6.05.
          6.06 Compliance with Statutes, etc. The Borrower will, and will cause each Subsidiary to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign (including all

Environmental Laws), in respect of the conduct of its business and the ownership of its property other than those the non-compliance with which is not reasonably likely to have a Material Adverse Effect.
          6.07 ERISA. As soon as possible and, in any event, within 10 days after the Borrower knows or has reason to know of the occurrence of any of the following, the Borrower will deliver to each of the Lenders a certificate of the chief financial officer of the Borrower setting forth the full details as to such occurrence and the action, if any, that the Borrower, any Subsidiary or any ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by the Borrower, any Subsidiary, any ERISA Affiliate, the PBGC, a Plan or Multiemployer Plan participant or the Plan administrator with respect thereto: that a Reportable Event has occurred (except to the extent that the Borrower has previously delivered to the Lender a certificate and notices (if any) concerning such event pursuant to the next clause hereof); that a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA is subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof), and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 is reasonably expected to occur with respect to such Plan within the following 30 days; that an accumulated funding deficiency, within the meaning of Section 412 of the Code or Section 302 of ERISA, has been incurred or an application may reasonably be expected to be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 of ERISA with respect to a Plan; that any contribution required to be made with respect to a Plan or Multiemployer Plan has not been timely made; that a Plan or Multiemployer Plan has been or may reasonably be expected to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA, where a Plan has an Unfunded Current Liability which, when added to the aggregate amount of Unfunded Current Liabilities with respect to all other Plans, exceeds the aggregate amount of Unfunded Current Liabilities that would be reasonably likely to have a Material Adverse Effect; that proceedings may reasonably be expected to be or have been instituted to terminate or appoint a trustee to administer a Plan which is subject to Title IV of ERISA; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Multiemployer Plan; that the Borrower, any Subsidiary or any ERISA Affiliate will or may reasonably be expected to incur any material liability (including any indirect, contingent, or secondary liability) to or on account of the termination of or withdrawal from a Plan or Multiemployer Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Code or Section 409 or 502(i) or 502(l) of ERISA or with respect to a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code; or that the Borrower or any Subsidiary may incur any material liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan in addition to the liability that existed on the Closing Date pursuant to any such plan or plans. Upon request by any Lender, the Borrower will deliver to such Lender a complete copy of the annual report (on Internal Revenue Service Form 5500- series) of each Plan (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the Internal Revenue Service. In addition to any certificates or notices delivered to the Lenders pursuant to the first sentence hereof, copies of any records, documents or other information required to be furnished to the PBGC (other than any PBGC Form 1), and any material notices received from the PBGC by the Borrower, any Subsidiary or any ERISA Affiliate with respect to any Plan or Multiemployer Plan shall be delivered to the Lender no later than 10 days after the date such records, documents and/or information has been furnished to the PBGC or such notice has been received from the PBGC by the Borrower, the Subsidiary or the ERISA Affiliate, as applicable.
          6.08 Good Repair. The Borrower will, and will cause each of its Subsidiaries to, ensure that its material properties and equipment used or useful in its business are kept in good repair, working order and condition, normal wear and tear excepted, and, subject to Section 7.05, that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner useful or customary for companies in similar businesses.
          6.09 End of Fiscal Years; Fiscal Quarters; Etc. The Borrower will, for financial reporting purposes, cause (i) each of its, and each of its Subsidiaries’, fiscal years and fourth fiscal quarters to end on December 31 of each year and (ii) each of its, and each of its Subsidiaries’, first three fiscal quarters to end on the last day of March, June and September of each year.
          6.10 Permitted Acquisitions. (a) Subject to the provisions of this Section 6.10 and the requirements contained in the definition of Permitted Acquisition, the Borrower and any Qualified Subsidiary may from time to time from and after the first anniversary of the Final Cutover Date (as defined in the Transition Services Agreement) effect Permitted Acquisitions, so long as (except to the extent the Required Lenders otherwise specifically agree in writing in the case of a specific Permitted Acquisition): (i) no Default or Event of Default shall be in existence at the time of the consummation of the proposed Permitted Acquisition or immediately after giving effect thereto; (ii) the Borrower shall have given the Administrative Agent and the Lenders at least 5 Business Days’ written notice prior to the consummation of any Permitted Acquisition; (iii) the Borrower provides to the Administrative Agent and the Lenders as soon as available but not later than 5 Business Days after the execution thereof, a copy of any executed purchase agreement or similar agreement with respect to such Permitted Acquisition; (iv) calculations are made by the Borrower of compliance with the covenants contained in Sections 7.11 and 7.12 for the Calculation Period most recently ended prior to the date of such Permitted Acquisition, on a Pro Forma Basis as if the respective Permitted Acquisition (as well as all other Permitted Acquisitions and Significant Asset Sales theretofore consummated after the first day of such Calculation Period) had occurred on the first day of such Calculation Period, and such calculations shall show that such financial covenants would have been complied with if the Permitted Acquisition had occurred on the first day of such Calculation Period (for this purpose, if the first day of the respective Calculation Period occurs prior to the Closing Date, calculated as if the covenants contained in said Sections 7.11 and 7.12 had been applicable from the first day of the Calculation Period); (v) based on good faith projections prepared by the Borrower for the period from the date of the consummation of the Permitted Acquisition to the date which is one year thereafter, the level of financial performance measured by the covenants set forth in Sections 7.11 and 7.12 shall be better than or equal to such level as would be required to provide that no Default or Event of Default would exist under the financial covenants contained in Sections 7.11 and 7.12 through the date which is one year from the date of the consummation of the respective Permitted Acquisition (it being understood that projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results); (vi) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Permitted Acquisition (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; (vii) after giving effect to such proposed Permitted Acquisition and the payment of all amounts (including fees and expenses) owing in connection therewith, the sum of (x) the Total Unutilized Revolving Commitment then in effect plus (y) the aggregate amount of all Unrestricted Cash and Cash Equivalents of the Borrower and the Subsidiary Guarantors at such time shall equal or exceed the sum of (I) $25,000,000 plus (II) an amount equal to the aggregate amount reasonably likely to be payable in respect of all post- closing purchase price adjustments, earn-out payments, non-compete payments and/or deferred purchase payments (or similar payments), in each case required or which will be required in connection with such Permitted Acquisition (and all other Permitted Acquisitions for which such purchase price adjustments and other payments may be required to be made) as determined by the Borrower in good faith plus (III) all Consolidated Capital Expenditures (and the financing thereof) reasonably anticipated by the Borrower to be made in the business acquired pursuant to such Permitted Acquisition within the 90-day period (such period for any Permitted Acquisition, a “Post-Closing Period”) following such Permitted Acquisition (and in the businesses acquired pursuant to all other Permitted Acquisitions with Post-Closing Periods ended during the Post-Closing Period of such Permitted Acquisition); (viii) in the case of the creation or acquisition of a new Telco or Carrier Services Company pursuant to a Permitted Acquisition in circumstances where the capital stock or other equity interests of such Telco or Carrier Services Company are not permitted by applicable law, rule or regulation to be pledged and are not to be pledged under the Pledge Agreement, the Pro Forma EBITDA Test is satisfied; (ix) the aggregate amount of Permitted Acquisitions does not exceed, in the aggregate, $500,000,000 and (x) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by an Authorized Officer, certifying to the best of his knowledge, compliance with the requirements of preceding clauses (i) through (vii), inclusive, and containing the calculations required by the preceding clauses (iv), (v), (vii) and (viii).
          (b) Borrower and its Subsidiaries shall not consummate any Permitted Acquisition unless all approvals necessary or appropriate to effect such contemplated transaction, or for the continued operations of the Borrower, its Subsidiaries and the Person to be acquired though the Permitted Acquisition, have been obtained.
          (c) At the time of each Permitted Acquisition involving the creation or acquisition of a Subsidiary, or the acquisition of capital stock or other equity interests of any Person, the capital stock or other equity interests thereof created or acquired in connection with such Permitted Acquisition shall be pledged for the benefit of the Secured Creditors pursuant to the Pledge Agreement as, and to the extent required by, Section 7.07.

          (d) The Borrower shall cause each Subsidiary which is formed to effect, or is acquired pursuant to, a Permitted Acquisition to comply with, and to execute and deliver, all of the documentation (if any) required by, Section 7.07, to the reasonable satisfaction of the Administrative Agent.
          (e) The consummation of each Permitted Acquisition shall be deemed to be a representation and warranty by the Borrower that the certifications by the Borrower (or by one or more of its Authorized Officers) pursuant to Section 6.10(a) are true and correct and that all conditions thereto have been satisfied and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Sections 4 and 8.
          (f) Notwithstanding anything in this Section 6.10 to the contrary, consummation of the Transaction shall be permitted.
          6.11 Margin Stock. The Borrower will take all actions so that at all times the fair market value of all Margin Stock owned by the Borrower and its Subsidiaries (other than capital stock of the Borrower held in treasury) shall not exceed $5,000,000; provided that it shall not constitute a violation of this Section 6.11 if at any time the fair market value of all Margin Stock owned by the Borrower and its Subsidiaries (other than capital stock of the Borrower held in treasury) exceeds $5,000,000 so long as (x) all Margin Stock owned by the Pledge Parties (other than capital stock of the Borrower held in treasury) shall be pledged, and delivered for pledge, pursuant to the Pledge Agreement, (y) the Borrower will execute and deliver to the Lenders appropriate completed forms (including, without limitation, Forms G-3 and U-l, as appropriate) establishing compliance with Regulations T, U and X of the Board of Governors of the Federal Reserve System, and (z) the Borrower takes appropriate actions so that the fair market value of all Margin Stock owned by the Borrower and its Subsidiaries (other than capital stock of the Borrower held in treasury) does not exceed $5,000,000 within ninety (90) days (or such longer period not to exceed one year as may be necessary to comply with Rule 144 under the Securities Act, if applicable) of the date upon which the fair market value of the Margin Stock owned by the Borrower and its Subsidiaries first exceeded $5,000,000. So long as the covenant contained in the text of the first sentence of this Section 6.11 preceding the proviso contained in such sentence is complied with, all Margin Stock at any time owned by the Borrower and its Subsidiaries will not constitute Collateral and no security interest shall be granted therein pursuant to any Credit Document. If at any time any Margin Stock is required to be pledged as a result of the proviso contained in the first sentence of this Section 6.11, repayments of outstanding Obligations shall be required, and subsequent Credit Events shall be permitted, only in compliance with the applicable provisions of Regulations T, U and X of the Board of Governors of the Federal Reserve System.
          6.12 Special Covenant Regarding Cash Management Policy. The Borrower shall, and shall cause its Subsidiaries to, at all times comply with the cash management policy of the Borrower and its Subsidiaries delivered to the Administrative Agent on the Closing Date, without giving effect to any changes thereto, except to the extent such changes are not adverse to the interests of the Lenders or are otherwise required to ensure compliance with applicable law or regulation.

          6.13 PIK Requirements. On and after the date of the initial issuance of any Permitted Unsecured Debt, the Borrower shall pay interest owing on any outstanding Permitted Unsecured Debt solely through (x) the accretion of the principal amount thereof or (y) the issuance of additional notes evidencing Permitted Unsecured Debt, rather than in cash.
          6.14 Interest Rate Protection. No later than the 90th day after the Closing Date, the Borrower shall enter into, and for a minimum period of two years thereafter maintain, Interest Rate Agreements establishing a fixed or maximum interest rate acceptable to the Administrative Agent for an aggregate notional amount equal to at least 50% of the initial aggregate principal amount of both the A Term Loans and Initial B Term Loans incurred on the Closing Date.
          6.15 Maintenance of Company Separateness. (a) The Borrower will, and will cause each of its Subsidiaries to, satisfy customary Company formalities, including, as applicable, the holding of regular board of directors’ and shareholders’ meetings or action by directors or shareholders without a meeting and the maintenance of Company offices and records.
          (b) The Borrower shall not permit any Non-Pledge Party Subsidiary, on the one hand, to have any rights to draw down, whether as a joint account party or otherwise, on any bank account of any Pledge Party, on the other hand.
          6.16 Further Assurances. Each Credit Party shall take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as the Collateral Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement and the other Credit Documents, (ii) to obtain, maintain, continue, validate or perfect its first priority Liens on any of the Collateral or any other property of the Credit Parties, (iii) to establish and maintain the validity and effectiveness of any of the Credit Documents and the validity, perfection and priority of the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer and confirm unto the Collateral Agent for the ratable benefit of the Lenders the rights now or hereafter intended to be granted to the Collateral Agent for the ratable benefit of the Lenders under this Agreement or any other Credit Document.
          6.17 CoBank Capital. The Borrower will purchase such participation certificates in CoBank as CoBank may require from time to time in accordance with its bylaws. The Borrower hereby consents and agrees that the amount of any distributions with respect to its patronage with CoBank that are made in qualified written notices of allocation (as defined in 26 U.S.C. 1388) and that are received by the Borrower from CoBank, will be taken into account by the Borrower at their stated Dollar amounts whether the distribution be evidenced by a participation certificate or other form of written notice that such distribution has been made and recorded in the name of the Borrower on the records of CoBank.
          6.18 Post-Closing Security Perfection. The Borrower agrees to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such actions, as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to create, maintain, effect, perfect, preserve, maintain and protect the security interests purported to be created by the Pledge Agreement described in Section 4.01(a)(ii) that are not so provided on the Closing Date and to satisfy each other condition precedent that was not actually satisfied, but rather deemed satisfied, on the Closing Date pursuant to the provisions set forth in Section 4.01, and in any event to provide such perfected security interests and to satisfy such other conditions within 30 days following the Closing Date.
          SECTION 7. Negative Covenants. The Borrower hereby covenants and agrees that until the Commitments have terminated, no Notes or Letters of Credit are outstanding and the Loans, together with interest, Fees and all other Obligations (other than any indemnities described in Section 11.12 which are not then owing) incurred hereunder, are paid in full:
          7.01 Changes in Business. (a) The Borrower will not permit at any time the business activities taken as a whole conducted by the Borrower and its Subsidiaries to be materially different from the business activities taken as a whole (including incidental activities) conducted by the Borrower and its Subsidiaries on the Closing Date after giving effect to the consummation of the Transaction and businesses reasonably related thereto (the “Business”).
          (b) Notwithstanding the foregoing, no Second-Tier Holdco will engage in any business or own any significant assets (other than its ownership of (x) equity interests of Subsidiaries existing on the date hereof or permitted to be created, established or acquired pursuant to the terms of this Agreement and (y) intercompany obligations owed to it and permitted to be extended by it pursuant to Section 7.06(c)) or have any liabilities (other than (x) those liabilities for which it is responsible under this Agreement and the other Credit Documents to which it is a party and (y) intercompany debt permitted to be incurred by it pursuant to Section 7.06(c)); provided that any Second-Tier Holdco may engage in those activities and incur related liabilities that are incidental to (x) the maintenance of its corporate existence in compliance with applicable law, (y) legal, tax and accounting matters in connection with any of the foregoing activities and (z) the entering into, and performing its obligations under, this Agreement and the other Credit Documents to which it is a party.
          7.02 Consolidation, Merger, Sale or Purchase of Assets, etc. The Borrower will not, and will not permit any Subsidiary to, wind up, liquidate or dissolve its affairs, or consummate any transaction of merger or consolidation (other than the Transaction), or convey, sell, lease or otherwise dispose of all or any part of its property or assets (other than (x) inventory or obsolete equipment or excess equipment no longer needed in the conduct of its business in the ordinary course of business or (y) pursuant to the Distribution Agreement) or make any Asset Sale or purchase, lease or otherwise acquire all or any part of the property or assets of any Person (other than purchases or other acquisitions of inventory, leases, materials and equipment in the ordinary course of business) or agree to do any of the foregoing at any future time without a contingency relating to obtaining any required approval hereunder, except that the following shall be permitted:
          (a) (i) any Subsidiary may be merged or consolidated with or into, or be liquidated into, the Borrower or a Subsidiary Guarantor (so long as the Borrower or such Subsidiary Guarantor is the surviving corporation), or all or any part of its business, properties and assets may be conveyed, sold or transferred to the Borrower or any Subsidiary Guarantor, and (ii) any Subsidiary that is not a Subsidiary Guarantor may be merged or consolidated with or into, or convey, sell or transfer its assets to, another Subsidiary that is not a Subsidiary Guarantor; provided that if the stock or other equity interests of either such Person were pledged pursuant to the Pledge Agreement, the stock or other equity interests of the surviving entity or the transferee entity, as the case may be, shall also be pledged pursuant to the Pledge Agreement; provided, further, that no such merger or consolidation otherwise permitted by this clause (a) between a Pledged Subsidiary and Non-Pledged Subsidiary, and no such conveyance, sale or transfer by a Pledged Subsidiary to a Non-Pledged Subsidiary, shall be permitted unless, after giving effect thereto, the Pro Forma EBITDA Test is satisfied;
          (b) Consolidated Capital Expenditures to the extent within the limitations set forth in Section 7.05;
          (c) the investments, acquisitions and transfers or dispositions of properties, shares and assets permitted pursuant to Section 7.06;
          (d) each of the Borrower and any Subsidiary may lease (as lessee) real or personal property in the ordinary course of business (so long as such lease does not create a Capitalized Lease Obligation not otherwise permitted by Section 7.04(c));
          (e) licenses or sublicenses by the Borrower and its Subsidiaries of intellectual property in the ordinary course of business; provided, that such licenses or sublicenses shall not interfere with the business of the Borrower or any Subsidiary;
          (f) (i) Excluded Asset Sales and (ii) additional sales or dispositions of assets, including Asset Sales, to the extent that the aggregate Net Cash Proceeds received from all such sales and dispositions permitted by this clause (f) after the Closing Date shall not exceed $10,000,000 in any fiscal year of the Borrower; provided that (x) each such sale or disposition pursuant to this clause (f) shall be in an amount at least equal to the fair market value thereof and for proceeds consisting of at least 85% cash and (y) the Net Cash Proceeds of any such sale are reinvested and/or applied as a mandatory repayment or commitment reduction to the extent required by Section 3.03(A)(b) or Section 2.03(d); provided, further, that the sale or disposition of the capital stock or other equity interests of any Subsidiary of the Borrower pursuant to this clause (f) shall be prohibited unless it is for all of the outstanding capital stock or other equity interests of such Subsidiary owned by the Borrower and its Subsidiaries;
          (g) Permitted Acquisitions may be consummated in accordance with the requirements of Section 6.10;
          (h) leases and subleases permitted under Section 7.03(d) and (g); and
          (i) Permitted Swap Transactions.
          7.03 Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any such Subsidiary whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable or notes with recourse to the Borrower or any of its Subsidiaries) or assign any right to receive income, except:
          (a) Liens for taxes not yet delinquent or Liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Borrower) have been established in accordance with GAAP;
          (b) Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law which were incurred in the ordinary course of business, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlord’s Liens, and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Borrower or any of its Subsidiaries or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Lien;
          (c) Liens created by or pursuant to this Agreement or the other Credit Documents;
          (d) Liens created pursuant to Capital Leases in respect of Capitalized Lease Obligations permitted by Section 7.04(c);
          (e) Liens arising from judgments, decrees or attachments and Liens securing appeal bonds arising from judgments, in each case in circumstances not constituting an Event of Default under Section 8.09;
          (f) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money);
          (g) leases or subleases granted to others not interfering in any material respect with the business of the Borrower or any of its Subsidiaries;
          (h) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;
          (i) Liens arising from precautionary UCC financing statement filings regarding operating leases entered into by the Borrower or any of its Subsidiaries in the ordinary course of business and statutory and common law landlords’ liens under leases to which the Borrower or any of its Subsidiaries is a party;

          (j) purchase money Liens securing payables arising from the purchase by the Borrower or any Subsidiary Guarantor of any equipment or goods in the normal course of business; provided that such payables shall not constitute Indebtedness;
          (k) any interest or title of a lessor under any lease permitted by this Agreement;
          (l) Liens in existence on, and which are to continue in effect after, the Closing Date which are listed, and the property subject thereto described in, Annex V, plus extensions and renewals of such Liens, provided that (x) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such extension or renewal and (y) any such extension or renewal does not encumber any additional assets or properties of the Borrower or any of its Subsidiaries;
          (m) Liens arising pursuant to purchase money mortgages or security interests securing Indebtedness representing the purchase price (or financing of the purchase price within 90 days after the respective purchase) of assets acquired by the Borrower or any Subsidiary after the Closing Date; provided that (i) any such Liens attach only to the assets so acquired, (ii) the Indebtedness secured by any such Lien does not exceed 100%, nor is less than 70%, of the lesser of the fair market value or purchase price of the property being purchased at the time of the incurrence of such Indebtedness and (iii) the Indebtedness secured by such Liens is permitted by Section 7.04(e);
          (n) Liens on property or assets acquired pursuant to a Permitted Acquisition, or on property or assets of a Person in existence at the time such Person is acquired pursuant to a Permitted Acquisition, in each case securing Permitted Acquired Debt; provided that (i) such Liens do not attach to the capital stock or other equity interests of any Subsidiary of the Borrower and (ii) such Liens existed prior to, and were not incurred in contemplation of, such Permitted Acquisition and do not attach to any other asset of the Borrower or any of its Subsidiaries; and
          (o) Liens on property or assets of a Person in existence at the time such Person is acquired pursuant to an Investment permitted under Section 7.06(l), in each case securing Indebtedness permitted under Section 7.04; provided that (i) such Liens do not attach to the capital stock or other equity interests of any Subsidiary of the Borrower (other than any capital stock or other equity interests not held by the Borrower or any of its Subsidiaries) and (ii) such Liens existed prior to, and were not incurred in contemplation of, such Investment and do not attach to any other asset of the Borrower or any of its Subsidiaries.
          7.04 Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:
          (a) Indebtedness incurred pursuant to this Agreement and the other Credit Documents;
          (b) intercompany Indebtedness permitted by Section 7.06(c);

          (c) Capitalized Lease Obligations initially incurred after the Closing Date; provided that the aggregate Capitalized Lease Obligations outstanding at any time under all Capital Leases incurred in reliance on this clause (c) after the Closing Date, when added to the aggregate outstanding amount of Indebtedness incurred in reliance on Section 7.04(e), shall not exceed $75,000,000 at any time;
          (d) Indebtedness of the Borrower under Interest Rate Agreements entered into to protect it against fluctuations in interest rates in respect of Indebtedness otherwise permitted under this Agreement, so long as the entering into of such Interest Rate Agreements are bona fide hedging activities and are not for speculative purposes;
          (e) Indebtedness incurred pursuant to purchase money mortgages permitted by Section 7.03(m); provided that the aggregate outstanding amount of Indebtedness incurred in reliance on this clause (e), when added to the aggregate outstanding amount of all Capitalized Lease Obligations incurred in reliance on Section 7.04(c), shall not exceed $75,000,000 at any time;
          (f) Indebtedness under the Spinco Senior Notes or any securities issued in exchange therefor pursuant to any registered exchange offer;
          (g) Indebtedness (the “Scheduled Existing Indebtedness”) in existence on, and which is to continue in effect after, the Closing Date (excluding Intercompany Debt) and which is listed on Annex VI hereto, without giving effect to any subsequent extension, renewal or refinancing thereof, except as permitted pursuant to Section 7.04(i);
          (h) Indebtedness of the Borrower or any of its Subsidiaries which may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with Permitted Acquisitions or sales of assets permitted by this Agreement (so long as any such obligations are those of the Person making the respective acquisition or sale, and are not guaranteed by any other Person);
          (i) Permitted Refinancing Indebtedness, so long as no Default or Event of Default is in existence at the time of the incurrence thereof and immediately after giving effect thereto;
          (j) Permitted Unsecured Debt, so long as (i) no Default or Event of Default then exists or would result therefrom, (ii) 100% of the Net Cash Proceeds therefrom (except to the extent of any portion thereof applied to make a concurrent prepayment of Term Loans pursuant to, and in accordance with the requirements of, Section 3.02) are (x) applied as a mandatory repayment and/or commitment reduction in accordance with the requirements of Section 3.03(A)(c), 2.03(d) or 2.03(e), as the case may be (except to the extent such incurrence is permitted without a mandatory prepayment pursuant to Section 3.03(A)(c)), as the case may be and/or (y) concurrently used by the Borrower to make a voluntary prepayment of RF Loans pursuant to, and in accordance with the requirements of, Section 3.02, (iii) calculations are made by the Borrower demonstrating compliance, on a Pro Forma Basis, with the covenants contained in Sections 7.11 and 7.12 for the Calculation Period most recently ended prior to the date of the respective issuance of Permitted Unsecured Debt, and (iv) the Borrower shall have furnished to the Administrative Agent a certificate from an Authorized Officer certifying as to compliance with the requirements of preceding clauses (i), (ii) and (iii) and containing the calculations required by preceding clause (iii);
          (k) Indebtedness arising in connection with the consummation of the Transaction; provided any Indebtedness not required to be recorded on a financial statement prepared in accordance with GAAP in excess of $5,000,000 shall be set forth on Annex VI;
          (l) unsecured Indebtedness of the Borrower incurred under the Existing 2010 Senior Notes and the Existing 2010 Senior Notes Indenture, and of the Subsidiary Guarantors under guarantees of the obligations of the Borrower under the Existing 2010 Senior Notes Documents, in an aggregate principal amount not to exceed $2,100,000 (less the amount of any repayments of principal thereof after the Closing Date);
          (m) additional unsecured Indebtedness of the Borrower and the Subsidiary Guarantors not to exceed an aggregate outstanding principal amount of $25,000,000 at any time; provided that the Borrower and the Subsidiary Guarantors shall not be permitted to incur additional unsecured Indebtedness pursuant to this Section 7.04(m) to the extent that any Permitted Junior Capital is issued and remains outstanding (together with any accrued dividends or interest, as applicable, thereon) pursuant to Section 7.04(p) below;
          (n) Permitted Acquired Debt;
          (o) Indebtedness of the Borrower consisting of Permitted Letters of Credit; and
          (p) (i) Permitted Junior Capital issued on or after the nine-month anniversary of the Closing Date to Capgemini, U.S. LLC to fund the payment of expenses under the Transition Services Agreement in an aggregate amount, excluding any accrued dividends or interest, as applicable, thereon, not to exceed $50,000,000 and (ii) Permitted Junior Capital issued as interest or dividends in kind in respect of the Permitted Junior Capital issued pursuant to clause (i) above in an aggregate amount not to exceed $15,000,000, so long as, in each of clauses (i) and (ii) above, (1) 100% of any Net Cash Proceeds thereof are applied to fund the payment of expenses under the Transition Services Agreement, (2) interest and dividends thereon, as applicable, shall be payable in kind and not payable in cash, (3) the Final Cutover Date (as defined in the Transition Services Agreement) shall not have occurred on or prior to the nine-month anniversary of the Closing Date and (4) the Borrower shall have furnished to the Administrative Agent a certificate from an Authorized Officer certifying as to compliance with the requirements of preceding clauses (1), (2) and (3); provided that, to the extent the Permitted Junior Capital issued hereunder constitutes (a) Permitted Unsecured Debt, clauses (d) and (e)(i) of the definition thereof shall not be applicable, (b) Qualified Preferred Stock, clause (c) of the definition thereof shall not be applicable or (c) Disqualified Preferred Stock, the proviso in the definition thereof shall not be applicable.
          7.05 Capital Expenditures. The Borrower will not, and will not permit any of its Subsidiaries to, incur Consolidated Capital Expenditures in excess of:

          (a) (i) $240,000,000 for recurring Consolidated Capital Expenditures for the fiscal year ended December 31, 2008, (ii) $128,000,000 for conversion Consolidated Capital Expenditures for the fiscal year ended December 31, 2008, and (iii) $60,000,000 for one time DSL build-out related Consolidated Capital Expenditures for the fiscal year ended December 31, 2008;
          (b) $240,000,000 for the fiscal year ended December 31, 2009;
          (c) $240,000,000 for the fiscal year ended December 31, 2010;
          (d) $215,000,000 for the fiscal year ended December 31, 2011; and
          (e) $200,000,000 for the fiscal year ended December 31, 2012 and for any fiscal year of the Borrower thereafter;
provided that (1) the amount of Consolidated Capital Expenditures permitted in each fiscal year, as provided in each clause above, shall be reduced by any amount of any cash payments that are reclassified from capital expenditures to operating expenses and included in the calculation of Acquisition Adjustment pursuant to clause (B) of the definition thereof, (2) any unused amounts of Consolidated Capital Expenditures for any given fiscal year may be carried forward and incurred by the Borrower and its Subsidiaries prior to the end of the next succeeding fiscal year (but only after all amounts specified above for that succeeding fiscal year have been expended), and (3) Consolidated Capital Expenditures not exceeding $81,000,000 shall be permitted and shall not be applied against the amounts set forth above to the extent expended out of Restricted cash of the Borrower and its Subsidiaries on the Closing Date designated for such purpose.
          7.06 Advances, Investments and Loans. The Borrower will not, and will not permit any of its Subsidiaries to, lend money or credit or make advances to any Person (other than Excluded Intercompany Payables), or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to any Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (each of the foregoing an “Investment” and, collectively, “Investments”), except:
          (a) the Borrower or any Subsidiary may invest in cash and Cash Equivalents;
          (b) the Borrower and any Subsidiary may acquire and hold receivables owing to them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms and/or reasonable extensions thereof;
          (c) the Borrower and its Qualified Subsidiaries may make intercompany loans and advances between and among one another (collectively, “Intercompany Loans”); provided that (i) each such Intercompany Loan shall be evidenced by an Intercompany Note which, if held by a Pledge Party, shall be pledged to the Collateral Agent as, and to the extent required by, the Pledge Agreement, (ii) each Intercompany Loan made pursuant to this clause (c) shall be subject to subordination as, and to the extent required by, the Intercompany Subordination Agreement (giving effect to exceptions required by applicable law or regulation as contemplated thereby)

and (iii) any Intercompany Loan made pursuant to this clause (c) shall cease to be permitted hereunder if the obligor or obligee thereunder ceases to be the Borrower or a Qualified Subsidiary as contemplated above;
          (d) loans and advances to officers, directors and employees in the ordinary course of business for relocation purposes and/or the purchase from the Borrower of the capital stock (or options or warrants relating thereto) of the Borrower and otherwise in an aggregate principal amount not to exceed $2,500,000 at any time outstanding shall be permitted;
          (e) the Borrower and each Subsidiary may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;
          (f) Interest Rate Agreements entered in compliance with Section 7.04(d) shall be permitted;
          (g) Investments in existence on the Closing Date (excluding Intercompany Debt), without giving effect to any additions thereto or replacements thereof, shall be permitted;
          (h) the Borrower and each Qualified Subsidiary may make capital contributions (including by way of the capitalization of an Intercompany Loan) (i) to any of their respective Subsidiaries, to the extent a Subsidiary Guarantor and (ii) to any Qualified Subsidiary that is not a Subsidiary Guarantor, so long as, in the case of this subclause (ii), (x) no Default or Event of Default has occurred and is continuing at the time of the respective contribution and (y) in the case of any contribution to a Qualified Subsidiary of the type referred to in clause (iii) of the definition thereof, the Pro Forma EBITDA Test is satisfied;
          (i) the Borrower and its Subsidiaries may (x) establish and/or create Subsidiaries in accordance with the provisions of Section 7.07 and (y) make Investments therein as otherwise provided in this Section 7.06;
          (j) Permitted Acquisitions may be consummated in accordance with the requirements of Section 6.10;
          (k) the Borrower and its Subsidiaries may acquire and hold investments consisting of non-cash consideration received from sales of assets effected in accordance with the requirements of Section 7.02(f);
          (l) the Borrower and its Subsidiaries may from time to time make additional Investments in an amount (in the case of a non-cash Investment, taking the fair market value of the asset so invested (as determined in good faith by the Board of Directors of the Borrower)) not to exceed the amount of Cumulative Distributable Cash at such time (determined as of the date of the making of such Investment, after giving effect to all prior and contemporaneous adjustments thereto, except as a result of such Investment), so long as (i) no Default or Event of Default is then in existence or would exist immediately after giving effect thereto, (ii) no Dividend Suspension Period is then in effect, (iii) on the date such Investment is made, the sum of (x) the Total Unutilized Revolving Commitment then in effect plus (y) the aggregate amount of all Unrestricted Cash and Cash Equivalents of the Borrower and the Subsidiary Guarantors at such time shall be equal to or greater than $25,000,000 and (iv) the Borrower shall have delivered an officer’s certificate on the date of the proposed Investment certifying that the Cumulative Distributable Cash on such date (after giving effect to all prior and contemporaneous adjustments thereto, except as a result of such Investment) exceeds the aggregate amount of the proposed Investment;
          (m) Investments made in connection with the consummation of the Transaction;
          (n) the Borrower may make purchases of fractional shares of Borrower Common Stock (and make related Investments) arising out of stock dividends, splits or combinations or business combinations; and
          (o) so long as no Default or Event of Default then exists or would exist immediately after giving effect to the respective Investment, the Borrower and its Subsidiaries may make Investments not otherwise permitted by clauses (a) through (n) of this Section 7.06 in an aggregate amount not to exceed $37,500,000 (determined without regard to any write-downs or write-offs thereof), net of cash payments of principal in the case of loans and cash equity returns (whether as a distribution, dividend or redemption) or a return in the form of an asset distribution (based on the fair market value of the distributed asset as determined in good faith by senior management of the Borrower) in the case of equity investments.
          7.07 Limitation on Creation of Subsidiaries. (a) Except as otherwise specifically provided in immediately succeeding clause (b) and in connection with the Transaction, the Borrower will not, and will not permit any Subsidiary to, establish, create or acquire any Subsidiary; provided that the Borrower and its Subsidiaries shall be permitted to establish, create or acquire Wholly-Owned Subsidiaries (or 90%-Owned Subsidiaries in the case of Telcos or Carrier Services Companies), so long as (i) 100% of the capital stock or other equity interests of such new Subsidiary (if a Parent Company) or at least 90% of the capital stock or other equity interests of such new Subsidiary (if a Telco or a Carrier Services Company) is pledged pursuant to the Pledge Agreement (provided that the stock or other equity interests of any new Telco or Carrier Services Company acquired or created pursuant to a Permitted Acquisition shall not have to be pledged if such pledge is prohibited by applicable law, rule or regulation and, after giving effect to the acquisition or creation thereof, the Pro Forma EBITDA Test is satisfied) and the certificates representing such stock or other equity interests, together with transfer powers duly executed in blank, are delivered to the Collateral Agent, (ii) such new Subsidiary executes a counterpart of the Intercompany Subordination Agreement, the Subsidiary Guaranty (in the case of a new First-Tier Subsidiary) and the Pledge Agreement (in the case of a new Parent Company), in each case on the same basis (and to the same extent) as such Subsidiary would have executed such Credit Documents if it were a Credit Party on the Closing Date, and (iii) such new Subsidiary takes all action in connection therewith as would otherwise have been required to be taken pursuant to Section 4 if such new Subsidiary had been a Credit Party on the Closing Date.

          (b) In addition to Subsidiaries of the Borrower created pursuant to preceding clause (a), the Borrower and its Subsidiaries may establish, acquire or create, and make Investments in, Non-Wholly Owned Subsidiaries after the Closing Date as a result of Permitted Acquisitions (subject to the limitations contained in the definition thereof) and Investments expressly permitted to be made pursuant to Section 7.06; provided that (i) all of the capital stock or other equity interests of each such Non-Wholly Owned Subsidiary owned by a Pledge Party shall be pledged by any Pledge Party which owns same as, and to the extent, required by the Pledge Agreement, (ii) such new Subsidiary executes a counterpart of the Intercompany Subordination Agreement and (iii) in the case of the creation or acquisition of a new Telco or Carrier Services Company pursuant to a Permitted Acquisition in circumstances where the capital stock or other equity interests of such Telco or Carrier Services Company are not permitted by applicable law, rule or regulation to be pledged and are not to be pledged under the Pledge Agreement, the Pro Forma EBITDA Test is satisfied.
          7.08 Modifications. The Borrower will not, and will not permit any of its Subsidiaries to:
          (a) amend or modify (or permit the amendment or modification of) any provisions of any Permitted Acquired Debt, any Existing 2010 Senior Notes Document, any Scheduled Existing Indebtedness and, on and after the execution, delivery and/or incurrence thereof, any Spinco Senior Notes and any agreements or instruments relating to any other Permitted Junior Capital or any other Permitted Refinancing Indebtedness, in any such case other than amendments or modifications that are not in any way adverse to the interests of the Lenders; provided that in no event shall any amendment to the foregoing (i) increase the applicable interest rate, (ii) shorten the maturity date from that theretofore in effect, (iii) modify or change any subordination provisions contained therein or (iv) make any covenant more restrictive than previously existed thereunder;
          (b) amend or modify (or permit the amendment or modification of) the Transition Services Agreement other than amendments or modifications related to the provision of transition services where such amendments or modifications are (i)(A) in the case of material amendments or modifications as determined by the Borrower in its good faith judgment, furnished to the Administrative Agent no later than four Business Days after the effectiveness thereof (it being understood that compliance with Section 6.01(f) shall constitute compliance with this Section 7.08(b)(i)(A)) and (B) in the case of immaterial amendments or modifications as determined by the Borrower in its good faith judgment, furnished to the Administrative Agent at the time of delivery of the next Compliance Certificate pursuant to Section 6.01(d) with respect to the quarter in which such amendment became effective and (ii) not in any way materially adverse to the interests of the Lenders; and/or
          (c) amend, modify or change in any manner adverse to the interests of the Lenders the organizational documents (including by-laws) of any Pledge Party (including, without limitation, by the filing or modification of any certificate or articles of designation, other than any certificate of designation relating to Disqualified Preferred Stock or Qualified Preferred Stock issued as permitted herein), any agreement entered into by the Borrower with respect to its capital stock, or enter into any new agreement in any manner adverse to the interests of the

Lenders with respect to the capital stock of the Borrower (in each case other than an agreement governing Disqualified Preferred Stock or Qualified Preferred Stock issued as permitted herein).
          7.09 Restricted Payments, Etc. (a) The Borrower will not, and will not permit any of its Subsidiaries to, make any Restricted Payment, except that:
          (i) (x) any Subsidiary of the Borrower may pay Dividends to the Borrower or any Wholly-Owned Subsidiary of the Borrower (including by way of conversion of intercompany payables) and (y) any Non-Wholly-Owned Subsidiary of the Borrower may pay cash Dividends to its shareholders generally, so long as the Borrower or its respective Subsidiary which owns the equity interest in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the equity interests in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of equity interests of such Subsidiary);
          (ii) the Borrower may redeem or repurchase shares of Borrower Common Stock (or options, warrants and/or appreciation rights in respect thereof) from shareholders, officers, employees, consultants and directors (or their estates) upon the death, permanent disability, retirement or termination of employment of any such Person or otherwise in accordance with any shareholder agreement, stock option plan or any employee stock ownership plan; provided that (x) no Default or Event of Default is then in existence or would arise therefrom and (y) the aggregate amount of all cash paid in respect of all such shares, options, warrants and rights so redeemed or repurchased in any calendar year, does not exceed $5,000,000;
          (iii) the Borrower may declare and pay Dividends to the holders of Borrower Common Stock (including by way of the repurchase of outstanding shares of Borrower Common Stock) in an amount not to exceed the amount of Cumulative Distributable Cash (determined as of the Dividend Calculation Date), so long as with respect to the declaration and payment of Dividends (other than Excluded Dividend Payments) (A) no Default or Event of Default is then in existence or would exist immediately after giving effect thereto, (B) no Dividend Suspension Period is then in effect, (C) the Minimum Liquidity Condition is satisfied at such time (before and after giving effect to the respective Dividend) and (D) the Borrower shall have delivered an officer’s certificate on the date of the proposed Dividend certifying that the Cumulative Distributable Cash on such date (after giving effect to all prior and contemporaneous adjustments thereto, except as a result of such Dividend) exceeds the aggregate amount of the proposed Dividend;
          (iv) subject to the subordination provisions of the respective agreements governing the respective issuance of Permitted Unsecured Debt and so long as no Default or Event of Default then exists or would result therefrom, the Borrower may pay regularly scheduled interest on each issuance of Permitted Unsecured Debt through the issuance of Permitted Unsecured Debt (but not in cash) as and when due in accordance with the terms of the instruments and agreements governing the respective Permitted Unsecured Debt;
          (v) Indebtedness may be refinanced with the proceeds of Permitted Refinancing Indebtedness in accordance with the requirements of the definition thereof, so long as no Default or Event of Default is in existence at the time of the incurrence of such Permitted Refinancing Indebtedness and immediately after giving effect thereto;
          (vi) the Transaction shall be permitted to be consummated in accordance with the Merger Agreement, the Distribution Agreement and the relevant requirements of this Agreement;
          (vii) the Borrower and its Subsidiaries may make payments with respect to Intercompany Debt, so long as the respective payment is permitted to be made in accordance with the terms of the Intercompany Subordination Agreement (giving effect to the exceptions required by applicable regulatory law as contemplated thereby);
          (viii) so long as no Default or Event of Default exists or would result therefrom, the Borrower may pay regularly accruing Dividends on its Disqualified Preferred Stock issued pursuant to Section 7.13(d) in cash and/or through the issuance of additional shares of Disqualified Preferred Stock in accordance with the terms of the documentation governing the same;
          (ix) the Borrower may pay regularly accruing Dividends with respect to Qualified Preferred Stock through the issuance of additional shares of Qualified Preferred Stock (but not in cash) in accordance with the terms of the documentation governing the same;
          (x) the Borrower and each of its Subsidiaries may pay Dividends to the Borrower and its Subsidiaries, as applicable, in accordance with tax sharing arrangements entered into among the Borrower and its Subsidiaries;
          (xi) Existing 2010 Senior Notes not repurchased in connection with the Tender Offer and Consent Solicitation therefor may from time to time be redeemed in accordance with the terms of the respective indenture therefor and/or repurchased on the open-market, so long as (I) the aggregate amount of cash expended by the Borrower to effect such repurchases or redemptions shall not exceed the sum of (A) the principal amount of the Indebtedness so repurchased or redeemed plus (B) the amount of accrued but unpaid interest on the Indebtedness so repurchased or redeemed through the respective date of repurchase or redemption plus (C) any required premium payable in connection with such repurchase or redemption, (II) no Default or Event of Default then exists or would result therefrom (or, in the case of any redemption of Existing 2010 Senior Notes pursuant to the Existing 2010 Senior Notes Indenture, no Default or Event of Default under Section 8.01 or 8.05 then exists or would result therefrom), (III) all such Existing 2010 Senior Notes so repurchased or redeemed are promptly cancelled by the purchaser thereof, and (IV) at the time of any delivery of an irrevocable notice of redemption pursuant to the Existing 2010 Senior Notes Indenture, no Default or Event of Default then exists;
          (xii) the Borrower may redeem or repurchase shares of Sunflower Telephone Company, Inc. held by third-party investors, so long as (x) no Default or Event of Default then exists or would exist immediately after giving effect thereto and (y) the aggregate amount of all cash paid in respect of all redemptions and/or repurchases pursuant to this clause (xii) does not exceed $250,000;

          (xiii) the Borrower may make purchases of fractional shares of Borrower Common Stock arising out of stock dividends, splits or combinations or business combinations;
          (xiv) the Borrower may redeem shares of Qualified Preferred Stock or Disqualified Preferred Stock or repurchase or refinance any Permitted Unsecured Debt with the proceeds of any issuance of Permitted Junior Capital not required to be applied to repay Term Loans pursuant to Section 3.03(A)(c);
          (xv) the Borrower may pay, redeem or repurchase Permitted Junior Capital issued pursuant to Section 7.04(p) at any time, so long as at the time of such payment, redemption or repurchase, the Leverage Ratio is less than 4.50:1.00; and
          (xvi) the Borrower may pay consent or similar fees related to amendments to the indenture governing the Spinco Senior Notes;
provided that, notwithstanding clause (iii) of this Section 7.09(a), regular quarterly Dividends to the holders of Borrower Common Stock (by way of cash payment and not including the repurchase of outstanding shares of Borrower Common Stock) payable for the fiscal quarter in which the Closing Date occurs and the first and second full fiscal quarters following the Closing Date, consistent with past practices, shall be permitted so long as the amount of such Dividends does not to exceed $50,000,000 in the aggregate (the “Excluded Dividend Payments”); provided, further that the per share dividend amount payable by the Borrower (after taking into account any stock split or stock dividend) may not be increased except during an Applicable Leverage Ratio Period.
          (b) The Borrower will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist (other than as a result of a requirement of law) any encumbrance or restriction which prohibits or otherwise restricts (A) the ability of any Subsidiary to (a) pay dividends or make other distributions or pay any Indebtedness owed to the Borrower or any Subsidiary, (b) make loans or advances to the Borrower or any Subsidiary, (c) transfer any of its properties or assets to the Borrower or any Subsidiary or (B) the ability of any Subsidiary to create, incur, assume or suffer to exist any Lien upon its property or assets to secure the Obligations, other than (for purposes of clauses (A) and (B)) prohibitions or restrictions existing under or by reason of: (i) this Agreement and the other Credit Documents; (ii) law, order, regulation, or ruling applicable to the Borrower or such Subsidiary; (iii) customary non-assignment provisions entered into in the ordinary course of business and consistent with past practices; (iv) any restriction or encumbrance with respect to a Subsidiary imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the capita1 stock or assets of such Subsidiary, so long as such sale or disposition is permitted under this Agreement; (v) Liens permitted under Sections 7.03(d), (m) and/or (n) and any documents or instruments governing the terms of any Indebtedness or other obligations secured by any such Liens; provided that such prohibitions or restrictions apply only to the assets subject to such Liens; (vi) any agreement or instrument governing Permitted Acquired Debt, to the extent such restriction or encumbrance (x) is not applicable to any Person or the properties or assets of any Person (other than the Person or the properties or assets of the Person acquired pursuant to the respective Permitted Acquisition) and (y) was not created (or made more restrictive) in connection with or in anticipation of the respective Permitted

Acquisition; (vii) restrictions applicable to any Non-Wholly Owned Subsidiary existing at the time of the acquisition thereof as a result of an Investment pursuant to Section 7.06 or a Permitted Acquisition effected in accordance with Section 6.10; provided that the restrictions applicable to such joint venture are not made more burdensome, from the perspective of the Borrower and its Subsidiaries, than those as in effect immediately before giving effect to the consummation of the respective Investment or Permitted Acquisition; and (viii) on and after the execution and delivery thereof, any agreements or instruments relating to any Permitted Unsecured Debt.
          7.10 Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction or series of transactions after the Closing Date whether or not in the ordinary course of business, with any of its Affiliates other than on terms and conditions substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restrictions shall not apply to (i) transactions solely among Pledge Parties and their 90%-Owned Subsidiaries, (ii) employment arrangements (including severance and related arrangements) entered into in the ordinary course of business with officers of the Borrower and its Subsidiaries, (iii) customary fees paid to members of the Board of Directors of the Borrower and of its Subsidiaries, (iv) arrangements with directors, officers and employees not otherwise prohibited by this Agreement, (v) Restricted Payments made by the Borrower to the extent permitted by Section 7.09(a) and (vi) the Transaction.
          7.11 Interest Coverage Ratio. The Borrower will not permit the Interest Coverage Ratio for any Test Period ending on the last day of any fiscal quarter of the Borrower to be less than 2.50:1.00.
          7.12 Leverage Ratio. The Borrower will not permit the Leverage Ratio determined as at the end of any full fiscal quarter of the Borrower ending after the Closing Date to exceed 5.50:1.00.
          7.13 Limitation On Issuance of Equity Interests. (a) The Borrower will not, and will not permit any of its Subsidiaries to, issue (i) any Preferred Stock or any options, warrants or rights to purchase Preferred Stock (other than Preferred Stock issued in accordance with Section 7.13(c) or (d) below) or (ii) any redeemable common equity interests unless, in either case, the issuance thereof is, and all terms thereof are, satisfactory to the Required Lenders in their sole discretion.
          (b) The Borrower will not permit any of its Subsidiaries, directly or indirectly, to issue any shares of such Subsidiary’s capital stock, securities or other equity interests (or warrants, rights or options to acquire shares or other equity interests), except (i) for replacements of then outstanding shares of capital stock or other equity interests, (ii) for stock splits, stock dividends and similar issuances which do not decrease the percentage ownership of the Borrower and its Subsidiaries taken as a whole in any class of the capital stock or other equity interests of such Subsidiary, (iii) Subsidiaries formed after the Closing Date pursuant to Section 7.07 may issue capital stock or other equity interests in accordance with the requirements of Section 7.07 and (iv) to qualify directors to the extent required by applicable law.

          (c) The Borrower may issue Qualified Preferred Stock (x) in payment of regularly accruing dividends on theretofore outstanding shares of Qualified Preferred Stock as contemplated by Section 7.09(a)(ix) and (y) with respect to each other issue of Qualified Preferred Stock, so long as the Borrower receives reasonably equivalent consideration therefor (as determined in good faith by the Borrower).
          (d) The Borrower may issue Disqualified Preferred Stock, so long as (i) no Default or Event of Default then exists or would result from the issuance thereof, (ii) 100% of the Net Cash Proceeds therefrom are (x) applied as a mandatory repayment and/or commitment reduction in accordance with the requirements of Section 3.03(A)(c) or 2.03(d) or (e), as the case may be, (y) used to effect a Permitted Acquisition in accordance with the requirements of Section 6.10 and/or (z) concurrently used by the Borrower (I) to make a voluntary prepayment of RF Loans pursuant to, and in accordance with the requirements of, Section 3.02 and/or (II) to redeem and/or refinance Permitted Junior Capital in an aggregate principal amount or liquidation preference, as applicable, equal to the aggregate principal amount or liquidation preference, as applicable, of RF Loans and/or Permitted Junior Capital, as the case may be, actually incurred or issued by the Borrower to finance a Permitted Acquisition or Permitted Acquisitions (and pay related accrued interest and dividends thereon, if any) in the 364-day period prior to such issuance of Disqualified Preferred Stock, (iii) calculations are made by the Borrower demonstrating compliance, on a Pro Forma Basis, with the covenants contained in Sections 7.11 and 7.12 for the Calculation Period most recently ended prior to the date of such issuance of Disqualified Preferred Stock and (iv) the Borrower shall have furnished to the Administrative Agent a certificate from an Authorized Officer certifying as to compliance with the requirements of preceding clauses (i), (ii) and (iii) and containing the calculations required by preceding clause (iii).
          (e) The Borrower may issue Permitted Junior Capital in accordance with Section 7.04(p).
          7.14 Designated Senior Debt. The Borrower shall not designate any Indebtedness (other than the Obligations) as “Designated Senior Debt” or “Designated Guarantor Senior Debt” for purposes of, on and after the execution, delivery and/or incurrence thereof, any agreements or instruments relating to any Permitted Unsecured Debt or any Permitted Refinancing Indebtedness in respect thereof.
          SECTION 8. Events of Default. Upon the occurrence of any of the following specified events (each, an “Event of Default”):
          8.01 Payments. The Borrower shall (i) default in the payment when due of any principal of the Loans or (ii) default, and such default shall continue for five or more Business Days, in the payment when due of any interest on the Loans or any Fees or any other amounts owing hereunder or under any other Credit Document; or
          8.02 Representations, etc. Any representation, warranty or statement made by any Credit Party herein or in any other Credit Document or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

          8.03 Covenants. Any Credit Party shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 6.05, 6.09, 6.10, 6.12 or 7, or (b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 8.01, 8.02 or clause (a) of this Section 8.03) contained in this Agreement and such default shall continue unremedied for a period of at least 30 days after written notice to the Borrower by the Administrative Agent or the Required Lenders; or
          8.04 Default Under Other Agreements. (a) The Borrower or any of its Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the Obligations) beyond the period of grace, if any, applicable thereto or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due prior to its stated maturity; or (b) any such Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable (or shall be required to be prepaid as a result of a default thereunder or of an event of the type that constitutes an Event of Default) prior to the stated maturity thereof; provided that it shall not constitute an Event of Default pursuant to this Section 8.04 unless the aggregate principal amount of all Indebtedness referred to in clauses (a) and (b) above (without duplication) exceeds $20,000,000 in the aggregate at any one time; or
          8.05 Bankruptcy, etc. The Borrower or any Material Subsidiary shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against the Borrower or any of its Material Subsidiaries and the petition is not controverted within 20 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any of its Material Subsidiaries; or the Borrower or any of its Material Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any of its Material Subsidiaries; or there is commenced against the Borrower or any of its Material Subsidiaries any such proceeding which remains undismissed for a period of 60 days; or the Borrower or any of its Material Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or any of its Material Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Borrower or any of its Material Subsidiaries makes a general assignment for the benefit of creditors; or any Company action is taken by the Borrower or any of its Material Subsidiaries for the purpose of effecting any of the foregoing; or
          8.06 ERISA. An event which meets all of the requirements under (a), (b) and (c) of this Section: (a) Any Plan or Multiemployer Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or Section 303 or 304 of ERISA, a Reportable Event shall have occurred, a contributing sponsor (as defined in Section 4001 (a)(13) of ERISA) of a Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(l) thereof) and an event described in subsection .62, .63, .64, ..65, .66, .67 or .68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such Plan within the following 30 days, any Plan which is subject to Title IV of ERISA shall have had or is likely to have a trustee appointed to administer such Plan, any Plan or Multiemployer Plan which is subject to Title IV of ERISA is, shall have been or is likely to be terminated or to be the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, a contribution required to be made with respect to a Plan or Multiemployer Plan has not been timely made, the Borrower or any Subsidiary or any ERISA Affiliate has incurred or is likely to incur any liability to or on account of a Plan or Multiemployer Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971 or 4975 of the Code or on account of a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code, or the Borrower or any Subsidiary has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or Plans; (b) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (c) such lien, security interest or liability, individually, or in the aggregate, in the opinion of the Required Lenders, has had, or is reasonably likely to have, a Material Adverse Effect; or
          8.07 Pledge Agreement. (a) Except in each case to the extent resulting from the negligent or willful failure of the Collateral Agent to continue to hold certificated Collateral under the Pledge Agreement, the Pledge Agreement shall cease to be, in any material respect, in full force and effect, or shall cease, in any material respect, to give the Collateral Agent the Liens, powers and privileges purported to be created thereby in favor of the Collateral Agent, or
          (b) any Pledge Party shall default in the due performance or observance of any material term, covenant or agreement on its part to be performed or observed pursuant to the Pledge Agreement and such default shall continue for 15 or more days after written notice to the respective Pledge Party by the Administrative Agent; or
          8.08 Subsidiary Guaranty. The Subsidiary Guaranty of any Subsidiary Guarantor or any material provision thereof shall cease to be in full force and effect, or any Subsidiary Guarantor or any Person acting by or on behalf of such Subsidiary Guarantor shall deny or disaffirm such Subsidiary Guarantor’s obligations under the Subsidiary Guaranty; or
          8.09 Judgments. One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving a liability (to the extent not paid or covered by insurance) in excess of $20,000,000 in the aggregate for all such judgments and decrees for the Borrower and its Subsidiaries and all such judgments and decrees in excess of such amount shall not have been vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or
          8.10 Change of Control. Any Change of Control occurs;
then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Letter of Credit Issuer, the Swingline Lender or any Lender to enforce its claims against any Credit Party, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 8.05 shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitment terminated, whereupon the Commitment of each Lender shall forthwith terminate immediately and any Fees shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and all Obligations owing hereunder (including Unpaid Drawings) to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; (iii) enforce, as Collateral Agent (or direct the Collateral Agent to enforce), any and all of the Liens and rights created pursuant the Pledge Agreement; (iv) terminate any Letter of Credit which may be terminated in accordance with its terms; (v) direct the Borrower to pay (and the Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 8.05 in respect of the Borrower, it will pay) to the Collateral Agent at the Payment Office such additional amounts of cash and/or Cash Equivalents, to be held in a cash collateral account as security for the Borrower’s reimbursement obligations in respect of Letters of Credit then outstanding equal to the aggregate Stated Amount of all Letters of Credit then outstanding (less any amount thereof as to which Section 1A.01(c) Arrangements are in place); and (vi) apply any cash collateral held by the Administrative Agent as provided in Section 3.03(A)(a) to the repayment of the Obligations.
          SECTION 9. Definitions. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms in this Agreement shall include in the singular number the plural and in the plural the singular:
          “Acquired Person” shall have the meaning provided in the definition of “Permitted Acquisition.”
          “Acquisition Adjustment” shall mean, (A) an amount, not to exceed $61,000,000 in the aggregate, equal to the sum, without duplication (but only to the extent deducted in determining Consolidated Net Income for such period), of (i) training, conversion of data and any other items expensed in relation to systems stand-up/conversion arising solely from the Transaction, (ii) one-time expenses related to the recruitment of employees hired within three hundred and sixty (360) days of the Closing Date and (iii) expenses related to (1) auditing, tax and compliance with the Sarbanes-Oxley Act of 2002, (2) marketing and community relations, (3) investor relations and (4) any other consulting, contract services or legal expenses, for each of (1), (2), (3) and (4) above that would not have occurred absent the Merger and accrued within three hundred and sixty (360) days of the Closing Date, (B) an amount, not to exceed $15,000,000 in the aggregate, equal to (but only to the extent deducted in determining Consolidated Net Income for such period) any cash payments that are reclassified from capital expenditures to operating expenses due to changes in the Borrower’s accounting policies, and (C) an amount, not to exceed $34,000,000 in the aggregate, equal to (but only to the extent deducted in determining Consolidated Net Income for such period) the data conversion costs related to the set-up of the Transition Services Agreement incurred in any one fiscal quarter after the Closing Date.
          “Adjusted Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period adjusted by (A) adding thereto, an amount equal to the sum, without duplication (but only to the extent deducted in determining Consolidated Net Income for such period), of: (i) provisions for taxes based on income, (ii) Consolidated Interest Expense, (iii) amortization and depreciation expense (including any amortization or write-off related to the write-up of any assets as a result of purchase accounting and the write-off of deferred financing costs), (iv) losses on sales of assets (excluding sales in the ordinary course of business) and other extraordinary losses, (v) the non-cash portion of any retirement or pension plan expense incurred by the Borrower or any of its Subsidiaries, (vi) all one-time cash costs and expenses paid with respect to advisory services, financing sources and other advisors retained prior to the Closing Date with respect to the Transaction during such period, (vii) expenses incurred under the Transition Services Agreement during such period, provided, that such expenses are paid on or prior to the date that is 15 months after the Closing Date, (viii) any other non-cash charges (including non-cash costs arising from implementation of SFAS 106 and SFAS 109) accrued by the Borrower and its Subsidiaries during such period (except to the extent any such charge will require a cash payment in a future period), and (ix) the Acquisition Adjustment for such period, and (B) subtracting therefrom, an amount equal to the sum, without duplication (but only to the extent included in determining Consolidated Net Income for such period), of: (i) gains on sales of assets (excluding sales in the ordinary course of business) and other extraordinary gains and (ii) all non-cash gains and non-cash income accrued by the Borrower and its Subsidiaries during such period, all as determined for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP. Notwithstanding the foregoing, for purposes of determining the Leverage Ratio and Interest Coverage Ratio, Adjusted Consolidated EBITDA shall be determined on a Pro Forma Basis. For the avoidance of doubt, it is understood and agreed that, to the extent any net income (or loss) of any Subsidiary is excluded from the calculation of Consolidated Net Income in accordance with the definition thereof contained herein, any add-backs to, or deductions from, Consolidated Net Income in determining Adjusted Consolidated EBITDA as provided above shall be calculated in a fashion consistent with the limitations and/or exclusions provided in the definition of Consolidated Net Income contained herein.
          “Adjusted Total Available Revolving Commitment” shall mean, at any time, the Total Revolving Commitment at such time less the aggregate Available Revolving Commitments of all Defaulting Lenders at such time.
          “Administrative Agent” shall have the meaning provided in the first paragraph of this Agreement and shall include any successor to the Administrative Agent appointed pursuant to Section 10.10.

          “Affected Loans” shall have the meaning provided in Section 3.03(B).
          “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors (or equivalent governing body) of such Person or (ii) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.
          “Agents” shall have the meaning provided in the first paragraph of this Agreement.
          “Agreement” shall mean this Credit Agreement, as modified, amended, restated and/or supplemented.
          “Anticipated Reinvestment Amount” shall mean, with respect to any Reinvestment Election, the amount specified in the Reinvestment Notice delivered by the Borrower in connection therewith as the amount of the Net Cash Proceeds from the related Asset Sale that the Borrower intends to use to finance one or more Permitted Acquisitions within 540 days.
          “Applicable Base Rate Margin” shall mean (i) in the case of A Term Loans, 1.50%, (ii) in the case of B Term Loans and the Delayed-Draw B Term Loans, 1.75%, (iii) in the case of Swingline Loans, (A) through the date of delivery of financial statements for the first full fiscal quarter after the Closing Date, 1.75% and (B) thereafter, the Applicable Base Rate Margin, based on the Leverage Ratio of the Borrower, as set forth below, and (iv) in the case of the RF Loans (X) through the date of delivery of financial statements for the first full fiscal quarter after the Closing Date, 1.75% and (Y) thereafter, the Applicable Base Rate Margin, based on the Leverage Ratio of the Borrower, as set forth below.

Applicable Base Rate Margin for
Leverage Ratio	RF Loans and Swingline Loans
Greater than or equal to 3.0:1.0	1.75%
Less than 3.0:1.0	1.50%
          “Applicable Eurodollar Margin” shall mean (i) in the case of A Term Loans, 2.50%, (ii) in the case of B Term Loans and the Delayed-Draw B Term Loans, 2.75%, (iii) in the case of Swingline Loans, (A) through the date of delivery of financial statements for the first full fiscal quarter after the Closing Date, 2.75% and (B) thereafter, the Applicable Eurodollar Margin, based on the Leverage Ratio of the Borrower, as set forth below and (iv) in the case of the RF Loans (X) through the date of delivery of financial statements for the first full fiscal quarter after the Closing Date, 2.75% and (Y) thereafter, the Applicable Eurodollar Margin, based on the Leverage Ratio of the Borrower, as set forth below.

Applicable Eurodollar Margin for
Leverage Ratio	RF Loans and Swingline Loans
Greater than or equal to 3.0:1.0	2.75%
Less than 3.0:1.0	2.50%
          “Applicable Leverage Ratio Period” shall mean (i) the period from the Applicable Leverage Ratio Period Start Date until the Applicable Leverage Ratio Period End Date, if any, and (ii) if the Applicable Leverage Ratio Period End Date has occurred, the period from and after the fifth anniversary of the Applicable Leverage Ratio Period Start Date.
          “Applicable Leverage Ratio Period Start Date” shall mean the first day of the fiscal quarter in which the Borrower has delivered three consecutive Compliance Certificates pursuant to Section 6.01(d), each demonstrating that the Leverage Ratio as at the last day of the immediately preceding fiscal quarter of the Borrower covered by such Compliance Certificate was less than or equal to 3.50:1.00.
          “Applicable Leverage Ratio Period End Date” shall mean the last day of the fiscal quarter immediately preceding the fiscal quarter in which the Borrower has delivered three consecutive Compliance Certificates pursuant to Section 6.01(d), each demonstrating that the Leverage Ratio as at the last day of the immediately preceding fiscal quarter of the Borrower covered by such Compliance Certificate was greater than 4.00:1.00, so long as such third consecutive Compliance Certificate is delivered with respect to a fiscal quarter ending on or prior to the second anniversary of the Applicable Leverage Ratio Period Start Date; provided that if following the Applicable Leverage Ratio Period Start Date, the Borrower (i) shall have delivered two consecutive Compliance Certificates pursuant to Section 6.01(d), each demonstrating that the Leverage Ratio as at the last day of the immediately preceding fiscal quarter of the Borrower covered by such Compliance Certificate was greater than 4.00:1.00, and (ii) shall have failed to deliver a Compliance Certificate as required by Section 6.01(d) with respect to the next succeeding fiscal quarter of the Borrower thereafter, the Applicable Leverage Ratio Period End Date shall occur on the last day of the fiscal quarter immediately preceding the date of the required delivery of such Compliance Certificate.
          “Applicable Payment Fee” shall mean (i) in the case of the B Term Loans an amount equal to the sum of the amount of the B Term Loans being paid at any time multiplied by, (A) from and after the Closing Date through and including the first anniversary of the Closing Date, 2.00%, (B) after the first anniversary of the Closing Date through and including the second anniversary of the Closing Date, 1.00% and (C) thereafter, 0.00%, (ii) in the case of the A Term Loans, $0 and (iii) in the case of the RF Loans, $0.

          “Approved Electronic Communications” shall mean each notice, demand, communication, information, document and other material that any Credit Party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Credit Document or the transactions contemplated therein, including (a) any written contractual obligation delivered or required to be delivered in respect of any Credit Document or the transactions contemplated therein and (b) any financial statement, financial and other report, notice, request, certificate and other information material; provided, however, that, “Approved Electronic Communication” shall exclude (i) any Notice of Borrowing, Notice of Conversion/Continuation and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing, (ii) any notice pursuant to Section 3.02 (Voluntary Prepayments) and Section 3.03 (Mandatory Prepayments) and any other notice relating to the payment of any principal or other amount due under any Credit Document prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Section 4 (Conditions Precedent) or any other condition to any Borrowing or other extension of credit hereunder or any condition precedent to the effectiveness of this Agreement.
          “Approved Electronic Platform” shall have the meaning provided in Section 10.13(a).
          “Asset Sale” shall mean and include (x) the sale, transfer or other disposition by the Borrower or any Subsidiary to any Person (other than the Borrower or any Wholly-Owned Domestic Subsidiary of the Borrower) of any asset of the Borrower or such Subsidiary (other than sales, transfers or other dispositions (i) in the ordinary course of business of inventory and/or obsolete or excess equipment, or (ii) pursuant to the Distribution Agreement) and/or (y) the receipt by the Borrower or any Subsidiary of any insurance, condemnation or similar proceeds in connection with a casualty or taking of any of its assets in excess of the costs incurred by the Borrower and its Subsidiaries in respect of such event and of repairing or replacing the assets so damaged, destroyed or taken but in all cases only to the extent that the aggregate Net Cash Proceeds of all such sales, transfers, dispositions and receipts in any fiscal year of the Borrower are in excess of $5,000,000; provided, that so long as no Default or Event of Default exists at the time of a proposed Excluded Asset Sale, such Excluded Asset Sale shall not constitute an “Asset Sale”.
          “Assignment Agreement” shall mean the Assignment Agreement in the form of Exhibit I (appropriately completed).
          “A Term Commitment” shall mean, with respect to each A Term Lender, the amount set forth opposite such Lender’s name on Annex I hereto directly below the column entitled “A Term Commitment”, as the same may be (x) reduced or terminated pursuant to Sections 1.01, 2.02, 2.03, 3.03(A) and/or 8 or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Sections 1.13 and/or 11.04(b).
          “A Term Facility” shall mean the Facility evidenced by the Total A Term Commitment and/or A Term Loans.

          “A Term Lender” shall mean at any time each Lender with an A Term Commitment and/or with outstanding A Term Loans.
          “A Term Loan” shall have the meaning provided in Section 1.01(a).
          “A Term Loan Maturity Date” shall mean March 31, 2014.
          “A Term Note” shall have the meaning provided in Section 1.05(a).
          “Authorized Officer” shall mean, with respect to (i) delivering Notices of Borrowing, Notices of Conversion/Continuation, Letter of Credit Requests and similar notices, any officer or officers of the Borrower that has or have been authorized by the board of directors of the Borrower to deliver such notices pursuant to this Agreement and that has or have appropriate signature cards on file with the Administrative Agent; (ii) delivering financial information and officer’s certificates pursuant to this Agreement, the chief executive officer, the president, any vice president, the chief financial officer, any treasurer or any controller of the Borrower; and (iii) any other matter in connection with this Agreement or any other Credit Document, any officer (or a person or persons so designated by any two officers) of the Borrower.
          “Available Cash” shall mean, for any Reference Period, for the Borrower and its Subsidiaries determined on a consolidated basis for such Reference Period, an amount of cash equal to (I) the sum (which may be negative) of (i) $40,000,000 plus (ii) Adjusted Consolidated EBITDA for such Reference Period, minus (II) the product of (i) 1.4 times (ii) Consolidated Interest Expense for such Reference Period, minus (III) the cash cost of any extraordinary losses and of any losses on sales of assets (other than in the ordinary course of business) during such Reference Period, in any such case to the extent included in determining Adjusted Consolidated EBITDA for such Reference Period, plus (IV) the cash amount of any extraordinary gains and the cash amount realized on gains on sales of assets (other than in the ordinary course of business) during such Reference Period, in any such case to the extent deducted in determining Adjusted Consolidated EBITDA for such Reference Period. Notwithstanding any other provisions hereof, for the avoidance of doubt, the proceeds from any equity issuance shall not be counted as “Available Cash.”
          “Available Revolving Commitment” of any RF Lender at any time shall mean its Percentage of the Total Revolving Commitment at such time.
          “B Term Facility” shall mean, collectively, the Initial B Term Facility and the Delayed-Draw B Term Facility.
          “B Term Loan” shall mean, collectively, each Initial B Term Loan (including, after any DDTL Conversion, each Delayed-Draw B Term Loan converted into an Initial B Term Loan pursuant to such DDTL Conversion as contemplated by Section 1.06(b)).
          “B Term Loan Lender” shall mean each Lender that provides a B Term Loan pursuant hereto.

          “B Term Loan Maturity Date” shall mean March 31, 2015.
          “B Term Note” shall have the meaning provided in Section 1.05(a).
          “Bankruptcy Code” shall have the meaning provided in Section 8.05.
          “BAS” shall mean Banc of America Securities LLC in its individual capacity and any successor thereto by merger, consolidation or otherwise.
          “Base Rate” at any time shall mean the higher of (i) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate and (ii) the Prime Lending Rate.
          “Base Rate Loan” shall mean each Loan bearing interest at the rates provided in Section 1.08(a).
          “BoA” shall mean Bank of America, N.A.
          “Borrower” shall have the meaning provided in the first paragraph of this Agreement.
          “Borrower Common Stock” shall have the meaning provided in Section 5.19.
          “Borrowing” shall mean the incurrence of (i) Swingline Loans by the Borrower from the Swingline Lender on a given date or (ii) Base Rate Loans or Eurodollar Loans pursuant to a single Facility by the Borrower from the Lenders having Commitments (and/or outstanding Loans) with respect to such Facility on a pro rata basis on a given date (or resulting from conversions on a given date), having in the case of Eurodollar Loans the same Interest Period; provided that (x) Base Rate Loans incurred pursuant to Section 1.10(b) shall be considered part of any related Borrowing of Eurodollar Loans and (y) any Delayed-Draw B Term Loans converted into Initial B Term Loans pursuant to a DDTL Conversion shall be considered part of the related Borrowing of the then outstanding Initial B Term Loans to which such newly-deemed Initial B Term Loans are added as contemplated by Section 1.06(b); it being understood and agreed, however, that for purposes of Section 1.08, the incurrence of Delayed-Draw B Term Loans on a given date shall be deemed to be a “Borrowing” of such Loans.
          “Business” shall have the meaning provided in Section 7.01.
          “Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which shall be in the City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the interbank Eurodollar market.
          “Calculation Period” shall mean, with respect to any Permitted Acquisition, any Significant Asset Sale or any other event expressly required to be calculated on a Pro Forma

Basis pursuant to the terms of this Agreement, the Test Period most recently ended prior to the date of such Permitted Acquisition, Significant Asset Sale or other event.
          “Capital Lease” as applied to any Person shall mean any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.
          “Capitalized Lease Obligations” shall mean all obligations under Capital Leases of the Borrower or any of its Subsidiaries in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.
          “Carrier Services” shall mean the resale of long distance services.
          “Carrier Services Company” shall mean any Subsidiary of the Borrower that is an operating company engaged in the Carrier Services business.
          “Cash Equivalents” shall mean (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) Dollar denominated certificates of deposit, time deposits, bankers acceptances, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $350,000,000; (c) commercial paper of an issuer rated at least A-2 by Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc. (“S&P”) or P-2 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within 270 days from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities (including tax-exempt debt obligations) with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A2 by Moody’s (or publicly traded or open-ended bond funds that invest exclusively in such securities); (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) Dollar denominated debt obligations of corporations maturing within 12 months from the date of the acquisition rated at least A by S&P or A2 by Moody’s; (h) shares of bond funds rated at least A by S&P or A2 by Moody’s having weighted average maturities of 12 months or less; and (i) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (h) of this definition.

          “Cash Proceeds” shall mean, with respect to any Asset Sale, the aggregate cash payments (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Asset Sale, other than the portion of such deferred payment constituting interest, but only as and when so received) received by the Borrower and/or any Subsidiary from such Asset Sale.
          “CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.
          “Change of Control” shall mean at any time and for any reason (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provision) is or becomes the “beneficial owner” (as defined in Sections 13(d) and 14(d) of the Exchange Act or any successor provision) on a fully diluted basis of more than 35% of the total voting interest in the capital stock of the Borrower or (ii) during any period of two consecutive years individuals who at the beginning of such period constituted the Board of Directors of the Borrower (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Borrower was approved by a vote of a majority of the directors of the Borrower then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Borrower then in office or (b) a “change of control” or similar event shall occur as provided in, on and after the execution, delivery and/or incurrence thereof, any agreements or instruments relating to any Permitted Junior Capital or any Permitted Refinancing Indebtedness in respect of the foregoing or any other agreement governing or evidencing any other material Indebtedness of the Borrower. In no event shall any change of ownership in the Borrower in connection with the Transaction or a change in the composition of the board of directors of the Borrower in connection with the Transaction constitute a Change of Control.
          “Closing Date” shall mean March 31, 2008.
          “Closing Material Adverse Effect” means “Material Adverse Effect” as defined in the Merger Agreement.
          “CoBank” shall mean CoBank, A.C.B. and any successor thereto by merger, consolidation or otherwise.
          “Co-Documentation Agent” shall have the meaning provided in the first paragraph of this Agreement.
          “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.
          “Collateral” shall mean all of the “Collateral” as defined in the Pledge Agreement.

          “Collateral Agent” shall mean the Administrative Agent acting as collateral agent for the Lenders.
          “Commitment” shall mean, with respect to each Lender, such Lender’s A Term Commitment, Initial B Term Commitment, Delayed-Draw B Term Commitment, and/or Revolving Commitment.
          “Commitment Commission” shall have the meaning provided in Section 2.01(b).
          “Company” shall mean any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate).
          “Compliance Certificate” shall have the meaning set forth in Section 6.01(d).
          “Consolidated Capital Expenditures” shall mean, for any period, the aggregate of all cash expenditures (including in all events all amounts borrowed for the acquisition, repair, improvement, substitution or replacement of any capital asset and all amounts expended under Capital Leases but excluding any amount representing capitalized interest) by the Borrower and its Subsidiaries during that period that, in conformity with GAAP, are or are required to be capitalized or otherwise included in the property, plant or equipment reflected in the consolidated balance sheet of the Borrower and its Subsidiaries; provided that Consolidated Capital Expenditures shall in any event (x) exclude the purchase price paid in cash in connection with the acquisition of any Person (including through the purchase of all of the capital stock or other ownership interests of such Person or through merger or consolidation) pursuant to a Permitted Acquisition, whether or not allocable to property, plant and equipment (but shall include all amounts expended after the closing of such Permitted Acquisition which amounts otherwise would have been includable hereunder) and (y) exclude amounts expended with insurance proceeds from the loss of or damage to property, plant or equipment or other capitalized assets reflected in the balance sheet of the Borrower and its Subsidiaries.
          “Consolidated Debt” shall mean, as of any date of determination, without duplication, the sum of (i) the aggregate stated balance sheet amount of all Indebtedness of the Borrower and its Subsidiaries on a consolidated basis as determined in accordance with GAAP plus (ii) any Indebtedness for borrowed money of any other Person as to which the Borrower and/or any of its Subsidiaries has created a guarantee or other Contingent Obligation (but only to the extent of such guarantee or other Contingent Obligation) less (iii) the remainder (if positive) of (A) the aggregate amount of Unrestricted cash and Cash Equivalents held by the Borrower and its Subsidiaries on such date minus (B) all overdue accounts payable of the Borrower and its Subsidiaries on such date not paid in accordance with past practices as in effect on the Closing Date; provided that, for purposes of this definition (and notwithstanding any contrary treatment by GAAP), any Disqualified Preferred Stock that is issued and outstanding shall be treated as “Indebtedness”, with an amount equal to the greater of the liquidation preference or the maximum mandatory fixed repurchase price of any such Disqualified Preferred Stock deemed to be a component of “Consolidated Debt”; provided, further, that for purposes of this definition, any Permitted Junior Capital that is issued and outstanding pursuant to Section 7.04(p) herein shall be deemed to be excluded from the calculation of “Consolidated Debt”.

          “Consolidated Interest Expense” shall mean, for any period, the sum of (i) total interest expense (including the portion that is attributable to Capital Leases in accordance with GAAP) of the Borrower and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and without duplication net costs and/or net benefits under Interest Rate Agreements, but excluding, however, all non-cash interest expense to the extent included in total interest expense and the amortization of deferred financing costs) plus (ii) the product of (x) the amount of all cash Dividend requirements (whether or not declared or paid) on Disqualified Preferred Stock paid, accrued or scheduled to be paid or accrued during such period multiplied by (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated Federal, state, local and foreign tax rate of the Borrower as reflected in the audited consolidated financial statements of the Borrower for its most recently completed fiscal year, which amounts described in this clause (ii) shall be treated as interest expense of the Borrower and its Subsidiaries for purposes of this definition regardless of the treatment of such amounts under GAAP; provided that, for purposes of any determination of Consolidated Interest Expense for any Test Period ending on or prior to December 31, 2008 (other than for purposes of the definition of “Available Cash”), Consolidated Interest Expense for such Test Period shall be Consolidated Interest Expense for that portion of such Test Period occurring on and after the Closing Date multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days elapsed from the Closing Date to the last day of such Test Period (in each case taken as one accounting period); provided, further, that for purposes of this definition, any dividends or interest, as applicable, payable in kind on Permitted Junior Capital that is issued and outstanding pursuant to Section 7.04(p) herein shall be deemed to be excluded from the calculation of “Consolidated Interest Expense”.
          “Consolidated Net Income” shall mean, for any period, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for such period (taken as a single accounting period) determined in conformity with GAAP (after any deduction for minority interests); provided that there shall be excluded from the calculation thereof (without duplication) (i) the income (or loss) of any Person (other than Subsidiaries of the Borrower) in which any other Person (other than the Borrower or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Subsidiaries by such Person during such period, (ii) except for determinations expressly required to be made on a Pro Forma Basis, the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Subsidiaries and (iii) the income of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.
          “Consolidated Tangible Assets” shall mean, at any time, the total consolidated assets of the Borrower and its Subsidiaries as same would be shown on a consolidated balance sheet of the Borrower prepared in accordance with GAAP; provided that all intangible assets (including goodwill) shall be excluded in making such determination.
          “Consolidated Tax Payments” shall mean, for any period, the sum of (a) the provision for taxes based on income or profits which was deducted from gross income in the computation of “Consolidated Net Income”, plus (b) without duplication, the cash amount of any taxes actually paid in excess of the corresponding provisions, minus (c) cash tax refunds actually received by the Borrower and its Subsidiaries during such period.
          “Contingent Obligations” shall mean as to any Person any obligation of such Person guaranteeing or intending to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated maximum of the Contingent Obligation or, if none, the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if there is no stated or determinable amount of the primary obligation, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
          “Credit Documents” shall mean this Agreement, the Notes, the Intercompany Subordination Agreement, the Pledge Agreement, the Deposit Agreement and the Subsidiary Guaranty.
          “Credit Event” shall mean the making of a Loan or the issuance of a Letter of Credit.
          “Credit Party” shall mean the Borrower and each Subsidiary of the Borrower party to a Credit Document.
          “Cumulative Distributable Cash” shall mean, as of any date of determination, an amount equal to the remainder of (i) Available Cash for the Reference Period most recently ended prior to such date less (ii) the aggregate amount of Restricted Payments paid by the Borrower and its Subsidiaries in cash (and, prior to the application thereof to the payment of any Dividends and without duplication, the aggregate amount of cash paid over to the paying agent by the Borrower for the payment of Dividends on Borrower Common Stock) during such Reference Period (other than (w) Excluded Dividend Payments, (x) Restricted Payments under clauses (iii) and (iv) of the definition thereof, (y) Restricted Payments permitted to be made under Section 7.09(a)(xv) and (z) the payment of Dividends by any Subsidiary of the Borrower to the Borrower) less (iii) the aggregate amount of Investments made by the Borrower and its Subsidiaries during such Reference Period in reliance on Section 7.06(l) (determined at the time of the making of the Investment and without regard to any write-downs or write-offs thereof and, in the case of any Investment in the form of a contribution of a non-cash asset, taking the fair market value of the asset so contributed (as determined in good faith by the Board of Directors of the Borrower) plus (iv) the aggregate amount of all cash returns on Investments previously made pursuant to Section 7.06(l) (which cash return may be made by way of repayment of principal in the case of loans and cash equity returns (whether as a distribution, dividend or redemption) in the case of equity investments) and all non-cash returns in the form of an asset distribution on Investments previously made pursuant to Section 7.06(l) (taking the fair market value of such distributed asset (as determined in good faith by the Board of Directors of the Borrower)), in any such case as such aggregate amount has been then last certified by an Authorized Officer by delivery of an officers’ certificate to the Administrative Agent; provided that the aggregate amount of increases to “Cumulative Distributable Cash” resulting from the application of this clause (iv) shall not exceed the value of the returned investments (in the case of a non-cash return on investment, taking the fair market value of the distributed asset (as determined in good faith by the Board of Directors of the Borrower)) and, in no event, shall the amount of the increases made to “Cumulative Distributable Cash” in respect of any Investment exceed the amount of the respective Investment previously made pursuant to Section 7.06(l) at the time of the making thereof (in the case of a non-cash Investment, taking the fair market value of the Investment (as determined in good faith by the Board of Directors of the Borrower)). Notwithstanding any other provisions hereof, for the avoidance of doubt, the proceeds from any equity issuance shall not be counted as “Cumulative Distributable Cash.”
          “DDTF Commitment Commission” shall have the meaning provided in Section 2.01(b).
          “DDTL Conversion” shall have the meaning provided in Section 1.06(b).
          “DDTL Conversion Date” shall have the meaning provided in Section 1.06(b).
          “Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.
          “Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.
          “Delayed-Draw B Term Commitment” shall mean, with respect to each Delayed-Draw B Term Lender, the amount set forth opposite such Lender’s name on Annex I hereto directly below the column entitled “Delayed-Draw B Term Commitment”, as the same may be (x) reduced or terminated pursuant to Sections 2.02, 2.03 and/or 8 or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Sections 1.13 and/or 11.04(b).
          “Delayed-Draw B Term Commitment Termination Date” shall mean the earlier to occur of (x) the date occurring one year after the Closing Date and (y) the date on which a Change of Control occurs.

          “Delayed-Draw B Term Facility” shall mean the Facility evidenced by the Total Delayed-Draw B Term Commitment and/or Delayed-Draw B Term Loans.
          “Delayed-Draw B Term Lender” shall mean at any time each Lender with a Delayed-Draw B Term Commitment and/or with outstanding Delayed-Draw B Term Loans.
          “Delayed-Draw B Term Loan” shall have the meaning provided in Section 1.01(c).
          “Deposit Agreement” shall mean that certain Deposit Agreement, dated as of March 31, 2008, among Northern New England Telephone Operations LLC, Telephone Operating Company of Vermont LLC and the Administrative Agent.
          “Disqualified Preferred Stock” shall mean any Preferred Stock of the Borrower (other than Qualified Preferred Stock), all terms and conditions of which (including covenants, defaults, remedies, redemption provisions, maturity, voting provisions, dividend rate and cash-pay limitations), and the documentation therefor, are on market terms for a placement of preferred equity securities and are otherwise reasonably satisfactory to the Agents; provided, that in any event, unless the Required Lenders otherwise expressly consent in writing prior to the issuance thereof, the terms of any such Preferred Stock shall not contain any mandatory redemption, repayment, sinking fund or similar provision prior to the date occurring one year following the B Term Loan Maturity Date (except upon the occurrence of a “change of control” or similar event (including Asset Sales), in each case so long as the provisions relating to a “change of control” or similar event included in the documentation and agreements governing the Disqualified Preferred Stock provide that either (I) the consent of the Required Lenders shall have been obtained or (II) the Obligations shall have been paid in full in cash, in either case prior to the satisfaction of such provisions).
          “Distribution” shall mean (i) the formation by Spinco of certain Subsidiaries, (ii) the transfer of assets to Spinco and such Subsidiaries, (iii) the distribution of Spinco equity securities and Spinco Senior Notes, and (iv) the special distribution by Spinco, in each case, as described in the Distribution Agreement.
          “Distribution Agreement” shall mean that certain Distribution Agreement, dated as of January 15, 2007, by and between Verizon Communications Inc. and Spinco, as amended by the amendments thereto dated March 30, 2007, June 28, 2007, July 3, 2007, February 25, 2008 and March 31, 2008.
          “Dividend” shall mean, as to any Person, the declaration or payment of any dividends (other than dividends payable solely in capital stock or other equity interests of such Person) or return of any capital to, its stockholders, members and/or other owners or the authorization or the making of any other distribution, payment or delivery of property or cash to its stockholders, members and/or other owners as such, or the redemption, retirement, purchase or other acquisition, directly or indirectly, for a consideration, of any shares of any class of its capital stock or other ownership interests now or hereafter outstanding (or any warrants for or options or stock appreciation rights in respect of any of such shares), or the setting aside of any funds for any of the foregoing purposes, or the purchase or other acquisition by any Subsidiary of such Person for consideration of any shares of any class of the capital stock or other ownership interests of the Borrower or any other Subsidiary, as the case may be, now or hereafter outstanding (or any options or warrants or stock appreciation rights issued by such Person with respect to its capital stock or other ownership interests).
          “Dividend Calculation Date” shall mean (i) in the case of a declaration of any Dividend, the date of the declaration of such Dividend and (ii) in the case of a payment of any Dividend, the Business Day preceding the date of the payment of such Dividend.
          “Dividend Suspension Period” means any period (i) commencing on the date of delivery of a Compliance Certificate showing that the Leverage Ratio determined as of the last day of the then most recently ended Test Period is greater than 5.00 to 1.00 (or, on the date upon which the Borrower shall have failed to deliver a Compliance Certificate within the time period required by Section 6.01(d)) and (ii) ending on the date of delivery of a Compliance Certificate showing that the Leverage Ratio determined as of the last day of the then most recently ended Test Period is equal to or less than 5.00 to 1.00.
          “Documents” shall mean and include (i) the Credit Documents, (ii) the Merger Agreement and (iii) the Distribution Agreement.
          “Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.
          “Domestic Subsidiary” of any Person shall mean any Subsidiary of such Person incorporated or organized in the U.S.
          “Eligible Transferee” shall mean and include a commercial bank, a financial institution, a fund that regularly invests in bank loans or any other institutional “accredited investor” as defined in SEC Regulation D.
          “Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by the Borrower or any of its Subsidiaries solely in the ordinary course of such Person’s business and not in response to any third party action or request of any kind) or proceedings relating to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials arising from alleged injury or threat of injury to health, safety or the environment.
          “Environmental Law” means any applicable federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the environment or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 7401 et seq.; the Clean Air Act, 42 U.S.C. § 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300F et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; and any applicable state and local or foreign counterparts or equivalents.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.
          “ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with the Borrower or a Subsidiary would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code and with respect to Sections 412 and 4971 of the Code and Section 302 of ERISA, Section 414(b), (c), (m) or (o) of the Code; provided that, solely for the purposes of Section 6.07 of this Agreement, the term “ERISA Affiliate” shall not include Verizon Communications Inc. or members of its controlled group under Code § 414, except for Spinco.
          “Eurodollar Loans” shall mean each Loan bearing interest at the rates provided in Section 1.08(b).
          “Eurodollar Rate” shall mean with respect to each Interest Period for a Eurodollar Loan, the greater of (a) (i) in the case of B Term Loans and Delayed-Draw B Term Loans, (X) from the Closing Date through and including March 31, 2011, 3.00% and (Y) thereafter, 0.00% and (ii) in the case of A Term Loans, Swingline Loans and RF Loans, 0.00% and (b) (i) the offered quotation to first-class banks in the interbank Eurodollar market by the Administrative Agent for dollar deposits of amounts in same day funds comparable to the outstanding principal amount of the Eurodollar Loans for which an interest rate is then being determined with maturities comparable to the Interest Period to be applicable to such Eurodollar Loans, determined as of 10:00 A.M. (New York time) on the date which is two Business Days prior to the commencement of such Interest Period divided (and rounded upward to the next whole multiple of 1/16 of 1%) by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).
          “Event of Default” shall have the meaning provided in Section 8.
          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
          “Excess Cash Flow” means, for any period of the Borrower, for the Borrower and its Subsidiaries determined on a consolidated basis for such period, an amount of cash equal to the sum of the following, without duplication, (A) Adjusted Consolidated EBITDA for such period minus (B) to the extent added in the calculation of Adjusted Consolidated EBITDA for such period, the sum of (i) the amount of Consolidated Interest Expense paid in cash during such period, (ii) the amount of scheduled principal repayments in respect of Indebtedness of the Borrower and its Subsidiaries made in cash during such period (other than (1) repayments of RF Loans or Swingline Loans and (2) scheduled amortization payments made pursuant to Section 3.01 during such period, except to the extent resulting in a corresponding reduction of the Total Revolving Commitment in an amount equal to such repayment), (iii) the amount of Consolidated Capital Expenditures to the extent permitted to be made and made in cash during such period, (iv) Consolidated Tax Payments paid in cash during such period, (v) the cash cost of any extraordinary losses and of any losses on sales of assets (other than in the ordinary course of business) during such period, (vi) the cash payments made during such period on account of non-cash losses or non-cash charges accrued or expensed during or prior to such period, (vii) non-cash pension plan contributions, (viii) cash expenses paid under the Transition Services Agreement during such period and (ix) any cash Acquisition Adjustment for such period, plus (C) the sum of (i) the cash amount of any extraordinary gains, and the cash amount realized on gains on asset sales other than in the ordinary course of business, during such period, in any such case to the extent deducted in determining Adjusted Consolidated EBITDA for such period, (ii) the cash received during such period on account of non-cash gains or non-cash income excluded from Adjusted Consolidated EBITDA during or prior to such period, (iii) the net amount of any non-cash losses (including extraordinary losses and losses on asset sales) during such period, in each case to the extent added in the calculation of Adjusted Consolidated EBITDA for such period and to the extent not payable in cash in a future period, (iv) the amount of non-cash charges, non-cash expense or other non-cash losses during such period to the extent added in the calculation of Adjusted Consolidated EBITDA for such period and to the extent that such charges are not payable in cash in a future period, and (v) cash received by the Borrower or any of its Subsidiaries not in the ordinary course of business and otherwise not included in the determination of Adjusted Consolidated EBITDA (other than amounts received as proceeds of Asset Sales or Permitted Junior Capital subject to Section 3.03(A)(b) or (c)) including (a) the net cash proceeds from the issuance or exercise of any Preferred Stock, common stock, warrants, options and other equity interests or rights, (b) the amount of all foreign, United States, state or local tax refunds, (b) pension plan reversions, (c) proceeds of insurance (other than insurance proceeds constituting an Asset Sale), (d) judgments, proceeds of settlements or other cash consideration of any kind in connection with any cause of action, (e) condemnation awards (and payments in lieu thereof), (f) indemnity payments and (g) purchase price adjustments, dividends and other cash received in connection with any Permitted Acquisition or Investment.
          “Excluded Asset Sale” shall mean any other sale or other disposition of assets made after the third anniversary of the Closing Date and identified as an “Excluded Asset Sale” by written notice to the Administrative Agent, so long as the Net Cash Proceeds of such other sale or disposition (determined as if such sale or disposition were an “Asset Sale”), when combined with the aggregate Net Cash Proceeds (determined as provided in the preceding parenthetical) of all other sales and dispositions identified as “Excluded Asset Sales” after the Closing Date does not exceed $100,000,000.
          “Excluded Dividend Payments” shall have the meaning provided in Section 7.09.

          “Excluded Intercompany Payables” shall mean (i) any intercompany payable incurred in the ordinary course of business by the Borrower or any of its Wholly-Owned Subsidiaries and owing to the Borrower or a Wholly-Owned Subsidiary of the Borrower, as applicable, so long as such payable has not remained outstanding for more than 90 days and (ii) any payable owing by a Subsidiary of the Borrower to its parent company (if the Borrower or another Subsidiary of the Borrower) arising in connection with the tax sharing arrangements entered into among the Borrower and its Subsidiaries, so long as the amount of such payable relates to the taxes attributable to the operations of such Subsidiary.
          “Existing Credit Agreement” shall mean the Credit Agreement, dated as of February 8, 2005, among the Borrower, the lenders from time to time party thereto, Bank of America, N.A., as syndication agent, CoBank and General Electric Capital Corporation, as co-documentation agents, and Deutsche Bank Trust Company Americas, as administrative agent, as in effect on the Closing Date (immediately prior to giving effect thereto).
          “Existing Letter of Credit” shall have the meaning provided in Section 1A.01(d).
          “Existing 2010 Senior Notes” shall mean the Borrower’s 11-7/8% Senior Notes due 2010, issued pursuant to the Existing 2010 Senior Notes Indenture, as in effect on the Closing Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.
          “Existing 2010 Senior Notes Documents” shall mean the Existing 2010 Senior Notes, the Existing 2010 Senior Notes Indenture and all other documents executed and delivered with respect to the Existing 2010 Senior Notes or Existing 2010 Senior Notes Indenture, as in effect on the Closing Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.
          “Existing 2010 Senior Notes Indenture” shall mean the Indenture, dated as of March 6, 2003, among the Borrower, as issuer, certain of its Subsidiaries, as guarantors, and the trustee therefor, as in effect on the Closing Date and as thereafter amended, modified or supplemented from time to time in accordance with the requirements hereof and thereof.
          “Facility” shall mean any of the credit facilities established under this Agreement, i.e., the A Term Facility, Initial B Term Facility, the Delayed-Draw B Term Facility or the Revolving Facility; provided that after the conversion of Delayed-Draw B Term Loans into Initial B Term Loans pursuant to a DDTL Conversion, such newly converted Loans shall be deemed to be a part of the Initial B Term Facility.
          “Facing Fee” shall have the meaning provided in Section 2.01(d).
          “FairPoint” shall have the meaning provided in the first paragraph of this Agreement.
          “FairPoint Carrier Services” shall mean FairPoint Carrier Services, Inc. (formerly known as FairPoint Communications Solutions, Inc.), a Wholly-Owned Subsidiary of the Borrower.

          “FCC” shall mean the Federal Communications Commission and any successor regulatory body.
          “Federal Funds Effective Rate” shall mean for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.
          “Fees” shall mean all amounts payable pursuant to, or referred to in, Section 2.01.
          “First-Tier Subsidiary” shall mean FairPoint Broadband, Inc., MJD Ventures, Inc., MJD Services Corp., STE, FairPoint Carrier Services, Inc., FairPoint Logistics, Inc., Enhanced Communications of Northern New England Inc. and Northern New England Telephone Operations LLC and any other Subsidiary first acquired or created after the Closing Date that is a direct Subsidiary of the Borrower. Notwithstanding the foregoing, for purposes of clarity, neither Enhanced Communications of Northern New England Inc. nor Northern New England Telephone Operations, LLC shall be Subsidiary Guarantors hereunder.
          “GAAP” shall mean generally accepted accounting principles in the United States of America as in effect on the date of this Agreement; it being understood and agreed that determinations in accordance with GAAP for purposes of Section 7, including defined terms as used therein, are subject (to the extent provided therein) to Section 11.07(a).
          “Hazardous Materials” shall mean (a) petroleum or petroleum products, radioactive materials, asbestos in any form that is friable, urea formaldehyde foam insulation, and radon gas; (b) any chemicals, materials or substance defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the release of which is prohibited, limited or regulated by any governmental authority.
          “Hedging Agreement” means any and all agreements or documents, including Interest Rate Agreements, now existing or hereafter entered into by Borrower or any of its Subsidiaries with a Lender that provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging Borrower’s or any of its Subsidiaries’ exposure to fluctuations in interest or exchange rates, loan, credit exchange, security, or currency valuations or commodity prices.
          “Indebtedness” of any Person shall mean, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) the deferred purchase price of assets or services which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (iii) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (iv) all indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such indebtedness has been assumed (to the extent of the fair market value of such property), (v) all Capitalized Lease Obligations of such Person, (vi) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vii) all net obligations of such Person under Interest Rate Agreements and (viii) all Contingent Obligations of such Person (other than Contingent Obligations arising from the guaranty by such Person of the obligations of the Borrower and/or its Subsidiaries to the extent such guaranteed obligations do not constitute Indebtedness and are otherwise permitted hereunder); provided that Indebtedness shall not include trade payables, accrued expenses and receipt of progress and advance payments, in each case arising in the ordinary course of business.
          “Indemnified Person” shall have the meaning provided in Section 11.01(a).
          “Initial B Term Commitment” shall mean, with respect to each Initial B Term Lender, the amount set forth opposite such Lender’s name on Annex I hereto directly below the column entitled “Initial B Term Commitment”, as the same may be (x) reduced or terminated pursuant to Sections 1.01, 2.02, 2.03, 3.03(A) and/or 8 or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Sections 1.13 and/or 11.04(b).
          “Initial B Term Facility” shall mean the Facility evidenced by the Total Initial B Term Commitment and/or Initial B Term Loans.
          “Initial B Term Lender” shall mean at any time each Lender with an Initial B Term Commitment and/or with outstanding Initial B Term Loans.
          “Initial B Term Loan” shall have the meaning provided in Section 1.01(b); provided that after the conversion of Delayed-Draw B Term Loans into Initial B Term Loans pursuant to a DDTL Conversion as contemplated by Section 1.06(b), such converted Loans shall be deemed to be Initial B Term Loans for all purposes of this Agreement and the other Credit Documents (other than for purposes of Sections 1.01(b)(i) and Section 4.01(f) and 5.05(a) hereof).
          “Initial Term Loan Draw” shall mean an amount of Initial B Term Loans and A Term Loans up to an amount equal to the estimated tax basis of Spinco to be made available to Spinco on the Closing Date pursuant to Sections 1.01(a)(i)(A) and 1.01(b)(i)(A).
          “Intercompany Debt” shall mean any Indebtedness, payables or other obligations (other than Excluded Intercompany Payables), whether now existing or hereafter incurred, owed by the Borrower or any Subsidiary of the Borrower to the Borrower or any other Subsidiary of the Borrower.
          “Intercompany Loans” shall have the meaning provided in Section 7.06(c).

          “Intercompany Note” shall mean a promissory note evidencing Intercompany Loans (other than Excluded Intercompany Payables), in each case duly executed and delivered substantially in the form of Exhibit K, with blanks completed in conformity therewith (or such other form as may be approved by the Administrative Agent or the Required Lenders).
          “Intercompany Subordination Agreement” shall have the meaning provided in Section 4.01(g).
          “Interest Coverage Ratio” for any period shall mean the ratio of (x) Adjusted Consolidated EBITDA to (y) Consolidated Interest Expense for such period. For each full fiscal quarter end that occurs prior to the first anniversary after the Closing Date, “Adjusted Consolidated EBITDA” for purposes of clause (y) of this definition shall be calculated on an annualized basis such that the Adjusted Consolidated EBITDA shall equal (i) for the first full fiscal quarter after the Closing Date, the sum of the Consolidated Adjusted EBITDA otherwise applicable for such period multiplied by four (4), (ii) for the second full fiscal quarter after the Closing Date, the sum of the Consolidated Adjusted EBITDA otherwise applicable for both the first and second full fiscal quarters following the Closing Date multiplied by two (2) and (iii) for the third full fiscal quarter following the Closing Date, the sum of the Consolidated Adjusted EBITDA otherwise applicable for the first, second and third full fiscal quarters following the Closing Date multiplied by four thirds (4/3).
          “Interest Period” with respect to any Loan shall mean the interest period applicable thereto, as determined pursuant to Section 1.09.
          “Interest Rate Agreement” shall mean any interest rate swap agreement, any interest rate cap agreement, any interest rate collar agreement or other similar agreement or arrangement designed to protect the Borrower or any Subsidiary against fluctuations in interest rates.
          “Intermediary Holding Company” shall mean each First-Tier Subsidiary and any other Subsidiary first acquired or created after the Closing Date that is (i) not an operating company (but that owns directly or indirectly one or more operating companies) and (ii) not subject to regulatory restrictions on borrowings or issuances of guaranties of indebtedness for borrowed money.
          “Investment” shall have the meaning provided in the preamble to Section 7.06.
          “Joint Book Running Managers” shall mean Lehman, BAS and Morgan Stanley Senior Funding, Inc., each in its capacity as a “Joint Book Running Manager.”
          “Joint Lead Arrangers” shall mean Lehman and BAS, each in its capacity as “Joint Lead Arranger.”
          “LCPI” shall mean Lehman Commercial Paper Inc.
          “Lehman” shall mean Lehman Brothers Inc. and its affiliates.

          “Lender” shall mean each financial institution listed on Annex I, as well as any Person that becomes a “Lender” hereunder pursuant to Section 1.13 or 11.04(b).
          “Lender Default” shall mean (i) the wrongful refusal (which has not been retracted) or failure of a Lender to make available its portion of any incurrence of Loans or a reimbursement of an Unpaid Drawing or (ii) a Lender having notified the Administrative Agent and/or the Borrower that it does not intend to comply with the obligations under Section 1.01 or 1A.05, in circumstances where such non-compliance will constitute a breach of such Lender’s obligations under the respective Section.
          “Lender Register” shall have the meaning provided in Section 11.15.
          “Letter of Credit” shall have the meaning provided in Section 1A.01(a).
          “Letter of Credit Fee” shall have the meaning provided in Section 2.01(c).
          “Letter of Credit Issuer” shall mean (i) any RF Lender (or affiliate of any RF Lender) which at the request of the Borrower and with the consent of the Administrative Agent agrees, in such RF Lender’s (or RF Lender affiliate’s) sole discretion, to become and to continue to be a Letter of Credit Issuer for the purpose of issuing Letters of Credit pursuant to Section 1A, and (ii) with respect to the Existing Letters of Credit, the Lender designated as the issuer thereof on Annex VII shall be the Letter of Credit Issuer thereof.
          “Letter of Credit Outstandings” shall mean, at any time, the sum of, without duplication, (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit.
          “Letter of Credit Request” shall have the meaning provided in Section 1A.03(a).
          “Leverage Ratio” shall mean, at any date of determination, the ratio of (x) Consolidated Debt on such date to (y) Adjusted Consolidated EBITDA. All calculations of the Leverage Ratio shall be made on a Pro Forma Basis. For each full fiscal quarter end that occurs prior to the first anniversary after the Closing Date, “Adjusted Consolidated EBITDA” for purposes of clause (y) of this definition shall be calculated on an annualized basis such that the Adjusted Consolidated EBITDA shall equal (i) for the first full fiscal quarter after the Closing Date, the sum of the Consolidated Adjusted EBITDA otherwise applicable for such period multiplied by four (4), (ii) for the second full fiscal quarter after the Closing Date, the sum of the Consolidated Adjusted EBITDA otherwise applicable for both the first and second full fiscal quarters following the Closing Date multiplied by two (2) and (iii) for the third full fiscal quarter following the Closing Date, the sum of the Consolidated Adjusted EBITDA otherwise applicable for the first, second and third full fiscal quarters following the Closing Date multiplied by four thirds (4/3).
          “Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

          “Loan” shall have the meaning provided in Section 1.01.
          “Majority Lenders” of any Facility shall mean those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if all outstanding Obligations of the other Facilities under this Agreement were repaid in full and all Commitments with respect thereto were terminated.
          “Mandatory Borrowing” shall have the meaning provided in Section 1.01(f).
          “Margin Stock” shall have the meaning provided in Regulation U.
          “Material Adverse Effect” shall mean (i) any state of facts, change, development, event, effect, condition or occurrence that, individually or in the aggregate, has had or would be reasonably likely to have a materially adverse effect on the business, assets, properties, liabilities or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, after giving effect to the Transaction, (ii) a material adverse effect on the rights or remedies of the Agents or the Lenders under any Credit Document or (iii) a material adverse effect on the ability of the Pledge Parties taken as a whole to perform their obligations under the Credit Documents.
          “Material Subsidiary” shall mean, at any time, any Subsidiary having gross assets at such time with a value of at least 5% of consolidated gross assets of the Borrower and its Subsidiaries at such time and/or gross revenues for the Test Period last ended of at least 5% of the consolidated gross revenues of the Borrower and its Subsidiaries for such Test Period.
          “Maturity Date” shall mean (i) with respect to A Term Loans, the A Term Loan Maturity Date, (ii) with respect to B Term Loans, the B Term Loan Maturity Date, (iii) with respect to RF Loans, the RF Maturity Date and (iv) with respect to Swingline Loans, the Swingline Expiry Date.
          “Maximum Swingline Amount” shall mean $10,000,000.
          “Merger” shall mean the merger of Spinco with and into FairPoint, pursuant to the Merger Agreement.
          “Merger Agreement” shall mean that certain Agreement and Plan of Merger, dated as of January 15, 2007, by and among Verizon Communications, Inc., Spinco and FairPoint, as amended by the amendments thereto dated April 20, 2007, June 28, 2007, July 3, 2007, November 16, 2007 and February 25, 2008.
          “Minimum Borrowing Amount” shall mean (i) in the case of Term Loans, $1,000,000, (ii) in the case of RF Loans (x) maintained as Base Rate Loans, $500,000 and (y) maintained as Eurodollar Loans, $1,000,000 and (iii) in the case of Swingline Loans, $100,000.
          “Minimum Liquidity Condition” shall mean, as of any date on which a Dividend is to be paid on the Borrower Common Stock, the condition existing on such date if (but only if) the sum of (i) Total Unutilized Revolving Commitment on such date (determined on a pro forma basis after giving effect to any incurrence of RF Loans and Swingline Loans on such date to make such Dividend) plus (ii) the amount of Unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries, is equal to or greater than $25,000,000.
          “Moody’s” shall have the meaning provided in the definition of “Cash Equivalents”.
          “Multiemployer Plan” shall mean any multiemployer plan as defined in section 4001(a)(3) of ERISA which is contributed to by (or to which there is an obligation to contribute of) the Borrower or any of its Subsidiaries or an ERISA Affiliate and each such plan for the five year period immediately following the latest date on which the Borrower, any such Subsidiary or ERISA Affiliate contributed to or had an obligation to contribute to such plan.
          “Net Cash Proceeds” shall mean (i) with respect to any Asset Sale, the Cash Proceeds resulting therefrom net (without duplication) of expenses of sale (including payment of principal, premium and interest of Indebtedness secured by the assets the subject of the Asset Sale and required to be, and which is, repaid under the terms thereof as a result of such Asset Sale), and incremental taxes paid or payable as a result thereof and (ii) with respect to any issuance of Preferred Stock or Indebtedness, the cash proceeds received by the Borrower from such issuance net (without duplication) of underwriting discounts and commissions, private placement and/or initial purchaser fees and other reasonable fees and expenses associated therewith.
          “New Lending Office” shall mean the new lending office designated by a Lender that is not a United States person (as defined in Section 3.05).
          “90%-Owned Subsidiary” shall mean (i) any Subsidiary to the extent at least 90% of the capital stock or other ownership interests in such Subsidiary is owned directly or indirectly by the Borrower and (ii) STE, to the extent at least 87.5% of the capital stock of STE is owned directly or indirectly by the Borrower.
          “Non-Defaulting Lender” shall mean a Lender that is not a Defaulting Lender.
          “Non-Pledge Party Subsidiary” shall mean each Subsidiary of the Borrower which is not a Pledge Party.
          “Non-Pledged Subsidiary” shall mean any Subsidiary that is not a Pledged Subsidiary.
          “Non-Wholly Owned Entity” shall have the meaning provided in the definition of “Permitted Acquisition”.
          “Non-Wholly Owned Subsidiary” shall mean, as to any Person, each Subsidiary of such Person which is not a Wholly-Owned Subsidiary of such Person.
          “Northern New England Business” means that certain business comprising the local exchange businesses and related landline activities of Verizon Communications Inc. in Maine, New Hampshire and Vermont, as such term is used in the Rule 424(b) Prospectus filed with the SEC in connection with the Merger.

          “Note” shall mean and include each A Term Note, each B Term Note, each RF Note and the Swingline Note.
          “Notice of Borrowing” shall have the meaning provided in Section 1.03(a).
          “Notice of Conversion/Continuation” shall have the meaning provided in Section 1.06(a).
          “Notice Office” shall mean the office of the Administrative Agent at 745 Seventh Avenue, New York, New York 10019, Attn: Loan Portfolio Group, Fax: (646) 834-4825 or such other office as the Administrative Agent may designate to the Borrower in writing from time to time.
          “Obligations” shall mean all amounts, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing to any Agent, any Letter of Credit Issuer, the Collateral Agent, the Swingline Lender or any Lender pursuant to the terms of this Agreement or any other Credit Document or any Hedging Agreement.
          “Parent Company” shall mean at any time each Intermediary Holding Company and each other Subsidiary of the Borrower that, in either such case, owns, directly or indirectly, the capital stock or other equity interests of any Subsidiary that is a Telco or a Carrier Services Company.
          “Participant” shall have the meaning provided in Section 1A.05(a).
          “Patriot Act” shall mean the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
          “Payment Office” shall mean the office of the Administrative Agent at 745 7th Avenue, 16th Floor, New York, New York 10019, c/o Bank Loans — Agency, or such other office as the Administrative Agent may designate to the Borrower and the Lenders in writing from time to time.
          “PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.
          “Percentage” shall mean at any time for each RF Lender, the percentage obtained by dividing such Lender’s Revolving Commitment by the Total Revolving Commitment; provided that if the Total Revolving Commitment has been terminated, the Percentage of each RF Lender shall be determined by dividing such RF Lender’s Revolving Commitment immediately prior to such termination by the Total Revolving Commitment immediately prior to such termination.
          “Permitted Acquired Debt” shall mean Indebtedness of a Subsidiary acquired after the Closing Date pursuant to a Permitted Acquisition, to the extent such Indebtedness was outstanding prior to the consummation of the Permitted Acquisition and remains outstanding as Indebtedness of the respective Subsidiary after giving effect thereto; provided that (i) such Indebtedness was not incurred in connection with or in anticipation of such Permitted

Acquisition or the respective Person becoming Subsidiary of the Borrower, (ii) such Indebtedness does not constitute Indebtedness of the Borrower or any of its Subsidiaries other than the respective Subsidiary acquired pursuant to the respective Permitted Acquisition and shall not be secured by any assets of any Person other than assets of the Subsidiary so acquired serving as security therefor at the time of the respective Permitted Acquisition, (iii) no Person (other than the respective Subsidiary or a direct parent or a Subsidiary of the respective Subsidiary to the extent such parent or Subsidiary is acquired in connection with such Permitted Acquisition) shall have any liability (contingent or otherwise) with respect to any Permitted Acquired Debt and (iv) the aggregate principal amount of all such Indebtedness shall not exceed at any time outstanding more than 10% of the Senior Consolidated Debt at such time.
          “Permitted Acquisition” shall mean the acquisition by the Borrower or any of its Qualified Subsidiaries of assets constituting a business, division or product line of any Person not already a Subsidiary of the Borrower or any of its Qualified Subsidiaries or of 100% of the capital stock or other equity interests of any such Person; provided that (A) the consideration paid by the Borrower or such Qualified Subsidiary consists solely of cash (including proceeds of RF Loans), the issuance of Borrower Common Stock, the issuance of Indebtedness otherwise permitted in Section 7.04 and the assumption/acquisition of any Permitted Acquired Debt relating to such business, division, product line or Person which is permitted to remain outstanding in accordance with the requirements of Section 7.04, (B) those acquisitions that are structured as equity acquisitions shall be effected through a purchase of 100% of the capital stock or other equity interests of such Person by the Borrower or such Qualified Subsidiary or through a merger between such Person and Qualified Subsidiary of the Borrower, so that after giving effect to such merger, the surviving entity of such merger constitutes or continues to constitute a Qualified Subsidiary of the Borrower, (C) in the case of the acquisition of 100% of the capital stock or other equity interests of any Person, such Person (the “Acquired Person”) shall own no capital stock or other equity interests of any other Person unless either (x) the Acquired Person owns 100% of the capital stock or other equity interests of such other Person or (y) if the Acquired Person owns capital stock or equity interests in any other Person which is not a Wholly-Owned Subsidiary of the Acquired Person (a “Non-Wholly Owned Entity”), (1) the Acquired Person shall not have been created or established in contemplation of, or for purposes of, the respective Permitted Acquisition, (2) any Non-Wholly Owned Entity of the Acquired Person shall have been non-wholly-owned prior to the date of the respective Permitted Acquisition and not created or established in contemplation thereof and (3) such Acquired Person and/or its Wholly-Owned Subsidiaries own at least 80% of the consolidated assets of such Acquired Person and its Subsidiaries taken as a whole, (D) substantially all of the business, division or product line acquired pursuant to the respective Permitted Acquisition, or the business of the Acquired Person and its Subsidiaries taken as a whole, is in the U.S., (E) the assets acquired, or the business of the Acquired Person and its Subsidiaries, shall be in the Business, and (F) all requirements of Section 7.02 applicable to Permitted Acquisitions are satisfied. Notwithstanding anything to the contrary contained in the immediately preceding sentence, an acquisition which does not otherwise meet the requirements set forth above in the definition of “Permitted Acquisition” shall constitute a Permitted Acquisition if, and to the extent, the Required Lenders agree in writing that such acquisition shall constitute a Permitted Acquisition for purposes of this Agreement.

          “Permitted Junior Capital” shall mean and include (i) any Permitted Unsecured Debt, (ii) any Qualified Preferred Stock and (iii) any Disqualified Preferred Stock.
          “Permitted Letters of Credit” shall mean letters of credit issued for the benefit of the Borrower and reimbursement obligations with respect thereto in the maximum aggregate stated amount of $20,000,000, from time to time outstanding.
          “Permitted Liens” shall mean Liens described in clauses (a) through (m), inclusive, of Section 7.03.
          “Permitted Refinancing Indebtedness” shall mean any Indebtedness of the Borrower and/or any Subsidiary of the Borrower issued or given in exchange for, or the proceeds of which are used to, extend, refinance, renew, replace, substitute or refund any Indebtedness of such Person permitted pursuant to Sections 7.04(f), (g), (j) or (n) not refinanced on the Closing Date or any Indebtedness of such Person issued to so extend, refinance, renew, replace, substitute or refund any such Indebtedness, so long as (a) such Indebtedness has a weighted average life to maturity greater than or equal to the weighted average life to maturity of the Indebtedness being refinanced, (b) such refinancing or renewal does not (i) increase the amount of such Indebtedness outstanding immediately prior to such refinancing or renewal or (ii) add guarantors, obligors or security from that which applied to such Indebtedness being refinanced or renewed, (c) such refinancing or renewal Indebtedness has substantially the same (or, from the perspective of the Lenders, more favorable) subordination provisions, if any, as applied to the Indebtedness being renewed or refinanced, and (d) all other terms of such refinancing or renewal (including, without limitation, with respect to the amortization schedules, redemption provisions, maturities, covenants, defaults and remedies), taken as a whole, are not less favorable to the respective borrower than those previously existing with respect to the Indebtedness being refinancing or renewed.
          “Permitted Swap Transaction” shall mean a transfer of assets by the Borrower or any of its Subsidiaries in which at least 85% of the consideration received therefrom consists of assets (other than cash) that will be used in the Business; provided that (x) the fair market value (as determined in good faith by the board of directors of the Borrower) of the assets so transferred shall not exceed the fair market value (determined as provided in the preceding parenthetical) of the assets so received and (y) the fair market value (as determined in good faith by the board of directors of the Borrower) of the assets transferred pursuant to any such transaction shall not exceed $150,000,000 (as shown on the consolidated balance sheet of the Borrower most recently delivered (or required to be delivered) to the Administrative Agent pursuant to Section 6.01(a) or (b), as the case may be); provided further that the fair market value of such assets shall be determined by an independent appraiser satisfactory to the Administrative Agent if in excess of $50,000,000.
          “Permitted Unsecured Debt” shall mean Indebtedness of the Borrower that (a) is not secured by any assets of the Borrower or any other Person, (b) is not guaranteed by a Subsidiary of the Borrower or any other Person, (c) is subordinated in right of payment and priority to the Obligations on terms and conditions reasonably satisfactory to the Required Lenders, (d) matures at least a year and a day after the later of the RF Maturity Date or the B Term Loan Maturity Date and (e) is issued subject to compliance with each of the following conditions: (i) calculations are made by the Borrower demonstrating compliance with a Leverage Ratio of less than 4.00:1.00 for the Calculation Period most recently ended prior to the date of such issuance of Permitted Unsecured Debt on a Pro Forma Basis (determined as if the Permitted Unsecured Debt had been issued on the first day of such Calculation Period and after giving effect to any concurrent prepayment of Term Loans with a portion of the Net Cash Proceeds from the issuance thereof), (ii) all of the Net Cash Proceeds from such issuance of Permitted Unsecured Debt shall have been used (except to the extent of any portion thereof applied to make a concurrent prepayment of Term Loans pursuant to, and in accordance with the requirements of, Section 3.02) to (x) effect a Permitted Acquisition in accordance with the requirements of Section 6.10 and/or concurrently utilized by the Borrower (I) to make a voluntary prepayment of RF Loans pursuant to, and in accordance with the requirements of, Section 3.02 in an aggregate principal amount equal to the aggregate principal amount of RF Loans actually incurred by the Borrower to finance a Permitted Acquisition and/or (II) to redeem and/or refinance Permitted Unsecured Debt in an amount equal to the principal amount or aggregate liquidation preference of or the Net Cash Proceeds from, as the case may be, the Permitted Unsecured Debt actually issued to finance Permitted Acquisitions (and pay related accrued interest and dividends thereon, if any), in any such case within the 364-day period prior to such issuance of Permitted Unsecured Debt, (y) redeem shares of Qualified Preferred Stock or Disqualified Preferred Stock and/or repurchase or refinance any Permitted Unsecured Debt pursuant to Section 7.09(a)(xiv) and/or (z), solely to the extent of Permitted Unsecured Debt issued pursuant to Section 7.04(p), pay expenses under the Transition Services Agreement and (iii) the Borrower shall have furnished to the Administrative Agent a certificate from an Authorized Officer certifying as to compliance with the requirements of preceding clauses (i) and (ii) and containing the calculations required by preceding clause (i). Notwithstanding any other provisions hereof, for avoidance of doubt, the Spinco Senior Notes shall not be Permitted Unsecured Debt.
          “Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.
          “Plan” shall mean any pension plan as defined in Section 3(2) of ERISA (other than a multiemployer plan as defined in Section 3(37) of ERISA), which is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower or any of its Subsidiaries or an ERISA Affiliate and that is subject to Title IV of ERISA, and each such plan for the five year period immediately following the latest date on which the Borrower, any such Subsidiary of the Borrower or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.
          “Pledge Agreement” shall have the meaning provided in Section 4.01(a)(ii).
          “Pledge Party” shall mean the Borrower, each Subsidiary Guarantor and each other Subsidiary of the Borrower party to the Pledge Agreement.
          “Pledged Subsidiary” shall mean (i) each Subsidiary the capital stock or other equity interests of which is or are pledged pursuant to the Pledge Agreement and (ii) Telephone Operating Company of Vermont LLC.

          “Post-Closing Period” shall have the meaning provided in Section 6.10(a).
          “Preferred Stock” as applied to the capital stock of any Person, shall mean capital stock of such Person (other than common stock of such Person) of any class or classes (however designed) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of capital stock of any other class of such Person, and shall include any Disqualified Preferred Stock and any Qualified Preferred Stock.
          “Prime Lending Rate” shall mean the rate which LCPI announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. LCPI may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.
          “Pro Forma Basis” shall mean, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (x) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance a Permitted Acquisition) after the first day of the relevant Test Period or Calculation Period as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of the relevant Calculation Period, (y) the permanent repayment of any Indebtedness (other than revolving Indebtedness) after the first day of the relevant Test Period or Calculation Period as if such Indebtedness had been retired or repaid on the first day of the relevant Test Period or Calculation Period and (z) any Permitted Acquisition or Significant Asset Sale then being consummated as well as any other Permitted Acquisition or Significant Asset Sale consummated after the first day of the relevant Test Period or Calculation Period, as the case may be, and on or prior to the date of the respective Permitted Acquisition or Significant Asset Sale, as the case may be, then being effected, with the following rules to apply in connection therewith: (i) all Indebtedness (x) (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance Permitted Acquisitions) incurred or issued after the first day of the relevant Test Period or Calculation Period (whether incurred to finance a Permitted Acquisition, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of the respective Test Period or Calculation Period and remain outstanding through the date of determination (and thereafter in the case of projections pursuant to Section 6.10(a)) and (y) (other than revolving Indebtedness) permanently retired or redeemed after the first day of the relevant Test Period or Calculation Period shall be deemed to have been retired or redeemed on the first day of the respective Calculation Period and remain retired through the date of determination (and thereafter in the case of projections pursuant to Section 6.10(a)); (ii) all Indebtedness assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate indebtedness or (y) the rates which would have been applicable thereto during the respective period when same was deemed outstanding, in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); and (iii) in making any determination of Adjusted Consolidated EBITDA on a Pro Forma Basis, pro forma effect shall be given to any Permitted Acquisition or Significant Asset Sale effected during the respective Calculation Period or Test Period (or thereafter, as provided in Section 6.10, for determinations pursuant to Section 6.10 only) as if same had occurred on the first day of the respective Calculation Period or Test Period, as the case may be, taking into account, in the case of any Permitted Acquisition, factually supportable and identifiable cost savings and expenses which would otherwise be accounted for as an adjustment pursuant to Article 11 of Regulation S-X under the Securities Act, as if such cost savings or expenses were realized on the first day of the respective Test Period or Calculation Period.
          “Pro Forma EBITDA Test” shall be satisfied if, after giving effect to (x) any merger, consolidation, conveyance, sale or transfer referred to in Section 7.02(a), (y) the creation or acquisition of a new Telco or Carrier Services Company pursuant to a Permitted Acquisition the capital stock or other equity interests of which is or are not to be pledged under the Pledge Agreement or (z) an Investment in a Qualified Subsidiary of the type referred to in clause (iii) of the definition thereof pursuant to Section 7.06(h), Adjusted Consolidated EBITDA for the 12 months last ended at such time (determined, in the case of the acquisition or creation of a new Telco or Carrier Services Company pursuant to a Permitted Acquisition, on a Pro Forma Basis, as if such Permitted Acquisition was consummated on the first day of such 12 month period and taking account of the adjustments described in clause (iii) of the definition of “Pro Forma Basis” for such period) attributable to all Non-Pledged Subsidiaries does not exceed $25,000,000.
          “Projections” shall have the meaning provided in Section 5.09(f).
          “PUC” shall mean a public utility commission, public service commission or any similar agency or commission.
          “Qualified Preferred Stock” shall mean any Preferred Stock of the Borrower, the express terms of which (a) shall provide for no voting rights (except for (x) voting rights required by applicable law and (y) limited customary voting rights on fundamental matters such as mergers, consolidations, sales of all or substantially all of the assets of the Borrower, or liquidations involving the Borrower) or covenants (other than customary information covenants and inspection rights) (b) shall provide that dividends thereon shall not be required to be paid at any time (and to the extent) that such payment would be prohibited by the terms of this Agreement or any other agreement of the Borrower relating to outstanding indebtedness and (c) by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (including any Change of Control), cannot mature and is not mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, and is not redeemable, or required to be repurchased, at the sole option of the holder thereof (including, without limitation, upon the occurrence of a Change of Control), in whole or in part, on or prior to the date that falls one year and one day after the date on which all Obligations are repaid in full and all Commitments have terminated or expired.
          “Qualified Subsidiary” shall mean and include (i) each Wholly-Owned Domestic Subsidiary of the Borrower that is a Pledged Subsidiary, (ii) each other Pledged Subsidiary (x) that is a Domestic Subsidiary and (y) in which the Investments of cash, property, services and/or other assets are made in each class of equity interests of such Subsidiary by the Pledged Parties, on the one hand, and the other holders of such class of equity interests, on the other hand, in amounts which are proportional to the respective equity percentages of the Pledged Parties, on the one hand, and such other holders, on the other hand, for each class of equity interests of such Subsidiary (as reasonably determined by senior management of the Borrower) and (iii) each Wholly-Owned Domestic Subsidiary of the Borrower that is a Telco or Carrier Services Company, the capital stock or other equity interests of which are not permitted to be pledged pursuant to the Pledge Agreement as a result of applicable regulatory law.
          “RCRA” shall mean the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq.
          “Reference Period” shall mean, at any date, the period commencing on the first day of the first full fiscal quarter of the Borrower ending after the Closing Date and ending on the last day of the last fiscal quarter for which a Compliance Certificate has been delivered by the Borrower prior to such date.
          “Refinanced Indebtedness” shall have the meaning provided in Section 4.01(f)(i).
          “Refinancing” shall have the meaning provided in Section 4.01(f)(i).
          “Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.
          “Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
          “Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
          “Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
          “Reinvestment Election” shall have the meaning provided in Section 3.03(A)(b).
          “Reinvestment Notice” shall mean a written notice signed by an Authorized Officer stating that the Borrower, in good faith, intends and expects that the Borrower and its Subsidiaries will use all or a specified portion of the Net Cash Proceeds of an Asset Sale to finance a Permitted Acquisition within 540 days following the consummation of such Asset Sale.
          “Reinvestment Prepayment Amount” shall mean, with respect to any Reinvestment Election, the amount, if any, on the Reinvestment Prepayment Date relating thereto by which (a) the Anticipated Reinvestment Amount in respect of such Reinvestment Election exceeds (b) the aggregate amount thereof expended by the Borrower and its Subsidiaries to finance Permitted Acquisitions.

          “Reinvestment Prepayment Date” shall mean, with respect to any Reinvestment Election, the earliest of (i) the date, if any, upon which the Administrative Agent, on behalf of the Required Lenders, shall have delivered a written termination notice to the Borrower; provided that such notice may only be given while an Event of Default under Section 8.01 exists and (ii) the date occurring 180 days after the date of the related Reinvestment Notice.
          “Replaced Lender” shall have the meaning provided in Section 1.13.
          “Replacement Lender” shall have the meaning provided in Section 1.13.
          “Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under any subsection of PBGC Regulation Section 4043.
          “Required Lenders” shall mean Non-Defaulting Lenders the sum of whose outstanding A Term Loans, B Term Loans (and, if prior to the termination thereof, Delayed-Draw B Term Commitments) and Revolving Commitments (or, after the termination thereof, outstanding RF Loans and Percentages of (x) outstanding Swingline Loans and (y) Letter of Credit Outstandings) constitute greater than 50% of the sum of (i) all outstanding A Term Loans and B Term Loans (and, if prior to the termination thereof, Delayed-Draw B Term Commitments) of Non-Defaulting Lenders and (ii) the Total Revolving Commitment less the Revolving Commitments of all Defaulting Lenders (or after the termination thereof, the sum of then total outstanding RF Loans of Non-Defaulting Lenders and the aggregate Percentages of all Non-Defaulting Lenders of the total outstanding Swingline Loans and Letter of Credit Outstandings at such time).
          “Required RF Lenders” shall mean those RF Lenders which are Non-Defaulting Lenders and which would constitute the Required Lenders under, and as defined in, this Agreement if all outstanding Term Loans were repaid in full and the Total Delayed-Draw B Term Commitment had terminated in its entirety.
          “Restricted” shall mean, when referring to cash or Cash Equivalents of the Borrower or any of its Subsidiaries, that such cash or Cash Equivalents (i) appear (or would be required to appear) as “restricted” on a consolidated balance sheet of the Borrower or of any such Subsidiary, (ii) are subject to any Lien in favor of any Person other than the Collateral Agent for the benefit of the Secured Creditors or (iii) are not otherwise generally available for use by the Borrower or any of its Subsidiaries.
          “Restricted Payment” shall mean, with respect to the Borrower or any of its Subsidiaries, (i) any Dividend by such Person, (ii) any payment by such Person on account of any Indebtedness that is subordinated in right of payment to the Obligations (including, without limitation, any Permitted Junior Capital and guaranties thereof but excluding cash interest thereon), (iii) any payment by the Borrower or any of its Subsidiaries with respect to any Intercompany Debt and (iv) the making of (or giving any notice in respect of) any voluntary or optional payment or prepayment on or redemption, repurchase or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto or any other Person money or securities before due for the purpose of paying when due), or any prepayment, repurchase, redemption or acquisition for value as a result of any asset sale or change of control or similar event of any Permitted Acquired Debt, any Spinco Senior Notes or any Scheduled Existing Indebtedness.
          “Revolving Commitment” shall mean, with respect to each Lender, the amount set forth opposite such Lender’s name in Annex I hereto directly below the column entitled “Revolving Commitment,” as the same may be (x) reduced or terminated from time to time pursuant to Section 2.02, 2.03 and/or 8 or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 1.13 and/or 11.04.
          “Revolving Facility” shall mean the Facility evidenced by the Total Revolving Commitment.
          “RF Commitment Commission” shall have the meaning provided in Section 2.01(a).
          “RF Commitment Commission Rate” shall mean a per annum rate equal to 0.375%.
          “RF Lender” shall mean at any time each Lender with a Revolving Commitment or with outstanding RF Loans.
          “RF Loan” shall have the meaning provided in Section 1.01(d).
          “RF Maturity Date” shall mean March 31, 2014.
          “RF Note” shall have the meaning provided in Section 1.05(a).
          “Sarbanes Oxley” shall mean the Sarbanes-Oxley Act of 2002, enacted on July 30, 2002, as now or hereafter in effect, or any successor thereto, and the rules related thereto.
          “Scheduled Existing Indebtedness” shall have the meaning provided in Section 7.04(g).
          “SEC” shall have the meaning provided in Section 6.01(f).
          “SEC Regulation D” shall mean Regulation D as promulgated under the Securities Act.
          “Second-Tier Holdco” shall mean any indirect Subsidiary of the Borrower that is a holding company formed to hold the capital stock or other equity interests of one or more Subsidiaries (i.e., is not an operating company).
          “Section 1A.01(c) Arrangements” shall have the meaning provided in Section 1A.01(c).
          “Section 3.05 Certificate” shall have the meaning provided in Section 3.05(b)(ii).

          “Secured Creditor” shall mean and include any “Secured Creditor” as defined in the Pledge Agreement.
          “Securities Act” shall mean the Securities Act of 1933, as amended, as the same may be in effect from time to time.
          “Senior Consolidated Debt” shall mean, at any time, Consolidated Debt at such time less the amount of any Disqualified Preferred Stock deemed to be Consolidated Debt at such time pursuant to the definition thereof.
          “Senior Secured Consolidated Debt” shall mean, at any time, (i) Senior Consolidated Debt at such time less (ii) any such Senior Consolidated Debt that constitutes Indebtedness under the Existing 2010 Senior Notes Documents and/or Permitted Refinancing Indebtedness incurred to refinance the foregoing less (iii) the aggregate amount of Debt outstanding under the Spinco Senior Notes less (iv) the aggregate amount of Permitted Unsecured Debt at such time.
          “Senior Secured Leverage Ratio” shall mean, at any date of determination, the ratio of (x) Senior Secured Consolidated Debt on such date to (y) Adjusted Consolidated EBITDA for the Test Period then or last ended. All calculations of the Senior Secured Leverage Ratio shall be made on a Pro Forma Basis.
          “Significant Asset Sale” shall mean each Asset Sale which generates Net Cash Proceeds of at least $15,000,000.
          “Specified Representations” means (a) the representations made by Spinco in the Merger Agreement that are material to the interests of the Lenders, but only to the extent that FairPoint has the right to terminate the Merger Agreement as a result of the breach of such representations, (b) the representations made by FairPoint in the Merger Agreement that are material to the interests of the Lenders, but only to the extent that Verizon has the right to terminate the Merger Agreement as a result of the breach of such representations and (c) the representations and warranties set forth in Sections 5.02, 5.05(g), and 5.07.
          “Spin” shall have the meaning provided in Section 4.01(a)(ii).
          “Spinco” shall have the meaning provided in the first paragraph of this Agreement.
          “Spinco Senior Notes” shall mean up to $551,000,000 of unguaranteed senior notes issued by the Borrower.
          “Stated Amount” shall mean, with respect to any Letter of Credit at any time, the maximum available to be drawn thereunder at such time (regardless of whether any conditions for drawing could then be met).
          “STE” shall mean ST Enterprises, Ltd., a Kansas corporation.

          “Subsidiary” of any Person shall mean and include (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries, has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to “Subsidiary” shall mean a Subsidiary of the Borrower.
          “Subsidiary Guarantors” shall mean each Subsidiary party to the Subsidiary Guaranty.
          “Subsidiary Guaranty” shall have the meaning provided in Section 4.01(a)(iii).
          “Super-Majority Lenders” shall mean Non-Defaulting Lenders the sum of whose outstanding A Term Loans, B Term Loans (and, if prior to the termination thereof, Delayed-Draw B Term Commitments) and Revolving Commitments (or, after the termination thereof, outstanding RF Loans and Percentages of (x) outstanding Swingline Loans and (y) Letter of Credit Outstandings) constitute at least 75% of the sum of (i) all outstanding A Term Loans and B Term Loans (and, if prior to the termination thereof, Delayed-Draw B Term Commitments) of Non-Defaulting Lenders and (ii) the Total Revolving Commitment less the Revolving Commitments of all Defaulting Lenders (or after the termination thereof, the sum of then total outstanding RF Loans of Non-Defaulting Lenders and the aggregate Percentages of all Non-Defaulting Lenders of the total outstanding Swingline Loans and Letter of Credit Outstandings at such time).
          “Swingline Expiry Date” shall mean that date which is five Business Days prior to the RF Maturity Date.
          “Swingline Lender” shall mean Lehman Commercial Paper Inc. in its individual capacity.
          “Swingline Loan” shall have the meaning provided in Section 1.01(e).
          “Swingline Note” shall have the meaning provided in Section 1.05(a).
          “Syndication Agent” shall have the meaning provided in the first paragraph of this Agreement.
          “Syndication Date” shall mean the earlier of (i) the 90th day following the Closing Date and (ii) the date upon which the Administrative Agent determines (and notifies the Borrower and the Lenders) that the primary syndication (and resultant addition of Persons as Lenders pursuant to Section 11.04(b)) has been completed.
          “S&P” shall have the meaning provided in the definition of “Cash Equivalents”.
          “Taxes” shall have the meaning provided in Section 3.05(a).

          “Telco” shall mean any Subsidiary of the Borrower that is an operating company.
          “Term Loans” shall mean, collectively, each A Term Loan, each B Term Loan and each Delayed-Draw B Term Loan.
          “Test Period” shall mean each period of four consecutive fiscal quarters then last ended, in each case taken as one accounting period.
          “Total A Term Commitment” shall mean the sum of the A Term Commitments of each of the Lenders.
          “Total Commitment” shall mean, at any time, the sum of the Total A Term Commitment, Total Initial B Term Commitment, the Total Delayed-Draw B Term Commitment, and the Total Revolving Commitment at such time.
          “Total Delayed-Draw B Term Commitment” shall mean the sum of the Delayed-Draw B Term Commitments of each of the Lenders.
          “Total Initial B Term Commitment” shall mean the sum of the Initial B Term Commitments of each of the Lenders.
          “Total Revolving Commitment” shall mean, at any time, the sum of the Revolving Commitments of each of the Lenders at such time.
          “Total Unutilized Revolving Commitment” shall mean, at any time, (i) the Total Revolving Commitment at such time less (ii) the sum of (x) the aggregate principal amount of all RF Loans and Swingline Loans at such time plus (y) the Letter of Credit Outstandings at such time.
          “Transaction” shall mean (i) the entering into of the Credit Documents and the incurrence of all Loans and the issuance of all Letters of Credit on the Closing Date, (ii) the Distribution, (iii) the Merger, (iv) the Refinancing, and (v) the payment of fees and expenses in connection with the foregoing.
          “Transition Services Agreement” shall mean the Transition Services Agreement, dated as of January 15, 2007, by and among Verizon Information Technologies LLC, Northern New England Telephone Operations Inc., Enhanced Communications of Northern New England Inc. and the Borrower, as amended by the amendment thereto dated March 31, 2008 and as may be further amended or otherwise modified from time to time in accordance with the terms thereof and hereof.
          “Type” shall mean any type of Loan determined with respect to the interest option applicable thereto, i.e., a Base Rate Loan or Eurodollar Loan.
          “UCC” shall mean the Uniform Commercial Code as in effect from time to time in New York.

          “Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan as of the close of its most recent plan year, determined in accordance with actuarial assumptions at such time consistent with Statement of Financial Accounting Standards No. 87, exceeds the market value of the assets allocable thereto.
          “Unpaid Drawing” shall have the meaning provided in Section 1A.04.
          “Unrestricted” shall mean, when referring to cash or Cash Equivalents of the Borrower or any of its Subsidiaries, that such cash or Cash Equivalents are not Restricted.
          “Unutilized Revolving Commitment” for any Lender with a Revolving Commitment at any time shall mean the excess of (i) the Revolving Commitment of such Lender at such time over (ii) the sum of (x) the aggregate outstanding principal amount of RF Loans made by such Lender at such time plus (y) an amount equal to such Lender’s Percentage of the Letters of Credit Outstandings at such time.
          “U.S.” shall mean the United States of America and any state or territory thereof or the District of Columbia.
          “Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Domestic Subsidiary.
          “Wholly-Owned Subsidiary” of any Person shall mean any Subsidiary of such Person to the extent all of the capital stock or other ownership interests in such Subsidiary, other than directors’ qualifying shares, is owned directly or indirectly by such Person; provided, however, that for purposes of the definitions of “Asset Sale”, “Consolidated Net Income” and “Wholly-Owned Domestic Subsidiary” and Sections 6.10, 7.06(c), (h) and (l), 90%-Owned Subsidiaries that are Telcos or Carrier Services Companies shall be deemed to be “Wholly-Owned Subsidiaries”.
          “Written” or “in writing” shall mean any form of written communication or a communication by means of telex, facsimile transmission, telegraph or cable.
          SECTION 10. The Agents.
          10.01 Appointment.
          (a) Each Lender hereby irrevocably designates and appoints (x) LCPI as Administrative Agent for such Lender (for purposes of this Section 10, the term “Administrative Agent” shall mean LCPI in its capacities as Administrative Agent and as Collateral Agent hereunder and pursuant to the Pledge Agreement), (y) BoA as Syndication Agent for such Lender, and (z) Deutsche Bank Securities Inc. and Morgan Stanley Senior Funding, Inc. as Co-Documentation Agents for such Lender, each to act as specified herein and in the other Credit Documents, and each such Lender hereby irrevocably authorizes the Administrative Agent, the Syndication Agent and each Co-Documentation Agent to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to or required of the Administrative Agent, the Syndication Agent or such Co-Documentation Agent, as the case may be, by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Each of the Agents may perform any of their respective duties under this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein by or through its respective officers, directors, agents, employees or affiliates (it being understood and agreed, for avoidance of doubt and without limiting the generality of the foregoing, that the Administrative Agent and/or Collateral Agent may perform any of its duties under the Pledge Agreement by or through one or more of its affiliates).
          (b) The provisions of this Section 10 are solely for the benefit of the Administrative Agent, the Syndication Agent, the Co-Documentation Agents and the Lenders, and neither the Borrower nor any of its Subsidiaries shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, each of the Administrative Agent, the Syndication Agent and each Co-Documentation Agent shall act solely as agent for the Lenders, and none of the Administrative Agent, the Syndication Agent or the Co-Documentation Agents assumes (and shall not be deemed to have assumed) any obligation or relationship of agency or trust with or for Borrower or any of its Subsidiaries.
          10.02 Nature of Duties.
          (a) No Agent shall have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents. Neither any Agent nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). The duties of the Agents shall be mechanical and administrative in nature; no Agent shall have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note and nothing in this Agreement or in any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.
          (b) Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, each of the Joint Lead Arrangers and the Joint Book Running Managers is named as such for recognition purposes only, and in their respective capacities as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby; it being understood and agreed that each Joint Lead Arranger and each Joint Book Running Manager shall be entitled to all indemnification and reimbursement rights in favor of “Agents” as, and to the extent provided for under Sections 10.07 and 11.01. Without limitation of the foregoing, none of the Joint Lead Arrangers or the Joint Book Running Managers shall, solely by reason of this Agreement or any other Credit Documents, have any fiduciary relationship in respect of any Lender or any other Person.

          10.03 Certain Rights of the Agents. The Agents shall have the right to request instructions from the Required Lenders at any time. If any Agent shall request instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, such Agent shall be entitled to refrain from such act or taking such action unless and until such Agent shall have received instructions from the Required Lenders; and such Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against any Agent or any of its employees, directors, officers, agents or affiliates as a result of such Agent or such other person acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.
          10.04 Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected (and shall have no liability to any Person) in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order, telephone message or other document or conversation that such Agent believed, in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision), to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by such Agent (which may be counsel for the Credit Parties) and, with respect to other matters, upon advice of independent public accountants or other experts selected by it.
          10.05 Notice of Default, etc. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has actually received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or such other percent of Lenders or all Lenders, to the extent required by Section 11.11(a)); provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders (as determined by the Administrative Agent in its sole discretion).
          10.06 Nonreliance on Agents and Other Lenders. Independently and without reliance upon any Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Borrower and its Subsidiaries and, except as expressly provided in this Agreement, no Agent shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. No Agent or their respective affiliates nor any of their respective officers, directors, agents or employees shall be responsible to any Lender or the holder of any Note for, or be required or have any duty to ascertain, inquire or verify the accuracy of, (i) any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith, (ii) the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document, (iii) the financial condition of the Borrower and any of its Subsidiaries, (iv) the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, (v) the satisfaction of any of the conditions precedent set forth in Section 4 (other than the delivery of certain documents to the Administrative Agent as provided in Section 4.01(a)), or (vi) the existence or possible existence of any Default or Event of Default.
          10.07 Indemnification. (a) To the extent any Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify such Agent (and any affiliate thereof) pro rata (determined as if there were no Defaulting Lenders), for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by such Agent (or any affiliate thereof) in performing its respective duties hereunder or under any other Credit Document or in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).
          (b) Any Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Credit Document (except actions expressly required to be taken by it hereunder or under the Credit Documents) unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.
          (c) The agreements in this Section 10.07 shall survive the payment of all Obligations.
          10.08 Agents in their Individual Capacities. With respect to its obligation to make Loans, or issue or participate in Letters of Credit, under this Agreement, each Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender”, “Majority Lenders”, “Required Lenders”, “Required RF Lender”, “Super-Majority Lenders”, “holders of Notes” or any similar terms shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Each Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to, any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.
          10.09 Holders. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.
          10.10 Resignation of the Agents. (a) The Administrative Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents (including, without limitation, its functions and duties as Collateral Agent) at any time by giving 15 Business Days’ prior written notice to the Lenders and, unless a Default or an Event of Default under Section 8.05 then exists, the Borrower. Any such resignation by an Agent hereunder shall also constitute its resignation (if applicable) as a Letter of Credit Issuer and Swingline Lender, in which case the resigning Agent (x) shall not be required to issue any further Letters of Credit or make any additional Swingline Loans hereunder and (y) shall maintain all of its rights as Letter of Credit Issuer or Swingline Lender, as the case may be, with respect to any Letter of Credit issued by it, or Swingline Loans made by it, prior to the date of such resignation. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.
          (b) Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder and/or under the other Credit Documents who shall be a commercial bank or trust company acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrower’s approval shall not be required if an Event of Default then exists).
          (c) If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed; provided that the Borrower’s consent shall not be required if an Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder and/or under the other Credit Documents until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.
          (d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 15th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.
          (e) The Syndication Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving five Business Days’ prior written notice to the Borrower and the Administrative Agent. Such resignation shall take effect at the end of such five Business Day period.
          (f) Either Co-Documentation Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving five Business Days’ prior written notice to the Borrower and the Administrative Agent. Such resignation shall take effect at the end of such five Business Day period.
          (g) Upon a resignation of any Agent pursuant to this Section 10.10, such Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 10 shall continue in effect for the benefit of such Agent for all of its actions and inactions while serving as such Agent.
          10.11 Collateral Matters. (a) Each Lender authorizes and directs the Collateral Agent to enter into the Pledge Agreement for the benefit of the Lenders and the other Secured Creditors. Each Lender hereby agrees, and each holder of any Note or participant in Letters of Credit by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders (or such greater number of Lenders as required by Section 11.11) in accordance with the provisions of this Agreement or the Pledge Agreement, and the exercise by the Required Lenders (or such greater number of Lenders as required by Section 11.11) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or the Pledge Agreement which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Pledge Agreement.
          (b) The Lenders hereby authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than the Borrower and its Subsidiaries) upon the sale or other disposition thereof in compliance with Sections 7.02 and 11.11(a), (iii) if approved, authorized or ratified in writing by the Required Lenders (or such other percent of Lenders or all of the Lenders hereunder, to the extent required by Section 11.11) or (iv) as otherwise may be expressly provided in the Pledge Agreement. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 10.11.
          (c) The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by the Borrower or any of its Subsidiaries or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 10.11 or in the Pledge Agreement, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).
          10.12 Delivery of Information. The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from the Borrower, any Subsidiary, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Credit Document except (i) as specifically provided in this Agreement or any other Credit Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.
          10.13 Posting of Approved Electronic Communications.
          (a) Each of the Lenders and the Borrower agree, and the Borrower shall cause each other Credit Party to agree, that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent and reasonably approved by the Borrower to be its electronic transmission system (the “Approved Electronic Platform”).
          (b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and the Borrower acknowledges and agrees, and the Borrower shall cause each other Credit Party to acknowledge and agree, that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders and the Borrower hereby approves, and the Borrower shall cause each other Credit Party to approve, distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.
          (c) The Approved Electronic Platform and the Approved Electronic Communications are provided “as is” and “as available”. None of the Administrative Agent or any of its Affiliates or any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrants the accuracy, adequacy or completeness of the

Approved Electronic Communications or the Approved Electronic Platform and each expressly disclaims liability for errors or omissions in the Approved Electronic Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent Affiliates in connection with the Approved Electronic Platform or the Approved Electronic Communications.
          (d) Each of the Lenders and the Borrower agree, and the Borrower shall cause each other Credit Party to agree, that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.
          SECTION 11. Miscellaneous.
          11.01 Payment of Expenses, etc. (a) FairPoint agrees to: (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the negotiation, preparation, execution and delivery of the Credit Documents and the documents and instruments referred to therein and any amendment, waiver or consent relating thereto (including, without limitation, the reasonable fees and disbursements of Sullivan & Cromwell LLP and one local counsel in each relevant jurisdiction); provided, that, in the event that the Closing Date does not occur, the aggregate amount of such reimbursable expenses shall not exceed $250,000; (ii) pay all reasonable out-of-pocket costs and expenses of the Administrative Agent, the Collateral Agent, each Letter of Credit Issuer, the Swingline Lender and each of the Lenders in connection with the enforcement of the Credit Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees and disbursements of Sullivan & Cromwell LLP and one local counsel in each material jurisdiction); (iii) pay and hold each of the Lenders (including in its capacity as Agent, Collateral Agent, Swingline Lender and/or Letter of Credit Issuer) harmless from and against any and all present and future stamp and other similar taxes with respect to the foregoing matters and save each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Lender) to pay such taxes; and (iv) indemnify each Lender (including in its capacity as Agent, Collateral Agent, Swingline Lender and/or Letter of Credit Issuer) and its affiliates, and each officer, director, trustee, employee, representative, advisor and agent thereof (each, an “Indemnified Person”) from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not any Agent or any Lender is a party thereto and whether or not any such investigation, litigation or other proceeding is between or among any Agent, any Lender, any Credit Party or any third Person or otherwise (except to the extent between or among any Lenders in their capacity as such)) related to the entering into and/or performance of any Credit Document or the use of the proceeds of any Loans hereunder or the Transaction or the consummation of any transactions contemplated in any Credit Document, or (b) the actual or alleged presence of Hazardous Materials in the air, surface water or ground water or on the surface or subsurface of any property owned or operated at any time by Borrower or any of its Subsidiaries or the generation, storage, transportation, handling or disposal of Hazardous Materials by the Borrower or any of its Subsidiaries at any location, or the noncompliance by the Borrower or any of its Subsidiaries with any Environmental Law or any Environmental Claim in connection with the Borrower or any of its Subsidiaries or business or operations or any property owned or operated at any time by the Borrower or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses (x) of an Indemnified Person, to the extent incurred by reason of the gross negligence or willful misconduct of such Indemnified Person as determined by a court of competent jurisdiction in a final and non-appealable decision and (y) for purposes of clause (b) only and without limiting the indemnity in favor of such Indemnified Persons for purposes of clause (a), to the extent incurred by any affiliate of an Agent, Collateral Agent, Swingline Lender and/or Letter of Credit Issuer and any officer, director, trustee, employee, representative, advisor and agent of any such affiliate, if such Indemnified Person is not involved, directly or indirectly, in any of the transactions contemplated by the Credit Documents).
          (b) To the full extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or incidental damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent the liability of such Indemnified Person results from such Indemnified Person’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).
          11.02 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, if an Event of Default then exists, each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special but not trust accounts) and any other Indebtedness at any time held or owing by such Lender (including, without limitation, by branches and agencies of such Lender wherever located) to or for the credit or the account of any Pledge Party against and on account of the Obligations and liabilities of such Pledge Party to such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations of such Pledge Party purchased by such Lender pursuant to Section 11.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured; provided, in no event shall any rights of setoff set forth in this

Section 11.02 effective against Spinco or any of its Subsidiaries become effective prior to the consummation of the Spin.
          11.03 Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, telecopier, facsimile or cable communication) and mailed, telegraphed, telexed, telecopied, faxed, cabled or delivered, if to the Borrower at the address specified opposite its signature below, if to any Lender, at its address specified for such Lender on Annex II hereto; or, at such other address as shall be designated by any party in a written notice to the other parties hereto. All such notices and communications shall be mailed, telegraphed, telexed, telecopied, or cabled or sent by overnight courier, and shall be effective when received.
          11.04 Benefit of Agreement. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided that the Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of each of the Lenders. Each Lender may at any time grant participations in any of its rights hereunder or under any of the Notes to another financial institution; provided that in the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation, except that the participant shall be entitled to the benefits of Sections 1.10, 1A.06 and 3.05 of this Agreement to the extent that such Lender would be entitled to such benefits if the participation had not been entered into or sold, and; provided, further, that no Lender shall transfer, grant or assign any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan or Note in which such participant is participating (it being understood that any waiver of any prepayment of, or the method of any application of any prepayment to, the Loans shall not constitute an extension of the Maturity Date therefor), or reduce the rate or extend the time of payment of interest or Fees (except in connection with a waiver of the applicability of any post-default increase in interest rates), or reduce the principal amount thereof, or increase such participant’s participating interest in any Commitment over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment or a mandatory prepayment shall not constitute a change in the terms of any Commitment), (ii) release all or substantially all of the Collateral, (iii) release all or substantially all of the Subsidiaries from the Subsidiary Guaranty (except as provided therein) or (iv) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or any other Credit Document.
          (b) Notwithstanding the foregoing, (x) any Lender may assign all or a portion of its outstanding Term Loans, Delayed-Draw Term Commitments and/or Revolving Commitment and its rights and obligations hereunder (which assignment does not have to be pro rata among the Facilities) to (i)(A) its parent company and/or any affiliate of such Lender which is at least 50% owned by such Lender or its parent company or (B) to one or more other Lenders or any affiliate of any such other Lender which is at least 50% owned by such other Lender or its parent company (provided that any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an affiliate of such investment advisor) shall be treated as an affiliate of such other Lender for the purposes of this sub-clause (x)(i)(B)), or (ii) in the case of any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed and/or advised by the same investment advisor of such Lender or by an Affiliate of such investment advisor and (y) with the consent of the Administrative Agent and, if no Default under Section 8.01 or 8.05 or Event of Default exists, the Borrower (which consents shall not be unreasonably withheld or delayed), any Lender (or any Lender together with one or more other related Lenders) may assign all, or if less than all, a portion equal to at least (I) in the case of Revolving Commitments, $5,000,000 in the aggregate for the assigning Lender or Lenders of such outstanding Loans and Commitments and its or their related rights and obligations hereunder and (II) in the case of Term Loans and Delayed-Draw B Term Commitments, $2,500,000 in the aggregate for the assigning Lender or Lenders of such outstanding Loans and/or Commitments and its or their related rights and obligations hereunder, to one or more Eligible Transferees (treating any fund that invests in loans and any other fund that invests in loans and is managed and/or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Transferee). If any Lender so sells or assigns all or a part of its rights hereunder or under the Notes, any reference in this Agreement or the Notes to such assigning Lender shall thereafter refer to such Lender and to the respective assignee to the extent of their respective interests and the respective assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights and benefits as it would if it were such assigning Lender. Each assignment pursuant to this Section 11.04(b) shall be effected by the assigning Lender and the assignee Lender executing an Assignment Agreement and giving the Administrative Agent written notice thereof. At the time of any such assignment, (i) either the assigning or the assignee Lender shall pay to the Administrative Agent a nonrefundable assignment fee of $3,500 (provided that only one assignment fee shall be payable in respect of any reasonably contemporaneous assignment by a Lender to any one or more funds that invest in loans and are managed and/or advised by the same investment advisor of such Lender or by an Affiliate of such investment advisor), (ii) Annex I shall be deemed to be amended to reflect the Commitments and Loans of the respective assignee (which shall result in a direct reduction to the Commitment of the assigning Lender) and of the other Lenders, and (iii) upon surrender of the old Notes the Borrower will, at its own expense, issue new Notes to the respective assignee and to the assigning Lender in conformity with the requirements of Section 1.05; provided, further, that such transfer or assignment will become effective on the date set forth in the respective assignment agreement as recorded by the Administrative Agent on the Lender Register pursuant to Section 11.15. To the extent of any assignment pursuant to this Section 11.04(b) to a Person which is not already a Lender hereunder and which is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Lender shall provide to the Borrower and the Administrative Agent the appropriate Internal Revenue Service Forms (and, if applicable, a Section 3.05 Certificate) described in Section 3.05(b)(ii). To the extent that an assignment pursuant to this Section 11.04(b) would, at the time of such assignment, result in increased costs under Section 1.10 or 3.05 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment). Nothing in this clause (b) shall prevent or prohibit any Lender from pledging its Notes or Loans to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and, with prior written notice to the Administrative Agent, any Lender which is a fund may pledge all or any portion of its Notes or Loans to its trustee or to a collateral agent or to another creditor providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of, or any other representative of a holder of, such obligations, or such other creditor, as the case may be; provided that no such pledge shall release the transferor Lender from any of its obligations hereunder or substitute any such trustee, collateral agent or other assignee for such Lender as a party hereto.
          (c) Notwithstanding any other provisions of this Section 11.04, no transfer or assignment of the interests or obligations of any Lender hereunder or any grant of participation therein shall be permitted if such transfer, assignment or grant would require the Borrower or any of its Subsidiaries to (i) file a registration statement with the SEC, (ii) qualify the Loans under the “Blue Sky” laws of any State or (iii) integrate such transfer or assignment with a separate securities offering of securities of the Borrower or any of its Subsidiaries.
          (d) Each Lender initially party to this Agreement hereby represents, and each Person that became a Lender pursuant to an assignment permitted by this Section 11 will, upon its becoming party to this Agreement, represent that it is an Eligible Transferee which makes or invests in loans in the ordinary course and that it will make or acquire Loans for its own account in the ordinary course; provided that subject to the preceding clauses (a) and (b), the disposition of any promissory notes or other evidences of or interests in Indebtedness held by such Lender shall at all times be within its exclusive control.
          (e) Any Lender which assigns all of its Commitments and/or Obligations hereunder in accordance with Section 11.04(b) shall cease to constitute a “Lender” hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 1.10, 1.11, 1A.06, 3.05, 11.01 and 11.06), which shall survive as to such assigning Lender.
          11.05 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between any Credit Party and the Administrative Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Administrative Agent or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Lenders to any other or further action in any circumstances without notice or demand.

          11.06 Payments Pro Rata. (a) The Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of any Pledge Party in respect of any Obligations of such Pledge Party hereunder, it shall distribute such payment to the Lenders (other than any Lender that has expressly waived its right to receive its pro rata share thereof) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.
          (b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise) which is applicable to the payment of the principal of, or interest on, the Loans or Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Pledge Party to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
          (c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 11.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.
          11.07 Calculations; Computations. (a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Lenders); provided that (x) except as otherwise specifically provided herein, all computations determining compliance with Sections 7.11 and 7.12, including definitions used therein, shall utilize accounting principles and policies in effect at the time of the preparation of, and in conformity with those used to prepare, the December 31, 2007 historical financial statements of the Borrower delivered to the Lenders pursuant to Section 5.09(b), and (y) if at any time such computations utilize accounting principles different from those utilized in the financial statements furnished to the Lenders, such financial statements shall be accompanied by reconciliation work-sheets.
          (b) All computations of interest and Fees hereunder shall be made on the actual number of days elapsed over a year of 360 days (365-366 days in the case of interest on Base Rate Loans).
          11.08 Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial. (a) This Agreement and the other Credit Documents and the rights and obligations of the parties hereunder and thereunder shall be construed in accordance with and be governed by the law of the State of New York. Any legal action or proceeding with respect to this Agreement or any other Credit Document may be brought in the courts of the State of New York sitting in the

Borough of Manhattan or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, each Credit Party hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts. Each Credit Party further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to each Credit Party located outside New York City and by hand delivery to each Credit Party located within New York City, at its address for notices pursuant to Section 11.03, such service to become effective 30 days after such mailing. Nothing herein shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any Credit Party in any other jurisdiction.
          (b) Each Credit Party hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Credit Document brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.
          (c) Each of the parties to this Agreement hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement, the other Credit Documents or the transactions contemplated hereby or thereby.
          11.09 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.
          11.10 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
          11.11 Amendment or Waiver. (a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Borrower and the Required Lenders; provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than a Defaulting Lender) (with Obligations being directly affected thereby in the case of the following clauses (i) and (vii)), (i) extend the final scheduled maturity of any Loan or Note (it being understood that any waiver of any prepayment of, or the method of application of any prepayment to, the Loans shall not constitute any such extension), or reduce the rate or extend the time of payment of interest (other than as a result of waiving the applicability of any post-default increase in interest rates) or Fees, or reduce (or forgive) the principal amount thereof, or increase the Commitment of any Lender over the amount thereof then in effect (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender), (ii) amend, modify or waive any provision of this Section 11.11 (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the A Term Loans, Initial B Term Loans and the Revolving Commitments on the Closing Date), (iii) reduce the percentage specified in, or (except to give effect to any additional facilities hereunder) otherwise modify, either the definition of Required Lenders or Super-Majority Lenders, (iv) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement, (v) release all or substantially all of the Collateral, (vi) release all or substantially all of the Subsidiaries from the Subsidiary Guaranty (except as provided therein) or (vii) alter the requirements set forth in Sections 3.03(B) and 11.06 that certain payments with respect to Loans under a given Facility be applied or distributed on a pro rata basis to the holders of such Loans; provided, further that no such change, waiver, discharge or termination shall, without the consent of Non-Defaulting Lenders representing at least 95% of the sum of (X) all outstanding Term Loans (and if prior to the termination thereof, Delayed-Draw B Term Commitments) of Non-Defaulting Lenders and (Y) the Revolving Commitments of all Non-Defaulting Lenders (or after the termination thereof, outstanding RF Loans and the aggregate Percentages of the total outstanding Swingline Loans and Letter of Credit Outstandings of all Non-Defaulting Lenders at such time), (1) amend or modify the definition of “Change of Control” or any provision of Section 8.10 or (2) waive an Event of Default under Section 8.10; provided, further, that no such change, waiver, discharge or termination shall, (t) except in cases where additional extensions of term loans and/or revolving loans are being afforded substantially the same treatment afforded to the Term Loans and RF Loans pursuant to this Agreement as originally in effect, without the consent of the Majority Lenders of each Facility which is being allocated a lesser prepayment, repayment or commitment reduction as a result of the actions described below, alter the required application of any prepayments or repayments (or commitment reduction), as between the various Facilities, pursuant to Sections 3.03(A)(b) through (g) and Section 2.03(c), as applicable (it being understood, however, that the Required Lenders may waive, in whole or in part, any such prepayment, repayment or commitment reduction, so long as the application, as amongst the various Facilities, of any such prepayment, repayment or commitment reduction which is still required to be made is not altered), (u) without the consent of the Majority Lenders of the respective Facility affected thereby, amend the definition of Majority Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Majority Lenders on substantially the same basis as the extensions of Loans and Commitments are included on the Closing Date), (v) without the written consent of the Required RF Lenders, amend, modify or waive any condition precedent set forth in Section 4.02 with respect to the making of RF Loans, Swingline Loans or the issuance of Letters of Credit, (w) without the consent of each Letter of Credit Issuer, amend, modify or waive any provision of Section 1A or alter its rights or obligations with respect to Letters of Credit, (x) without the consent of the Swingline Lender, alter its rights or obligations with respect to Swingline Loans, (y) without the consent of the respective Agent, amend, modify or waive any provision of Section 11 as same applies to such Agent or any other provision as same relates to the rights or obligations of such Agent and (z) without the consent of the Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent.

          (b) If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement as contemplated by clauses (i) through (vii), inclusive, of the first proviso to Section 11.11(a) or clause (1) or (2) of the second proviso to Section 11.11(a), the consent of the Super-Majority Lenders has been obtained, but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders (or, at the option of the Borrower if the respective Lender’s consent is required with respect to less than all Facilities of Loans (or related Commitments), to replace only the Revolving Commitments and/or Loans of the respective non-consenting Lender which gave rise to the need to obtain such Lender’s individual consent) with one or more Replacement Lenders pursuant to Section 1.13 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Lender’s Revolving Commitment (if such Lender’s consent is required as a result of its Revolving Commitment) and/or repay each Facility of outstanding Loans of such Lender which gave rise to the need to obtain such Lender’s consent and/or cash collateralize its applicable Percentage of the Letter of Credit of Outstandings, in accordance with Section 3.03(A)(a), provided that, unless the Commitments which are terminated and Loans which are repaid pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B), the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto, provided, further, that the Borrower shall not have the right to replace a Lender, terminate its Commitment or repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the third proviso to Section 11.11(a).
          11.12 Survival. All indemnities set forth herein including, without limitation, in Section 1.10, 1.11, 3.05, 10.06 or 11.01 shall survive the execution and delivery of this Agreement and the making and repayment of the Loans.
          11.13 Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any branch office, subsidiary or affiliate of such Lender; provided that the Borrower shall not be responsible for costs arising under Section 1.10 or 3.05 resulting from any such transfer (other than a transfer pursuant to Section 1.12) to the extent not otherwise applicable to such Lender prior to such transfer.
          11.14 Confidentiality. (a) Each of the Lenders agrees that it will use its best efforts not to disclose without the prior consent of the Borrower (other than to its employees, trustees, auditors, counsel or other professional advisors, to affiliates or to another Lender if the Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information) any information with respect to the Borrower or any of its Subsidiaries which is furnished pursuant to any Credit Document and which is designated by the Borrower or the Borrower to the Lenders in writing as confidential; provided, that any Lender may disclose any such information (a) as has become generally available to the public, (b) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors or to the National Association of Insurance Commissioners, (c) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation (notice of which will be promptly sent to the Borrower to the extent permitted by law), (d) in order to comply with any law, order, regulation or ruling applicable to such Lender, and (e) to any pledgee referred to in Section 11.04(b) or any prospective transferee that is an Eligible Transferee that is acceptable to the Borrower in connection with any contemplated transfer of any of the Notes or any interest therein by such Lender to the extent that such prospective transferee is notified of the confidentiality requirements relating thereto. No Lender shall be obligated or required to return any materials furnished by the Borrower or any Subsidiary. The Borrower hereby agrees that the failure of a Lender to comply with the provisions of this Section 11.14 shall not relieve the Credit Parties of any of their obligations to such Lender under this Agreement and the other Credit Documents.
          (b) The Borrower hereby represents and acknowledges that, to the best of its knowledge, neither any Lender, nor any employees or agents of, or other persons affiliated with, any Lender, have directly or indirectly made or provided any statement (oral or written) to the Borrower or to any of its employees or agents, or other persons affiliated with or related to the Borrower (or, so far as the Borrower is aware, to any other person), as to the potential tax consequences of the Transaction.
          11.15 Lender Register. The Borrower hereby designates the Administrative Agent to serve as the Borrower’s agent, solely for purposes of this Section 11.15, to maintain a register (the “Lender Register”) on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each of the Lenders. Failure to make any such recordation, or any error in such recordation shall not affect the Borrower’s obligations in respect of such Loans. With respect to any Lender, the transfer of the Commitments or Loans of such Lender and the rights to the principal of, and interest on, such Loans or any Loan made pursuant to such Commitments shall be effective on the date set forth in the respective assignment agreement as recorded on the Lender Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Lender Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment Agreement pursuant to Section 11.04(b). The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 11.15 (but excluding such losses, claims, liabilities or liabilities incurred by reason of the Administrative Agent’s gross negligence or willful misconduct).

          11.16 Patriot Act Notice. Each Lender that is subject to the Patriot Act, the Letter of Credit Issuer and the Administrative Agent (for itself and not on behalf of any Lender) hereby notify the Borrower that, pursuant to the requirements of the Patriot Act, each of them is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of such Credit Party and other information that will allow such Lender, the Letter of Credit Issuer or the Administrative Agent, as applicable, to identify such Credit Party in accordance with the Patriot Act.

          IN WITNESS WHEREOF, each of the counterparties hereto has caused a counterpart to this Agreement to be duly executed and delivered as of the date first written above.

BORROWERS FAIRPOINT COMMUNICATIONS, INC.
By:	/s/ Thomas Griffin
	Name:	Thomas Griffin
	Title:	Treasurer

NORTHERN NEW ENGLAND SPINCO INC.
By:	/s/ J. Goodwin Bennett
	Name:	J. Goodwin Bennett
	Title:	Vice President and Assistant Secretary

ADMINISTRATIVE AGENT LEHMAN COMMERCIAL PAPER INC.
By:	/s/ William J. Hughes
	Name:	WILLIAM J. HUGHES
	Title:	MANAGING DIRECTOR

LENDERS LEHMAN COMMERCIAL PAPER INC.
By:	/s/ William J. Hughes
	Name:	WILLIAM J. HUGHES
	Title:	MANAGING DIRECTOR
CREDIT AGREEMENT

BANK OF AMERICA, N.A. , as Syndication Agent and Lender
By:	/s/ Lisa M. Webster
	Name:	Lisa M. Webster
	Title:	Vice President

DEUTSCHE BANK SECURITIES INC., as Co-Documentation Agent
By:	/s/ Paul Vasilopoulos
	Name:	Paul Vasilopoulos
	Title:	Managing Director

MORGAN STANLEY SENIOR FUNDING, INC. , as Co-Documentation Agent
By:	/s/ Stephen King
	Name:	Stephen B. King
	Title:	VP

WACHOVIA BANK, NATIONAL ASSOCIATION
By:	/s/ Jeffrey R. Gignac
	Name:	Jeffrey R. Gignac
	Title:	Vice President

MERRILL LYNCH CAPITAL CORPORATION
By:	/s/ Scott [illegible]
	Name:	Scott [illegible]
	Title:	Vice President
CREDIT AGREEMENT

DEUTSCHE BANK TRUST COMPANY AMERICAS
By:	/s/ Anca Trifan
	Name:	Anca Trifan
	Title:	Director

DEUTSCHE BANK SECURITIES INC., as Co-Documentation Agent
By:	/s/ Yvonne Tilden
	Name:	Yvonne Tilden
	Title:	Director

MORGAN STANLEY BANK
By:	/s/ Steven King
	Name:	Steven B. King
	Title:	Authorized Signatory

COBANK, ACB
By:	/s/ Gloria Hancock
	Name:	Gloria Hancock
	Title:	Vice President
CREDIT AGREEMENT